Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-255585

PROSPECTUS SUPPLEMENT NO. 1
(to prospectus dated May 10, 2021)

PLBY GROUP, INC.
21,854,262 Shares of Common Stock Offered by Selling Stockholders

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 10, 2021 (the “Prospectus”), related to the resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees of (i) up to 20,916,812 shares of common stock, par value of $0.0001 per share (“Common Stock”) of PLBY Group, Inc., a Delaware corporation (f/k/a Mountain Crest Acquisition Corp, or MCAC), issued to stockholders of Playboy (as defined in the Prospectus) upon consummation of the Business Combination (as defined in the Prospectus), (ii) up to 200,000 shares of Common Stock issued to Craig-Hallum Capital Group LLC and Roth Capital Partners LLC upon consummation of the Business Combination, (iii) up to 731,450 shares of Common Stock, which were originally issued by MCAC to Sunlight Global Investment LLC (the “Sponsor”) and were later distributed to Suying Liu and Dong Liu, who are members of the Sponsor, on October 2, 2020, and (iv) up to 6,000 shares of Common Stock issued to Nelson Haight, Todd Milbourn, and Wenhua Zhang for their serving as directors of MCAC before consummation of the Business Combination, with the information contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on May 13, 2021 (the “10-Q”). Accordingly, we have attached the 10-Q to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on The Nasdaq Global Market under the symbol “PLBY.” On May 12, 2021, the closing price of our Common Stock was $41.49 per share.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 13 OF THE PROSPECTUS AND IN ANY APPLICABLE PROSPECTUS SUPPLEMENT.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 13, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
(Mark One)
☒    QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2021

or

☐    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission File Number 001-39312

PLBY Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware		37-1958714
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
10960 Wilshire Blvd., Suite 2200
Los Angeles, California 90024
(Address of principal executive offices including zip code)
Registrant’s telephone number, including area code: (310) 424-1800
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PLBY	Nasdaq Global Market
Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐
Indicate by check mark whether the Registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒
The number of shares of Registrant’s Common Stock outstanding as of May 12, 2021 was 33,808,956.

i

PLBY Group, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Net revenues	$42,680	$31,774
Costs and expenses
Cost of sales	(20,398)	(16,279)
Selling and administrative expenses	(26,571)	(12,723)
Related party expenses	(250)	(250)
Total costs and expenses	(47,219)	(29,252)
Operating (loss) income	(4,539)	2,522
Nonoperating income (expense):
Interest expense	(3,297)	(3,342)
Other income (expense), net	745	(13)
Total nonoperating expense	(2,552)	(3,355)
Loss before income taxes	(7,091)	(833)
Benefit (expense) from income taxes	2,094	(1,576)
Net loss	(4,997)	(2,409)
Net loss attributable to redeemable noncontrolling interest	—	—
Net loss attributable to PLBY Group, Inc.	$(4,997)	$(2,409)
Net loss per share, basic and diluted	$(0.17)	$(0.11)
Weighted-average shares used in computing net loss per share, basic and diluted	29,823,273	21,987,790
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.
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PLBY Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$70,249	$13,430
Restricted cash	2,130	2,130
Receivables, net of allowance for doubtful accounts of $233 and $233, respectively	7,303	6,601
Inventories, net	17,310	11,788
Stock receivable	—	4,445
Prepaid expenses and other current assets	16,057	8,822
Total current assets	113,049	47,216
Property and equipment, net	8,093	5,203
Trademarks and trade name	331,475	336,655
Goodwill	19,235	504
Other intangible assets, net	11,514	2,377
Contract assets, net of current portion	6,641	7,159
Other noncurrent assets	12,741	13,013
Total assets	$502,748	$412,127
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,199	$8,678
Accrued salaries, wages, and employee benefits	2,649	4,870
Deferred revenues, current portion	20,085	11,159
Long-term debt, current portion	4,888	4,470
Convertible promissory notes	—	6,230
Other current liabilities and accrued expenses	18,720	18,556
Total current liabilities	57,541	53,963
Deferred revenues, net of current portion	34,329	43,792
Long-term debt, net of current portion	153,007	154,230
Deferred tax liabilities, net	74,897	74,909
Other noncurrent liabilities	4,077	2,422
Total liabilities	323,851	329,316
Commitments and contingencies (Note 13)
Redeemable noncontrolling interest	(208)	(208)
Stockholders’ equity:
Common stock, $0.0001 par value per share, 150,000,000 shares authorized, 34,260,980 shares issued and 33,560,980 shares outstanding as of March 31, 2021; 20,626,249 shares issued and outstanding as of December 31,2020	3	2
Treasury stock, at cost, 700,000 shares and 0 shares as of March 31, 2021 and December 31, 2020	(4,445)	—
Additional paid-in capital	266,560	161,033
Accumulated deficit	(83,013)	(78,016)
Total stockholders’ equity	179,105	83,019
Total liabilities, redeemable noncontrolling interest, and stockholders’ equity	$502,748	$412,127
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.
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PLBY Group, Inc.
Condensed Consolidated Statements of Stockholders’ Equity
(Unaudited)
(in thousands, except share amounts)

	Common Stock
	Shares	Amount	Treasury Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at December 31, 2020, as previously reported	3,681,185	$36	$(23,453)	$184,452	$(78,016)	$83,019
Retroactive application of recapitalization	16,945,064	(34)	23,453	(23,419)	—	—
Balance at December 31, 2020, effect of reverse acquisition (Note 1)	20,626,249	2	—	161,033	(78,016)	83,019
Conversion of convertible promissory note	290,563	—	—	2,730	—	2,730
Business Combination and PIPE financing	12,644,168	1	(4,445)	99,299	—	94,855
Stock-based compensation expense and vesting of restricted stock units	—	—	—	3,498	—	3,498
Net loss	—	—	—	—	(4,997)	(4,997)
Balance at March 31, 2021	33,560,980	$3	$(4,445)	$266,560	$(83,013)	$179,105

	Common Stock
	Shares	Amount	Treasury Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at December 31, 2019, as previously reported	3,681,185	$36	$(23,453)	$181,464	$(72,745)	$85,302
Retroactive application of recapitalization	16,945,064	(34)	23,453	(23,419)	—	—
Balance at December 31, 2019, effect of reverse acquisition (Note 1)	20,626,249	2	—	158,045	(72,745)	85,302
Stock-based compensation expense and vesting of restricted stock units	—	—	—	749	—	749
Net loss	—	—	—	—	(2,409)	(2,409)
Balance at March 31, 2020	20,626,249	$2	$—	$158,794	$(75,154)	$83,642
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.
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PLBY Group, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,997)	$(2,409)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	435	391
Stock-based compensation	3,498	749
Fair value measurement of PSARs liability	215	—
Gain from settlement of convertible promissory note	(700)	—
Amortization of other intangible assets	293	250
Deferred income taxes	(12)	76
Increase in inventory reserve	13	1
Other	36	81
Changes in operating assets and liabilities:
Receivables, net	(543)	384
Inventories, net	(171)	1,198
Contract assets	(151)	416
Prepaid expenses and other assets	(6,383)	2,002
Trademarks and trade name	(150)	(125)
Account payable	245	(1,038)
Accrued salaries, wages, and employee benefits	(2,738)	(2,709)
Deferred revenues	(1,813)	(10,426)
Other liabilities and accrued expenses	(1,380)	(96)
Net cash used in operating activities	(14,303)	(11,255)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(1,111)	(413)
Acquisition of TLA Acquisition Corp, net of cash acquired	(24,830)	—
Net cash used in investing activities	(25,941)	(413)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(835)	(775)
Repayment of convertible notes	(2,800)	—
Net contribution from the Merger and PIPE Financing	100,698	—
Net cash provided by (used in) financing activities	97,063	(775)
Net increase (decrease) in cash and cash equivalents and restricted cash	56,819	(12,443)
Balance, beginning of year	15,560	28,707
Balance, end of period	$72,379	$16,264
Cash and cash equivalents and restricted cash consist of:
Cash and cash equivalents	$70,249	$15,300
Restricted cash	2,130	964
Total	$72,379	$16,264
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$888	$109
Cash paid for interest	$3,453	$3,606
NONCASH FINANCING ACTIVITIES
Conversion of convertible notes into common stock	$2,730	$—
Reclassification of stock receivable to treasury stock upon settlement	$4,445	$—
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.
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PLBY Group, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

1. Basis of Presentation and Summary of Significant Accounting Policies
Description of Business
PLBY Group, Inc. (the “Company”, “we”, “our” or “us”), known as Mountain Crest Acquisition Corp (“MCAC”) prior to the completion of the Business Combination (defined below), together with its subsidiaries, including Playboy Enterprises, Inc. (“Legacy Playboy”), through which it conducts business, is a global consumer and lifestyle company marketing the Playboy brand through a wide range of direct-to-consumer products, licensing initiatives, digital subscriptions and content, and location-based entertainment.
We have three reportable segments: Licensing, Direct-to-Consumer, and Digital Subscriptions and Content. Refer to Note 19, Segments.
Acquisition of TLA
On March 1, 2021, we completed the acquisition of 100% of the equity of TLA Acquisition Corp. (“TLA”) for $24.7 million in cash consideration. TLA is the parent company of the Lovers family of stores, a leading omni-channel online and brick-and-mortar sexual wellness chain, with 41 stores in five states. Refer to Note 17, Acquisition, for additional information.
Business Combination
On September 30, 2020, Legacy Playboy entered into an agreement and plan of merger (“Merger Agreement”), with MCAC, MCAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of MCAC (“Merger Sub”), and Dr. Suying Liu, the Chief Executive Officer of MCAC. Pursuant to the Merger Agreement, at the closing of the transactions contemplated thereby, Merger Sub would merge with and into Legacy Playboy (the “Merger”) with Legacy Playboy surviving the Merger as a wholly-owned subsidiary of MCAC (the “Business Combination”). Under the Merger Agreement, MCAC agreed to acquire all of the outstanding shares of Legacy Playboy common stock for approximately $381.3 million in aggregate consideration, comprising (i) 23,920,000 shares of MCAC common stock, based on a price of $10.00 per share, subject to adjustment, and (ii) the assumption of no more than $142.1 million of Legacy Playboy net debt. The Merger was subject to certain closing conditions, including stockholder approval, no material adverse effects with respect to Legacy Playboy, and MCAC capital requirements.
In connection with the execution of the Merger Agreement, Legacy Playboy, Sunlight Global Investment LLC (“Sponsor”), and Dr. Suying Liu entered into a stock purchase agreement (the “Insider Stock Purchase Agreement”). Refer to Note 11, Stockholders’ Equity.
On September 30, 2020, concurrently with the execution of the Merger Agreement, MCAC entered into subscription agreements (the “Subscription Agreements”) and registration rights agreements (the “PIPE Registration Rights Agreements”), with certain institutional and accredited investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors collectively subscribed for an aggregate 5,000,000 shares of MCAC common stock at $10.00 per share for aggregate gross proceeds of $50.0 million (the “PIPE Investment”). The PIPE Investment was consummated substantially concurrently with the closing of the Business Combination for net proceeds of $46.8 million.
On February 10, 2021, the Business Combination was consummated, and MCAC (i) issued an aggregate of 20,916,812 shares of its common stock to existing stockholders of Legacy Playboy, (ii) assumed Legacy Playboy options exercisable for an aggregate of 3,560,541 shares of MCAC common stock at a weighted-average exercise price of $5.61 and (iii) assumed the obligation to issue shares in respect of terminated Legacy Playboy restricted stock units (“RSUs”) for an aggregate of 2,045,634 shares of MCAC common stock to be settled one year following the closing date. In addition, in connection with the consummation of the Business Combination, MCAC was renamed “PLBY Group, Inc.” We incurred $1.5 million in transaction costs that were recorded in “additional paid-in capital” upon consummation of the Business Combination.
Legacy Playboy’s options and RSUs that were outstanding as of immediately prior to the closing of the Business Combination (other than an option granted to Ben Kohn on January 31, 2021 to purchase 965,944 shares of Legacy Playboy common stock at an exercise price of $10.52 per share (the “Pre-Closing Option”)) were accelerated and fully vested. Each outstanding option was assumed by MCAC and automatically converted into an option to purchase such number of shares of MCAC’s common stock equal to the product of (x) the merger consideration and (y) the option holder’s respective percentage of the merger consideration. All RSUs that were then outstanding were terminated and will be settled in shares of common stock equal to the product of (x) the merger consideration, and (y) the terminated RSU holder’s respective percentage of the merger consideration.
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The Business Combination was accounted for as a reverse recapitalization whereby MCAC, who is the legal acquirer, was treated as the “acquired” company for financial reporting purposes and Legacy Playboy was treated as the accounting acquirer. This determination was primarily based on Legacy Playboy having a majority of the voting power of the post-combination company, Legacy Playboy’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of Legacy Playboy compared to MCAC, and Legacy Playboy’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of a capital transaction in which Legacy Playboy is issuing stock for the net assets of MCAC. The net assets of MCAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Legacy Playboy. All share, per share and net loss per share amounts prior to the Business Combination have been retroactively restated to reflect the recapitalization.
The following table reconciles the elements of the Merger to the condensed consolidated statement of cash flows and the condensed consolidated statement of stockholders’ equity for the three months ended March 31, 2021:

Cash - trust account and cash	$54,044
Cash - PIPE Investment	46,844
Less: transaction costs paid in 2021	(190)
Net contributions from Merger and PIPE Investment	100,698
Less: transaction costs paid in 2020	(292)
Less: accrued transaction costs and other liabilities	(1,106)
Merger and PIPE Investment	$99,300
Basis of Presentation
The interim condensed consolidated financial statements and accompanying notes were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).
Principles of Consolidation
The interim condensed consolidated financial statements include our accounts and all majority-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.
Unaudited Interim Condensed Consolidated Financial Statements
The interim condensed consolidated balance sheet as of March 31, 2021, and the interim condensed consolidated statements of operations, cash flows, and stockholders’ equity for the three months ended March 31, 2021 and 2020 are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual financial statements and reflect, in the opinion of management, all adjustments of a normal and recurring nature that are necessary for the fair statement of our financial position as of March 31, 2021 and our results of operations and cash flows for the three months ended March 31, 2021 and 2020. The financial data and other financial information disclosed in these notes to the interim condensed consolidated financial statements related to the three-month periods are also unaudited. The interim condensed consolidated results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ended December 31, 2021 or for any future annual or interim period. The interim condensed consolidated balance sheet as of December 31, 2020 included herein was derived from the audited financial statements as of that date. These interim condensed consolidated financial statements should be read in conjunction with Legacy Playboy’s audited financial statements included in the Current Report on Form 8-K/A as filed by us with the Securities and Exchange Commission on March 31, 2021.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
We regularly assess these estimates, including but not limited to, valuation of our trademarks and trade name; the recoverability of editorial inventory; newsstand sales of our publications, pay-per-view and video-on-demand buys, and monthly subscriptions to our television and digital content; the adequacy of reserves associated with accounts receivable and inventory; unredeemed gift cards and store credits; and stock-based compensation expense including the determination of the fair value of our stock. We base these estimates on historical experience and on
6

various other market-specific and relevant assumptions that we believe to be reasonable under the circumstances. Actual results could differ from these estimates and such differences could be material to the financial position and results of operations.
Business Combinations
We allocate the consideration transferred to the fair value of assets acquired and liabilities assumed based on their estimated fair values. The excess of the consideration transferred over the fair values of these identifiable assets and liabilities is recorded as goodwill. The excess of fair value of the identifiable assets and liabilities over the consideration transferred is recorded as a gain in the consolidated statement of operations. Such valuations require management to make significant estimates and assumptions. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.
Concentrations of Business and Credit Risk
At various times throughout the period, we maintained cash balances in excess of Federal Deposit Insurance Corporation insured limits. We have not experienced any losses in such accounts and do not believe that there is any credit risk to our cash. Concentration of credit risk with respect to accounts receivable is limited due to the wide variety of customers to whom our products are sold and/or licensed. We have a licensee that accounted for approximately 13% and 17% of our total net revenues for the three months ended March 31, 2021 and 2020, respectively.
Cash Equivalents
Cash equivalents are temporary cash investments with an original maturity of three months or less at the date of purchase and are stated at cost, which approximates fair value.
Restricted Cash
At March 31, 2021 and December 31, 2020, restricted cash was primarily related to a cash collateralized letter of credit we maintained in connection with the lease of our Los Angeles headquarters.
Accounts Receivable, Net
Trade receivables are reported at their outstanding unpaid balances, less allowances for doubtful accounts. The allowances for doubtful accounts are increased by the recognition of bad debt expense and decreased by charge-offs (net of recoveries) or by reversals to income. We perform periodic evaluations of the adequacy of the allowances based on our past loss experiences and adverse situations that may affect a customer’s ability to pay. A receivable balance is written off when we deem the balance to be uncollectible. The allowance for doubtful accounts was $0.2 million at March 31, 2021 and December 31, 2020.
Inventories
Inventories consist primarily of finished goods and are stated at the lower of cost and net realizable value, using the first-in, first-out (“FIFO”) method.
Licensed Programming and Digital Content Costs
We license content for programming on Playboy Television. The license costs are capitalized and reflected in “prepaid expenses and other current assets” on our consolidated balance sheets. Licensed programming costs are amortized over a two-year period, representing the estimated period of use, with 50% of the cost amortized when the program is initially aired as we typically expect more upfront viewing, and the remaining balance over two years. Amortization of licensed programming costs is recorded in “cost of sales” on our consolidated statements of operations. We review factors impacting the amortization of the licensed programming costs on an ongoing basis.
We conduct impairment testing on programming costs whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the carrying amount of the asset is not recoverable based on a forecasted-undiscounted cash flow analysis, such asset would be reduced by the estimated shortfall of fair value to recorded value. We estimate fair value using a forecasted-discounted cash flow method based in part on our financial results and our expectation of future performance.
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Digital content expenditures related to our online content platforms are expensed when the content is published.
Deferred Offering Costs

Legal, accounting and other costs incurred in connection with the Business Combination are capitalized as deferred offering costs in “other noncurrent assets” on the consolidated balance sheet as of December 31, 2020. Capitalized deferred offering costs were $0.7 million at December 31, 2020. On February 10, 2021, upon consummation of the Business Combination, all deferred offering costs incurred through that date were reclassified to additional paid-in capital.
Revenue Recognition
We recognize revenue in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, (“Topic 606”). We recognize revenue when we transfer promised goods or services in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. This is determined by following a five-step process which includes (1) identifying the contract with a customer, (2) identifying the performance obligations in the contract, (3) determining the transaction price, (4) allocating the transaction price, and (5) recognizing revenue when or as we satisfy a performance obligation. In applying the Topic 606 framework, we must apply judgment to determine the nature of the promises within a revenue contract and whether those promises represent distinct performance obligations. In determining the transaction price, we do not include amounts subject to uncertainties unless it is probable that there will be no significant reversal of cumulative revenue when the uncertainty is resolved. Additionally, Topic 606 provides specific guidance for revenue contracts with licenses of intellectual property (“IP”). We evaluate the nature of the license as to whether it provides a right to access or right to use the IP, which then determines whether the revenue is recognized over time or at a point in time. Sales or usage-based royalties received in exchange for licenses of IP are recognized at the later of when (1) the subsequent sale or usage occurs or (2) the performance obligation to which some or all of the sales or usage-based royalty has been allocated is satisfied.
Trademark Licensing
We license trademarks under multi-year arrangements with consumer products, online gaming and location-based entertainment businesses. Typically, the initial contract term ranges between one to ten years. Renewals are separately negotiated through amendments. Under these arrangements, we generally receive an annual nonrefundable minimum guarantee that is recoupable against a sales-based royalty generated during the license year. Annual minimum guarantee amounts are billed quarterly, semi-annually, or annually in advance and these payments do not include a significant financing component. Earned royalties in excess of the minimum guarantee (“Excess Royalties”) are payable quarterly. The performance obligation is a license of symbolic IP that provides the customer with a right to access the IP, which represents a stand-ready obligation that is satisfied over time. We recognize revenue for the total minimum guarantee specified in the agreement on a straight-line basis over the term of the agreement and recognize Excess Royalties only when the annual minimum guarantee is exceeded. Generally, Excess Royalties are recognized when they are earned. As the sales reports from licensees are typically not received until after the close of the reporting period, we follow the variable consideration framework and constraint guidance to estimate the underlying sales volume to recognize Excess Royalties based on historical experience and general economic trends. Historical adjustments to recorded estimates have not been material.
Consumer Products
We generate revenue from the sale of intimate and other apparel, Halloween costumes and accessories, primarily through our website and similar channels. We recognize revenue upon delivery of the purchased goods to the buyers as our performance obligation, consisting of the sale of goods, is satisfied at this point in time when control is transferred. Revenue is recognized net of incentives and estimated returns. We periodically offer promotional incentives to customers, including basket promotional code discounts and other credits, that are treated as a reduction of revenue.
A portion of consumer product sales is generated through third-party sellers, who list the product on their websites. These sales are either fulfilled by us or through the third party seller’s fulfillment services. Our shoe sales are fulfilled through drop-ship arrangements, where the vendor will ship directly to our customers. In these arrangements, we are primarily responsible for fulfilling the promise to customers and generally bear the inventory risk, including risk of returned products, and typically have discretion in establishing pricing. We are the principal in these transactions and we recognize gross revenue from product sales upon delivery of the products to end-customers. We recognize the fees retained by the third-party sellers as expenses in cost of sales for inventory provided through drop-shipment arrangements.
We charge shipping fees to customers. Since control transfers to the customer after the shipping and handling activities, we account for these activities as fulfillment activities. All outbound shipping and handling costs are accounted for as fulfillment costs in cost of sales at the time revenue is recognized.
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Magazine and Digital Subscriptions
Digital subscription revenue is derived from subscription sales of PlayboyPlus.com and Playboy.tv, which are online content platforms. Digital subscriptions represent a stand-ready obligation to provide continuous access to the platform, which is satisfied ratably over the term of the subscription. We receive fixed consideration shortly before the start of the subscription periods from these contracts, which are primarily sold in monthly, annual, or lifetime subscriptions. Revenues from lifetime subscriptions are recognized ratably over a five-year period, representing the estimated period during which the customer accesses the platforms. Revenues from Playboy magazine and digital subscriptions are recognized ratably over the subscription period. We discontinued publishing Playboy magazine in the first quarter of 2020.
TV and Cable Programming
We license our programming content to certain cable television operators and direct-to-home satellite television operators who pay royalties based on monthly subscriber counts and pay-per-view and video-on-demand buys for the right to distribute our programming under the terms of affiliation agreements. The distinct performance obligations under such affiliation agreements include (i) a continuous transmission service to deliver live linear feeds and, (ii) licenses to our functional IP that are provided over the contract term that provide the operators the right to use our content library as it exists at a point in time. For both performance obligations, our IP is the predominant or sole item to which the royalties relate. Royalties are generally collected monthly and revenue is recognized as earned. The amount of royalties due to us is reported by operators based on actual subscriber and transaction levels. Such information is generally not received until after the close of the reporting period. In these cases, we follow the variable consideration framework and constraint guidance to estimate the number of subscribers and transactions to recognize royalty amounts based on historical experience. Historical adjustments to recorded estimates have not been material. We offer sales incentives through various programs, consisting primarily of co-op marketing. We record advertising with customers as a reduction to revenue unless we receive a distinct benefit in exchange for credits claimed by the customer and can reasonably estimate the fair value of the distinct benefit received, in which case we record it as a marketing expense.
Contract Assets and Contract Liabilities
The timing of revenue recognition may differ from the timing of invoicing to customers. We record a receivable when we have an unconditional right to consideration which will become due solely due to the passage of time. We record a contract asset when revenue is recognized prior to invoicing or payment is contingent upon transfer of control of an unsatisfied performance obligation. We record a contract liability (deferred revenue) when revenue is recognized subsequent to cash collection. For long-term non-cancelable contracts whereby we have begun satisfying the performance obligation, we will record contract assets for the unbilled consideration which is contingent upon our future performance. Contract assets and contract liabilities are netted on a contract-by-contract basis.
Unredeemed Site Credits
Site credits consist of gift cards issued and credits for returned merchandise. Revenue from the issuance of site credits is recognized when the site credit is redeemed by the customer, or when the likelihood of the site credit being redeemed by the customer is remote (breakage). As of March 31, 2021, breakage is recognized for site credits over a period of two years.
Practical Expedients
Payment terms and conditions vary by contract type; however, our terms generally include a requirement of payment within 30 days if not paid in advance. We elected the practical expedient to not assess whether a significant financing component exists if the period between when we transfer a promised good or service to a customer and when the customer pays for that good or service is one year or less.
Additionally, we have applied the practical expedient to not capitalize incremental costs of obtaining a contract if the amortization would be less than 12 months.
Sales Taxes
Sales taxes collected from customers and remitted to various governmental authorities are excluded from the measurement of the transaction price and presented on a net basis in our consolidated statements of operations.
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Cost of Sales
Cost of sales primarily consist of merchandise costs, warehousing, personnel and editorial content costs for Playboy magazine (through March 31, 2020), websites, and Playboy Television, agency fees, branding events and paper, printing, postage and freight costs associated with Playboy magazine (through March 31, 2020), fulfillment activities, and freight-in.
Selling and Administrative
Selling and administrative expenses primarily consist of rent, personnel-related costs including stock-based compensation, and contractor fees for accounting/finance, legal, human resources, information technology and other administrative functions, general marketing and promotional activities, insurance and management fees. Selling and administrative costs are expensed as incurred.
Income Taxes
For interim reporting periods, our provision for income taxes is calculated using our annualized estimated effective tax rate for the year. This rate is based on our estimated full-year income and the related income tax expense for each jurisdiction in which we operate. Changes in the geographical mix, permanent differences or the estimated level of annual pre-tax income, can affect the effective tax rate. This rate is adjusted for the effects of discrete items occurring in the period.
We are subject to federal and state income taxes in the United States and foreign withholding taxes. We record deferred tax assets related to net operating loss carryforwards and certain temporary differences, net of applicable reserves in these jurisdictions. We evaluate our deferred tax assets quarterly to determine if adjustments to our valuation allowance are required based on the consideration of all available positive and negative evidence using a “more likely than not” standard with respect to whether deferred tax assets will be realized. Our evaluation considers, among other factors, our historical operating results, our expectation of future profitability, the duration of the applicable statutory carryforward periods, and tax planning alternatives. The ultimate realization of our deferred tax assets depends primarily on our ability to generate future taxable income during the periods in which the related deferred tax assets become deductible. The value of our deferred tax assets depends on applicable income tax rates.
We will continue to evaluate both the positive and negative evidence on a quarterly basis in determining the need for a valuation allowance with respect to our deferred tax assets. The accounting for deferred tax assets is based upon estimates of future results. Changes in positive and negative evidence, including differences between estimated and actual results, could result in changes in the valuation of our deferred tax assets that could have a material impact on our consolidated financial statements. Changes in existing federal and state tax laws and corporate income tax rates could also affect actual tax results and the realization of deferred tax assets over time.
Comprehensive Loss

Comprehensive loss consists of net loss and other gains and losses affecting stockholders’ equity that, under GAAP, are excluded from net loss. We have no items of other comprehensive loss. As such, net loss equals comprehensive loss, and a condensed consolidated statement of comprehensive loss is not required.
Net Loss Per Share
Basic net loss per share is calculated by dividing the net loss attributable to PLBY Group, Inc. stockholders by the weighted-average number of shares of common stock outstanding for the period. The diluted net loss per share is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which we report net losses, diluted net loss per share is the same as basic net loss per share because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.
Recently Adopted Accounting Pronouncements
In December 2019, the Financial Accounting Standards Board (the “FASB”) issued ASU 2019-12, Income Taxes — Simplifying the Accounting for Income Taxes (Topic 740) (“ASU 2019-12”), which simplifies income tax accounting in various areas including, but not limited to, the accounting for hybrid tax regimes, tax implications related to business combinations, and interim period accounting for enacted changes in tax law, along with some codification improvements. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020. Early adoption is permitted.We adopted this standard on January 1, 2021 with no material impact on our condensed consolidated financial statements.
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Accounting Pronouncements Issued but Not Yet Adopted
In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which supersedes the guidance in former ASC 840, Leases. This standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases today. In May 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which deferred the effective dates for non-public entities. Therefore, this standard is effective for annual reporting periods, and interim periods within those years, for public entities beginning after December 15, 2018 and for private entities beginning after December 15, 2021. Originally, a modified retrospective transition approach was required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued guidance to permit an alternative transition method for Topic 842, which allows transition to the new lease standard by recognizing a cumulative- effect adjustment to the opening balance of retained earnings in the period of adoption. Entities may elect to apply either approach. There are also a number of optional practical expedients that entities may elect to apply. We are currently assessing the impact of this standard on our consolidated financial statements. We plan to early adopt this standard and record a material right-of-use asset and related lease liability in connection with its implementation during the year ended December 31, 2021.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables. ASU 2016-13 and subsequent ASUs issued to update Topic 326 (collectively, “ASC 326”) will be effective for interim and annual periods beginning after December 15, 2022 (January 1, 2023 for us). Early adoption is permitted. We are currently assessing the impact of this standard on our consolidated financial statements.
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2. Fair Value Measurement
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We apply the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:
Level 1 inputs: Based on unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2 inputs: Based on observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 inputs: Based on unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities, and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.
For cash equivalents, receivables and certain other current assets and liabilities, the amounts reported approximate fair value due to their short-term nature. For debt, we believe that the amounts reported approximate fair value based upon the refinancing of our debt in December 2019. Refer to Note 9, Debt, for additional disclosures about our debt. The following table summarizes the fair value of our financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

	March 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities:
PSARs liability	$—	$—	$1,073	$1,073
Total liabilities	$—	$—	$1,073	$1,073

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities:
PSARs liability	$—	$—	$858	$858
Total liabilities	$—	$—	$858	$858
There were no transfers of financial instruments between Level 1, Level 2, and Level 3 during the periods presented.
The phantom stock appreciation rights (“PSARs”) liability is remeasured to its fair value each reporting period until its settlement at the end of the four-year vesting period with changes in fair value recorded in “selling and administrative expenses” in the condensed consolidated statements of operations. The fair value of the PSARs is based on the fair value of one unit of the equity of Yandy Holdings, LLC (“Yandy”), our wholly owned subsidiary, which was estimated using a combination of market and income approaches to determine the enterprise value, weighting each approach and applying a discount for lack of marketability. The fair value of each PSAR was estimated based on a Black-Scholes model using the fair value per unit of Yandy’s equity of $50.46 as an input as well as the following: (i) base price of $13.00; (ii) volatility of 29.30%; (iii) expected term of 2.8 years; and (iv) risk-free rate of 0.30%. The assumptions used to estimate the liability are based on estimates and any change in such assumptions could increase or decrease the liability by a material amount. The following table summarizes the change in the fair value of the PSARs liability for the three months ended March 31, 2021 (in thousands):

Fair Value
Balance at December 31, 2020	$858
Change in fair value	215
Balance at March 31, 2021	$1,073
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3. Revenue Recognition
Contract Balances
Our contract assets relate to the Trademark Licensing revenue stream where arrangements are typically long-term and non-cancelable. Contract assets are reclassified to accounts receivable when the right to bill becomes unconditional. Our contract liabilities consist of billings or payments received in advance of revenue recognition and are recognized as revenue when transfer of control to customers has occurred. Contract assets and contract liabilities are netted on a contract-by-contract basis. Contract assets were $8.5 million and $8.3 million as of March 31, 2021 and December 31, 2020, respectively. Contract liabilities were $54.4 million and $55.0 million as of March 31, 2021 and December 31, 2020, respectively. The changes in such contract balances during the three months ended March 31, 2021 primarily relate to (i) $14.6 million of revenues recognized that were included in gross contract liabilities at December 31, 2020, (ii) a $3.5 million increase in contract liabilities due to cash received in advance or consideration to which we are entitled remaining in the net contract liability balance at period-end, (iii) $10.1 million of contract assets reclassified into accounts receivable as the result of rights to consideration becoming unconditional, and (iv) a $1.3 million increase in contract liabilities due to the acquisition of TLA.
Future Performance Obligations
As of March 31, 2021, unrecognized revenue attributable to unsatisfied and partially unsatisfied performance obligations under our long-term contracts was $408.0 million, of which $401.0 million relates to Trademark Licensing, $4.9 million relates to Magazine and Digital Subscriptions, and $2.1 million relates to other obligations. Unrecognized revenue of the Trademark Licensing revenue stream will be recognized over the next ten years, of which 60% will be recognized in the first five years. Unrecognized revenue of the Magazine and Digital Subscriptions revenue stream will be recognized over the next five years, of which 56% will be recognized in the first year. Unrecognized revenues under contracts disclosed above do not include contracts for which variable consideration is determined based on the customer’s subsequent sale or usage.
Disaggregation of Revenue
The following table disaggregates revenue by type (in thousands):

	Three Months Ended March 31, 2021
	Licensing	Direct-to- Consumer	Digital Subscription and Content	Other	Total
Trademark Licensing	$14,977	$—	$727	$—	$15,704
Magazine and Digital Subscriptions	—	—	2,323	14	2,337
TV and Cable Programming	—	—	2,592		2,592
Consumer Products	—	22,047	—	—	22,047
Total revenues	$14,977	$22,047	$5,642	$14	$42,680

	Three Months Ended March 31, 2020
	Licensing	Direct-to- Consumer	Digital Subscription and Content	Other	Total
Trademark Licensing	$15,644	$—	$708	$—	$16,352
Magazine and Digital Subscriptions	—	—	1,988	645	2,633
TV and Cable Programming	—	—	2,507	—	2,507
Consumer Products	—	10,282	—	—	10,282
Total revenues	$15,644	$10,282	$5,203	$645	$31,774

4. Inventories, Net
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The following table sets forth inventories, net, which are stated at the lower of cost (specific cost and first-in, first-out) and net realizable value (in thousands):

	March 31, 2021	December 31, 2020
Editorial and other pre-publication costs	$357	$298
Merchandise finished goods	16,953	11,490
Total	$17,310	$11,788
At March 31, 2021 and December 31, 2020, reserves for slow-moving and obsolete inventory related to merchandise finished goods amounted to $0.2 million and $0.2 million, respectively.
5. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consist of the following (in thousands):

	March 31, 2021	December 31, 2020
Prepaid agency fees and commissions	$1,706	$2,408
Prepaid foreign withholding taxes	5,066	2,207
Prepaid insurance	3,997	313
Contract assets, current portion	1,842	1,173
Licensed programming costs	491	497
Other	2,955	2,224
Total	$16,057	$8,822
As of March 31, 2021, the unamortized balance of the licensed programming costs will be recognized over two years. We recognized amortization expense of $0.1 million for each of the three months ended March 31, 2021 and 2020.
6. Property and Equipment, Net
Property and equipment, net consists of the following (in thousands):

	March 31, 2021	December 31, 2020
Furniture and fixtures	$8,669	$7,211
Leasehold improvements	$5,339	$3,543
Total property and equipment, gross	$14,008	$10,754
Less: accumulated depreciation	$(5,915)	$(5,551)
Total	$8,093	$5,203
The aggregate depreciation expense related to property and equipment, net was $0.4 million for the three months ended March 31, 2021 and 2020.
7. Trademarks, Trade Name, Other Intangible Assets and Goodwill
Trademarks and Trade Name
Our indefinite-lived intangible assets that are not amortized but subject to annual impairment testing consist of $331.5 million and $336.7 of Playboy-branded trademarks and acquired trade names as of March 31, 2021 and December 31, 2020, respectively.
In January 2021, we assessed and adjusted the expected use of our certain acquired trade names. In determining the estimated useful life of acquired trade names, we consider the longevity of the trade name, economic factors and period over which economic benefit is consumed, among other factors. No material impact was recorded during the three months ended March 31, 2021.
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Capitalized trademark costs include costs associated with the acquisition, registration and/or renewal of our trademarks. We expense certain costs associated with the defense of our trademarks. Registration and renewal costs of $0.1 million were capitalized during the three months ended March 31, 2021 and 2020.
Other Intangible Assets
Other intangible assets include distribution agreements, photo and magazine archives, licensing agreements, a customer list, and trade names, which we recognized in connection with our business combinations.
The following table sets forth amortizable other intangible assets, net (in thousands):

	Weighted-Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

March 31, 2021
Trade names	10	$9,430	$(168)	$9,262
Distribution agreements	15	3,720	(2,500)	1,220
Photo and magazine archives	10	2,000	(2,000)	$—
Customer list	10	1,180	(148)	1,032
Total		$16,330	$(4,816)	$11,514

	Weighted-Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

December 31, 2020
Distribution agreements	15	$3,720	$(2,438)	$1,282
Photo and magazine archives	10	2,000	(1,967)	33
Licensing agreements	9	5,913	(5,913)	—
Customer list	10	1,180	(118)	1,062
Total		$12,813	$(10,436)	$2,377
The aggregate amortization expense for definite-lived intangible assets was $0.3 million for each of the three months ended March 31, 2021 and 2020, respectively.
As of March 31, 2021, expected amortization expense relating to definite-lived intangible assets for each of the next five years and thereafter is as follows (in thousands):

Remainder of 2021	$983
2022	1,309
2023	1,309
2024	1,309
2025	1,309
Thereafter	5,295
Total	$11,514
Goodwill
The following table sets forth our activity with respect to goodwill (in thousands):

Balance at December 31, 2020	$504
Acquisition of TLA	18,731
Balance at March 31, 2021	$19,235

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8. Other Current Liabilities and Accrued Expenses
Other current liabilities and accrued expenses consist of the following (in thousands):

	March 31, 2021	December 31, 2020
Accrued interest	$3,805	$3,991
Accrued agency fees and commissions	4,446	5,950
Other	10,469	8,615
Total	$18,720	$18,556

9. Debt
The following table sets forth our debt (in thousands):

	March 31, 2021	December 31, 2020
Term loan, due 2023 (as amended)	$158,223	$159,058
Convertible promissory notes	—	6,230
Total debt	158,223	165,288
Less: unamortized debt issuance costs	(328)	(358)
Total debt, net of unamortized debt issuance costs	157,895	164,930
Less: current portion of term loan	(4,888)	(4,470)
Less: convertible promissory notes	$—	$(6,230)
Total debt, net of current portion	$153,007	$154,230
Term Loan
In June 2014, we borrowed $150.0 million under a four-and-one-half-year term loan maturing on December 31, 2018, at an effective rate of 7.0% from DBD Credit Funding LLC pursuant to a credit agreement (the “Credit Agreement”). Our debt bore interest at a rate per annum equal to the Eurodollar Rate for the interest period in effect plus the applicable margin in effect from time to time. The Eurodollar Rate is the greater of (a) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the administrative agent divided by 1 minus the statutory reserves (if any) and (b) 1.25% per annum. From 2016 to 2018, the term loan was amended multiple times to increase the commitment amount, extend the maturity date, set up a debt reserve account and excess cash account, and to revise the quarterly principal payments and applicable margin rates, among other amendments. In December 2018, the term loan was amended again to extend the maturity date to December 31, 2023, to borrow additional amounts, to change the frequency of principal payments from monthly to quarterly, and to update the definition of the Eurodollar Rate. This amendment resulted in the application of extinguishment accounting.
In March 2019, the term loan was amended to adjust the excess cash flow payments commencing with the first Settlement Date (as defined in the Credit Agreement) for the period ending March 31, 2019 and for each Settlement Date thereafter, among other amendments.
In December 2019, the term loan was amended to borrow an additional $12.0 million, to establish new quarterly principal payment amounts and to revise applicable margin rates, among other amendments. We analyzed the amendment to determine whether it was an extinguishment or a modification of the term loan and concluded that it was a modification. We incurred additional financing costs of $0.3 million related to this amendment that were capitalized. Under the amended agreement, the applicable margin for the term loan ranges from 6.00% to 7.75%.
In March 2020, the term loan was amended to establish new quarterly principal payment amounts among other amendments. The amendment was assessed and was accounted for as a modification. We incurred additional financing costs of $0.1 million related to this amendment that were capitalized.
In January 2021, the term loan was amended to defer the excess cash flow payment due in January 2021 to April 2021 among other amendments. The terms of the modified term loan were not considered substantially different and the amendment was accounted for as a modification.
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Original issue discounts and deferred financing costs were incurred in connection with the issuance of our debt. Costs incurred in connection with debt are capitalized and offset against the carrying amount of the related indebtedness. These costs are amortized over the term of the related indebtedness and are included in “interest expense” in the consolidated statements of operations. Amortization expense related to deferred financing costs was immaterial for the three months ended March 31, 2021 and 2020. Interest expense related to our debt was $3.3 million and $3.3 million for the three months ended March 31, 2021 and 2020, respectively. The stated interest rate as of March 31, 2021 and December 31, 2020 was 8.25%.
The terms of the Credit Agreement limit or prohibit, among other things, our ability to: incur liens, incur additional indebtedness, make investments, transfer, sell or acquire assets, pay dividends and change the business we conduct. DBD Credit Funding LLC has a lien on all our assets as stated in the Credit Agreement.
The following table sets forth maturities of the principal amount of our term loan as of March 31, 2021 (in thousands):

Remainder of 2021	$3,757
2022	3,758
2023	150,708
Total	$158,223
Convertible Promissory Notes — Creative Artists Agency and Global Brands Group LLP
In August 2018, a convertible promissory note was issued to CAA Brand Management, LLC (“CAA”) for $2.7 million and a convertible promissory note was issued to GBG International Holding Company Limited (“GBG”) for $7.3 million. These notes were noninterest bearing and were convertible into shares of our common stock no later than October 31, 2020, which was extended to December 31, 2020. The terms of these notes were subject to negotiation in December 2020, and in December 2020, we settled the outstanding GBG note at a 20% discount for $5.8 million, resulting in a gain from settlement of $1.5 million. In January 2021, the outstanding note with CAA was converted into 51,857 shares of Legacy Playboy’s common stock, which was exchanged for 290,563 shares of our common stock upon the closing of the Business Combination in February 2021.
Convertible Promissory Note — United Talent Agency, LLC
In March 2018, we issued a convertible promissory note to United Talent Agency, LLC (“UTA”) for $2.0 million. In June 2018, we issued a second convertible promissory note to UTA for $1.5 million. These notes were noninterest bearing and were to be convertible into shares of our common stock no later than October 31, 2020, which was extended to December 31, 2020. In January 2021, the settlement terms of the notes were amended to extend the term to the one-month anniversary of the termination or expiration of the Merger Agreement. In February 2021, the outstanding convertible notes with UTA were settled for $2.8 million resulting in a gain from settlement of $0.7 million.
10. Redeemable Noncontrolling Interest
On April 13, 2015, we sold 25% of the membership interest in our subsidiary, After Dark LLC, to an unaffiliated third party for $1.0 million. As part of the arrangement we granted a put right to this party which provides the right, but not the obligation, to the third party to cause us to purchase all of the third party’s interest in After Dark LLC at the then fair market value. This put right can be exercised on April 13 of each year. Additionally, the put right can be exercised upon a change of control of the Company. To date, the put right has not been exercised, including in connection with the Business Combination. Our controlling interest in this subsidiary requires the operations of this subsidiary to be included in the consolidated financial statements. Noncontrolling interest with redemption features, such as put options, that are not solely within our control (redeemable noncontrolling interest) are reported as mezzanine equity on the condensed consolidated balance sheets as of March 31, 2021 and December 31, 2020, between liabilities and equity. Net income or loss of After Dark LLC is allocated to its noncontrolling member interest based on the noncontrolling ownership percentage.
Additionally, the results of operations of the subsidiary that are not attributable to us are shown as “net loss attributable to redeemable noncontrolling interest” in the condensed consolidated statements of operations. There was no change in the balance of the redeemable noncontrolling interest as After Dark LLC did not generate any operating activities for the three months ended March 31, 2021 and 2020.
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11. Stockholders’ Equity
Common Stock
The holders of our common stock have one vote for each share of common stock. Common stockholders are entitled to dividends when, as, and if declared by our Board of Directors (the “Board of Directors”). As of March 31, 2021, no dividends had been declared by the Board of Directors.
Common stock reserved for future issuance consists of the following:

	March 31, 2021	December 31, 2020
Shares available for grant under stock option plans	4,262,364	1,646,518
Options issued and outstanding under stock option plans	3,560,541	2,594,597
Unvested restricted stock units	—	313,976
Vested restricted stock units not yet settled	2,045,634	1,731,658
Convertible promissory note payable to CAA	—	290,563
Unit purchase options	379,486	—
Total common stock reserved for future issuance	10,248,025	6,577,312
Treasury Stock
In connection with the execution of the Merger Agreement, Legacy Playboy, Sponsor, and Dr. Suying Liu entered into the Insider Stock Purchase Agreement, pursuant to which Legacy Playboy purchased 700,000 shares of MCAC’s common stock (the “Initial Shares”) from Sponsor. Subject to the satisfaction of conditions set forth under the Merger Agreement, Sponsor was obligated to transfer the Initial Shares to Legacy Playboy upon the closing of the Merger or, if the Merger Agreement was terminated, upon the consummation of any other business combination. As of December 31, 2020, Legacy Playboy had paid a nonrefundable $4.4 million prepayment, representing the purchase price of the 700,000 Initial Shares, at a price of $6.35 per share. This payment is included as a current asset in the accompanying condensed consolidated balance sheet at December 31, 2020. In February 2021,the Initial Shares were transferred to us upon the closing of the Merger and reclassified from “stock receivable” to “treasury stock” as part of the recapitalization.
In connection with our recapitalization that occurred with the consummation of the Business Combination, we eliminated Legacy Playboy’s previously held treasury stock of 1,164,847 shares. We held 700,000 shares of treasury stock as of March 31, 2021.
12. Stock-Based Compensation
In June 2018, Legacy Playboy adopted its 2018 Equity Incentive Plan (“2018 Plan”), under which 6,287,687 of Legacy Playboy’s common shares were originally reserved for issuance. Our employees, directors, officers, and consultants are eligible to receive nonqualified and incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other share awards under the 2018 Plan. All stock options and restricted stock unit awards granted under the 2018 Plan in 2019 and 2020 that were outstanding immediately prior to the consummation of the Business Combination were accelerated and fully vested (other than the Pre-Closing Option), and subsequently converted into options to purchase or the right to receive shares of our common stock as described in Note 1, Basis of Presentation and Summary of Significant Accounting Policies. The impact of the acceleration of the vesting of 829,547 stock options and 288,494 restricted stock unit awards was $3.1 million for the three months ended March 31, 2021.
On February 9, 2021, our stockholders approved the 2021 Equity and Incentive Compensation Plan (“2021 Plan”), which became effective following consummation of the Business Combination. As of March 31, 2021, 4,262,364 shares were authorized for issuance under the 2021 Plan. In addition, the shares authorized for the 2021 Plan may be increased on an annual basis via an evergreen refresh mechanism for a period of up to 10 years, beginning with the fiscal year that begins January 1, 2022, in an amount equal up to 4% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year. Following the effectiveness of the 2021 Plan, no further awards will be granted under the 2018 Plan, but the 2018 Plan will remain outstanding and continue to govern outstanding awards granted thereunder. No awards were granted under the 2021 Plan during the three months ended March 31, 2021.
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Stock Option Activity
A summary of the stock option activity under the 2018 Plan is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Balance – December 31, 2020	2,594,597	$3.79	8.5	$13,791
Granted(1)	965,944	10.52
Forfeited	—	—
Cancelled	—	—
Balance – March 31, 2021	3,560,541	$5.61	8.4	$49,765
Exercisable – March 31, 2021	2,594,597	$3.79	7.9	$41,004
(1) The options granted during the period were not included in the number of options for which vesting was accelerated as part of the Business Combination.

The aggregate intrinsic value is calculated as the difference between the exercise price of all outstanding and exercisable stock options and the fair value of our common stock at March 31, 2021. There were no options exercised during the three months ended March 31, 2021.
The grant date fair value of options that vested during the three months ended March 31, 2021 and 2020 were $2.1 million and $0.4 million, respectively. The options granted during the three months ended March 31, 2021 and 2020 had a weighted-average fair value of $4.63 and $2.02 per share, respectively, at the grant date.
Restricted Stock Units
A summary of restricted stock unit activity under the 2018 Plan is as follows:

	Number of Awards	Weighted- Average Grant Date Fair Value per Share

Unvested and outstanding balance at December 31, 2020	313,976	$4.30
Granted	—	—
Vested	(313,976)	4.30
Forfeited	—	—
Unvested and outstanding balance at March 31, 2021	—	$—
The total fair value of restricted stock units that vested during the three months ended March 31, 2021 and 2020 was approximately $1.4 million and $0.4 million, respectively. All 2,045,634 outstanding and fully vested restricted stock units remained unsettled at March 31, 2021 and will be settled one year from the consummation of the Business Combination. As such, they are excluded from outstanding shares of common stock but are included in weighted-average shares outstanding for the calculation of net loss per share for the three months ended March 31, 2021.
Stock Options Granted
To determine the value of stock option awards for stock-based compensation purposes, we used the Black-Scholes option-pricing model and the assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment.
Fair value of common stock — Prior to the Business Combination, the fair value of our shares of common stock underlying the awards has historically been determined by the Board of Directors with input from management and contemporaneous third-party valuations, as there was no public market for our common stock. The Board of Directors determined the fair value of the common stock by considering a number of objective and subjective factors including: the valuation of comparable companies, our operating and financial performance, the lack of liquidity of our common stock, transactions in our common stock, and general and industry specific economic outlook, among other factors. Subsequent to the Business Combination, the fair value of our common stock is based on the quoted price of our common stock.
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Expected term — For employee awards granted at-the-money, we estimate the expected term based on the simplified method, which is the midpoint between the vesting date and the end of the contractual term for each award since our historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term. For nonemployee awards and employee awards granted out-of-the-money, our best estimate of the expected term is the contractual term of the award.
Volatility — We derive the volatility from the average historical stock volatilities of several peer public companies over a period equivalent to the expected term of the awards as we do not have sufficient historical trading history for our stock. We selected companies with comparable characteristics to us, including enterprise value, risk profiles, and position within the industry and with historical share price information sufficient to meet the expected term of the stock options. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own stock price becomes available.
Risk-free interest rate — The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of grant, the term of which is consistent with the expected life of the award.
Dividend yield — We have never paid dividends on our common stock and have no plans to pay dividends on our common stock. Therefore, we used an expected dividend yield of zero.
We estimated the fair value of each option on the date of grant using the Black-Scholes option pricing model applying the weighted-average assumptions in the following table:

	Three Months Ended March 31,
	2021	2020
Fair value of common stock	$10.52	$3.94 – $4.17
Expected term, in years	5.86	5.88 – 6.06
Expected volatility	47%	40%
Risk-free interest rate	0.57%	1.45% – 1.46%
Expected dividend yield	0%	0%
Stock-Based Compensation Expense
Stock-based compensation expense under our 2018 Plan was as follows for the three months ended March 31, 2021 and 2020 (in thousands):

	Three Months Ended March 31,
	2021	2020
Cost of sales	$—	$5
Selling and administrative expenses	3,498	744
Total	$3,498	$749
At March 31, 2021, total unrecognized compensation expense related to unvested stock option awards was $4.2 million and is expected to be recognized over the remaining weighted-average service period of 2.9 years.
Phantom Stock Appreciation Rights

In September 2020, we established the Yandy Phantom Stock Appreciation Rights Plan (“PSAR Plan”) whereby PSARs are granted to certain executives. PSARs granted under the plan are non-assignable and are cash-settled based on the fair value of a common stock unit of Yandy on a minority, non-marketable basis, on the four-year anniversary of the vesting commencement date. We granted 91,500 PSARs during 2020 which vest over a four-year period, commencing on December 31, 2019, with a one-year cliff and monthly vesting thereafter. The liability associated with the PSARs is remeasured at the end of each reporting period and is recorded within “other concurrent liabilities” on our condensed consolidated balance sheets at its fair value of $1.1 million and $0.9 million as of March 31, 2021 and December 31, 2020, respectively.

13. Commitments and Contingencies
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Leases
Our principal lease commitments are for office space and operations under several non-cancelable operating leases with contractual terms expiring from 2021 to 2031. Some of these leases contain renewal options and rent escalations.
In 2019, we entered into an agreement to lease space for our corporate headquarters in Los Angeles, which we occupied under a sublease with a third party. The new lease commenced in July 2020 upon the expiration of the sublease and is for a term of approximately 7 years. We had a $2.0 million cash collateralized letter of credit related to the lease as of March 31, 2021 and December 31, 2020.
Yandy’s operating lease for warehousing and office space in Phoenix, Arizona expired in February 2021, following an extension of the original December 2020 expiration. On August 26, 2020, we entered into a non-cancelable operating lease for 51,962 square feet of warehousing and office space in Phoenix, Arizona for Yandy’s operations. The lease commenced on February 1, 2021 and expires on May 31, 2031 with an option to renew for an additional 5 or 10 years at market rates. Rent, which commences in June 2021 after a four-month rent free period, is payable monthly and is subject to annual increases of 3% for a total lease commitment of $4.1 million. Additionally, we are eligible to receive a tenant improvement allowance of up to $0.8 million.
In 2017, we vacated our New York office space and entered into an agreement to sublease the space for a period approximating the remaining term of our lease. This lease expires in 2024.
In connection with the acquisition of TLA, as disclosed in Note 17, Acquisition, we acquired 41 retail stores, which TLA leases and operates in Washington, Oregon, California, Texas and Tennessee for the purpose of selling its products to customers. The majority of the leases are triple net leases, for which TLA, as a lessee, is responsible for paying rent as well as common area maintenance, insurance and taxes. Lease terms run between 2 and 10 years in length, with the average lease term being approximately 5 years and in many cases include renewal options.
Rental expense associated with operating leases is charged to expense in the year incurred and is included in our condensed consolidated statements of operations. For the three months ended March 31, 2021 and 2020, the rental expense charged to selling, general and administrative expense was $0.8 million and $0.5 million, respectively. And the rental expense charged to cost of sales for the three months ended March 31, 2021 and 2020 was $0.5 million and $0.1 million, respectively.
The following table sets forth the future minimum lease commitments and future sublease income as of March 31, 2021 under operating leases with initial or remaining non-cancelable terms in excess of one year (in thousands):

	Minimum Lease Commitments	Sublease Income
Remainder of 2021	$5,608	$(216)
2022	6,393	(313)
2023	5,409	(322)
2024	4,774	(246)
2025	4,060	—
Thereafter	8,046	—
Total	$34,290	$(1,097)
Legal Contingencies
From time to time, we may have certain contingent liabilities that arise in the ordinary course of our business activities. We accrue a liability for such matters when it is probable that future expenditures will be made and that such expenditures can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount.
In January 2019, a class action suit was initiated against us on behalf of a group of Michigan Playboy magazine subscribers, where the subscribers sued after their personal details were disclosed in violation of the Michigan Preservation of Personal Privacy Act. The parties entered into a Settlement Agreement which was approved, and the court entered a final judgment on August 19, 2020 in the amount of $3.9 million to be paid by us. The amount was paid in September 2020.
On April 1, 2019, a former employee, through counsel, delivered to us a letter which set forth various potential claims against us related to the individual’s former employment with us. A settlement was reached in October 2020 in the amount of $2.6 million. We have employment practices liability insurance for such claims which is capped at $2.5 million. We paid $0.4 million in November 2020, representing the amount
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of the settlement not covered by the employment practices liability insurance and had a $0.3 million receivable from the insurance provider as of December 31, 2020 and March 31, 2021.
On May 21, 2019, Michael Whalen, as Trustee for the Hugh M. Hefner 1991 Trust (the “Trust”), initiated an arbitration against us asserting that we had breached that certain License Agreement between Hugh M. Hefner (“Mr. Hefner”) and us dated on or about March 4, 2011, wherein Mr. Hefner licensed his image, signature, voice, likeness and other elements of his persona and identity to us. The Trust has also asserted statutory claims against us for the alleged violation of Mr. Hefner’s right of publicity. The parties entered into a Settlement Agreement, dated August 21, 2020, pursuant to which we paid to the Trust $1.8 million to settle this matter in September 2020.
On May 18, 2020, a former employee filed a complaint against us in Los Angeles County Superior Court related to the individual’s former employment with us. A settlement was reached in April 2021 for dismissal of the case upon payment to the complainant of $0.2 million, which is anticipated to be primarily covered by our employment practices liability insurance.
We may periodically be involved in other legal proceedings arising in the ordinary course of business. These matters are not expected to have a material adverse effect on our consolidated financial statements.
COVID-19
In March 2020, the coronavirus, COVID-19, was declared a pandemic by the World Health Organization. The COVID-19 pandemic is disrupting supply chains and affecting production and sales across a range of industries. Although we have not suffered any material adverse consequences to date from the COVID-19 pandemic, the business has been impacted both negatively and positively. The remote working and stay-at-home orders resulted in the closure of the London Playboy Club and retail stores of our licensees, decreasing licensing revenues in the second quarter of 2020, as well as causing supply chain disruption and less efficient product development thereby slowing the launch of new products. However, these negative impacts were offset by an increase in Yandy’s direct-to-consumer sales, which have benefited in part from overall increases in online retail sales so far during the pandemic. The extent of the impact of COVID-19 on our future operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on employees and vendors all of which are uncertain and cannot be predicted. As of the date of these consolidated financial statements, the extent to which COVID-19 may impact our future financial condition or results of operations is uncertain.
14. Severance Costs
We have incurred severance costs stemming from reducing our headcount as the business has shifted from primarily a print and digital media business, generating advertising and sponsorship revenues, to primarily a commerce business marketing consumer products. We did not incur such costs during the three months ended March 31, 2021. The costs incurred during the three months ended March 31, 2020 resulted from the rightsizing of our business. We recorded severance costs of $0.6 million in “accrued salaries, wages, and employee benefits” and $0.1 million in “other noncurrent liabilities” as of December 31, 2020 on the condensed consolidated balance sheets. Severance costs in the condensed consolidated statements of operations were as follows (in thousands):

	Three Months Ended March 31, 2020
	Corporate	Other	Total
Cost of sales	$—	$8	$8
Selling and administrative expenses	170	—	170
Total severance costs	$170	$8	$178

15. Income Taxes
For the three months ended March 31, 2021 and 2020, our provision for income taxes was a benefit of $2.1 million and an expense of $1.6 million, respectively. The effective tax rate for the three months ended March 31, 2021 and 2020 was 30.1% and 189.1%, respectively. The effective tax rate for the three months ended March 31, 2021 and 2020 differed from the U.S. statutory federal income tax rate of 21% primarily due to foreign withholding taxes, state taxes, permanent tax adjustments, and movements of the valuation allowance recorded against deferred tax assets that are more likely than not to be realized.
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On March 18, 2020, the Families First Coronavirus Response Act (“FFCR Act”), and on March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) were each enacted in response to the COVID-19 pandemic. The FFCR Act and the CARES Act contain numerous income tax provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The FFCR Act and CARES Act did not have a material impact on our condensed consolidated financial statements for the three months ended March 31, 2021 and 2020.
On March 11, 2021, the American Rescue Plan (H.R. 1319) was signed into law. The corporate tax provisions included within the bill are not expected to have a material impact on the Company.
16. Net Loss Per Share
The following outstanding potentially dilutive shares have been excluded from the calculation of diluted net loss per share due to their anti-dilutive effect:

	Three Months Ended March 31,
	2021	2020
Stock options to purchase common stock	3,560,541	2,399,195
Unvested restricted stock units	—	525,177
Convertible promissory notes	—	2,378,753
Total	3,560,541	5,303,125

17. Acquisition
On March 1, 2021, we acquired 100% of the equity of TLA for cash consideration of $24.7 million. TLA is a leading omnichannel online and brick-and-mortar sexual wellness chain, with 41 stores in five states. The primary drivers for the acquisition were to leverage TLA’s brick-and-mortar presence, e-commerce capabilities, attractive brand positioning and customer database.
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The following table sets forth the preliminary allocation of the purchase price for TLA to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed from TLA (in thousands):

Tangible net assets and liabilities:
Cash	$1,823
Accounts receivable	159
Inventory	5,364
Prepaid expenses and other current assets	330
Property and equipment	2,214
Other noncurrent assets	245
Accounts payable	(1,590)
Accrued salaries, wages, and employee benefits	(517)
Other current liabilities	(3,960)
Deferred revenue	(1,276)
Deferred tax liability	(108)
Unfavorable leasehold interest	(770)
Total net assets	1,914
Intangible assets:
Trade name	4,100
Total intangible assets	4,100
Net assets acquired	6,014
Purchase consideration	24,745
Goodwill	$18,731
The estimated fair value of the assets and liabilities acquired was determined by our management, which considered, among other factors, a valuation report prepared by an independent third-party valuation firm. Trade name consists of the TLA trade name/domain and its fair value was estimated using a relief-from-royalty method. Unfavorable leasehold interest is due to the fair values of acquired lease contracts having contractual rents higher than fair market rents. This liability will be wound down as an offset to rent expense over a 4-year period, which is the average remaining contractual life of the acquired leases.
The total acquisition consideration was greater than the fair value of the net assets acquired resulting in the recognition of goodwill of $18.7 million. The factors that make up the goodwill amount primarily pertain to the value of the expected synergies resulting in strengthening and expansion of our e-commerce and brick-and-mortar market positions.
Pro Forma Financial Information (Unaudited)

The following table summarizes certain of our supplemental pro forma financial information for the three months ended March 31, 2021 and 2020, as if the acquisition of TLA had occurred as of January 1, 2020. The unaudited pro forma financial information for the three months ended March 31, 2021 and 2020 reflects (i) the reduction in amortization expense based on fair value adjustments to the intangible assets acquired from TLA; (ii) the reduction in rent expense due to the amortization of unfavorable leasehold interest acquired from TLA; and (iii) the reversal of interest expense on TLA’s debt that was settled on the acquisition date. Transaction costs incurred by us and TLA were $0.9 million and $0.7 million, respectively, for the three months ended March 31, 2021.The unaudited pro forma financial information is for comparative purposes only and is not necessarily indicative of what would have occurred had the acquisition been made at that date or of results which may occur in the future (in thousands).

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	Three Months Ended March 31, 2021		Three Months Ended March 31, 2020
	As Reported	Pro Forma	As Reported	Pro Forma
Net revenues	$42,680	$51,529	$31,774	$41,641
Net loss	$(4,997)	$(3,660)	$(2,409)	$(1,638)

18. Related Party Transactions
During 2011, we entered into a management agreement with an affiliate of one of our stockholders for management and consulting services. Based on the terms of this agreement, management fees were $1.0 million per calendar year. We recorded management fees of $0.3 million for each of the three months ended March 31, 2021 and 2020. There were no amounts due to or due from this affiliate as of March 31, 2021 or December 31, 2020. We terminated this agreement in the first quarter of 2021 upon consummation of the Business Combination.
19. Segments
We have three reportable segments: Licensing, Direct-to-Consumer, and Digital Subscriptions and Content. The Licensing segment derives revenue from trademark licenses for third-party consumer products and location-based entertainment businesses. The Direct-to-Consumer segment derives revenue from sales of consumer products sold through third-party retailers, online direct-to-customer or brick-and-mortar through our recently acquired sexual wellness chain, with 41 stores in five states, as disclosed in Note 17, Acquisition. The Digital Subscriptions and Content segment derives revenue from the subscription of Playboy programming that is distributed through various channels, including websites and domestic and international television, and from trademark licenses for online gaming.
Our Chief Executive Officer is our Chief Operating Decision Maker (“CODM”). Segment information is presented in the same manner that our CODM reviews the operating results in assessing performance and allocating resources. Total asset information is not included in the tables below as it is not provided to and reviewed by our CODM. The “All Other” line items in the tables below are primarily attributable to Playboy magazine and brand marketing and these segments do not meet the quantitative threshold for determining reportable segments. We discontinued publishing Playboy magazine in the first quarter of 2020. The “Corporate” line item in the tables below includes certain operating expenses that are not allocated to the reporting segments presented to our CODM. These expenses include legal, human resources, accounting/finance, information technology and facilities. The accounting policies of the reportable segments are the same as those described in Note 1, Basis of Presentation and Summary of Significant Accounting Policies.
The following table sets forth financial information by reportable segment (in thousands):

	Three Months Ended March 31,
	2021	2020
Net revenues:
Licensing	$14,977	$15,644
Direct-to-Consumer	22,047	10,282
Digital Subscriptions and Content	5,642	5,203
All Other	14	645
Total	$42,680	$31,774
Operating income (loss):
Licensing	$10,581	$11,115
Direct-to-Consumer	1,675	(1,181)
Digital Subscriptions and Content	3,045	2,417
Corporate	(19,809)	(9,064)
All Other	(31)	(765)
Total	$(4,539)	$2,522

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20. Subsequent Events
We evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, other than described below, we did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.
On April 1, 2021, we entered into an Aircraft Purchase Agreement (the “APA”) with an unaffiliated, private, third-party seller (“Seller”). Pursuant to the APA, Seller agreed to sell, transfer and deliver to us, and we agreed to purchase, one used aircraft together with all engines, auxiliary power units, parts, items of equipment, instruments, components and accessories installed therein or thereon (the “Aircraft”), along with certain other assets related to the Aircraft as set forth in the APA. The APA provides for an aggregate purchase price for the Aircraft of $12.0 million, which includes a generally non-refundable deposit of $0.5 million, and the balance of the purchase price to be paid in full at the closing of the sale of the Aircraft. We will also bear the costs of inspecting and testing the Aircraft prior to closing. In addition, the APA includes customary events of default. In the event of a Seller default under the APA, we will generally be entitled to recover our deposit and liquidated damages of $0.3 million. In the event of a Company default under the APA, Seller will be entitled to retain our deposit as liquidated damages.
In April 2021, Chardan Capital Markets, LLC (“Chardan”) exercised its unit purchase option, on a cashless basis, with respect to all 344,988 units thereunder for the issuance of 247,976 shares of our common stock, in accordance with the cashless exercise provisions of the unit purchase option.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
You should read the following discussion of our financial condition and results of operations in conjunction with our unaudited interim condensed consolidated financial statements as of and for the three months ended March 31, 2021 and 2020 and the related notes thereto included in Part I, Item 1 of this Quarterly Report on Form 10-Q, our audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and the related notes thereto included in our Current Report on Form 8-K/A filed with the SEC on March 31, 2021, and our Annual Report on Form 10-K filed with the SEC on April 15, 2021. This discussion contains forward-looking statements that involve risks and uncertainties and that are not historical facts, including statements about our beliefs and expectations. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and particularly under the headings “Risk Factors,” “Business” and “Cautionary Note Regarding Forward-Looking Statements” contained in our Annual Report on Form 10-K filed with the SEC on April 15, 2021.
Cautionary Note Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, capital structure, dividends, indebtedness, business strategy and plans and objectives of management for future operations, including as they relate to the anticipated effects of the Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Quarterly Report on Form 10-Q, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When we discuss our strategies or plans, including as they relate to the Business Combination,we are making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, our management.

The forward-looking statements contained in this Quarterly Report on Form 10-Q are based on current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting us will be those that we anticipated. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Factors that may cause such differences include, but are not limited to: (1) the impact of COVID-19 pandemic on our business; (2) the inability to maintain the listing of PLBY Group, Inc.’s shares of common stock on Nasdaq; (3) the risk that the Business Combination, recent acquisitions or any proposed transactions disrupt our current plans and operations, including the risk that we do not complete any such proposed transactions or achieve the expected benefit from them; (4) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, our ability to grow and manage growth profitably, and retain its key employees; (5) costs related to the Business Combination; (6) litigation and regulatory enforcement risks, including changes in applicable laws or regulations, the diversion of management time and attention and the additional costs and demands on our resources; (7) the possibility that we may be adversely affected by other economic, business, and/or competitive factors; (8) expectations regarding our strategies and future financial performance, including its projections, future business plans or objectives, prospective performance and opportunities and competitors, revenues, products, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and our ability to invest in growth initiatives and pursue acquisition opportunities; (9) risks related to the organic and inorganic growth of our business and the timing of expected business milestones; (10) the possibility that we may be adversely affected by geopolitical or other economic, business, and/or competitive factors; and (11) other risks and uncertainties indicated in this Quarterly Report on Form 10-Q, including those under “Part II--Item 1A. Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We caution that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements.

Forward-looking statements included in this Quarterly Report on Form 10-Q speak only as of the date of this Quarterly Report on Form 10-Q or any earlier date specified for such statements. We do not undertake any obligation to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as may be required under applicable securities laws. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this Cautionary Note Regarding Forward-Looking Statements.

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Business Overview
We are a large, global consumer lifestyle company marketing our brands through a wide range of direct-to-consumer products, licensing initiatives, digital subscriptions and content, and location-based entertainment. We reach millions of consumers worldwide with products across four key market categories: Sexual Wellness, including intimacy products and lingerie; Style and Apparel, including a variety of apparel and accessories products for men and women; Gaming and Lifestyle, such as digital gaming, hospitality and spirits; and, Beauty and Grooming, including fragrance, skincare, grooming and cosmetics for women and men.
We have three reportable segments: Licensing, Direct-to-Consumer, and Digital Subscriptions and Content. The Licensing segment derives revenue from trademark licenses for third-party consumer products and location-based entertainment businesses. The Direct-to-Consumer segment derives its revenue from sales of consumer products sold directly to consumers through our own online channels or through third party retailers. The Digital Subscriptions and Content segment derives revenue from the subscription of Playboy programming which is distributed through various channels, including websites and domestic and international TV, and from trademark licenses for online gaming.

Business Combination with MCAC

On September 30, 2020, Playboy Enterprises, Inc. (“Legacy Playboy”) entered into an agreement and plan of merger (“Merger Agreement”), with our predecessor, Mountain Crest Acquisition Corp, a publicly-traded special purpose acquisition company incorporated in Delaware (“MCAC”), MCAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of MCAC (“Merger Sub”), and Dr. Suying Liu, the Chief Executive Officer of MCAC. Pursuant to the Merger Agreement, at the closing of the transactions contemplated thereby, Merger Sub would merge with and into Legacy Playboy (the “Merger”) with Legacy Playboy surviving the Merger as a wholly-owned subsidiary of MCAC (the “Business Combination”). Under the Merger Agreement, MCAC acquired all of the outstanding shares of Legacy Playboy common stock for approximately $381.3 million in aggregate consideration, comprising (i) 23,920,000 shares of MCAC common stock, based on a price of $10.00 per share, subject to adjustment, and (ii) the assumption of no more than $142.1 million of Legacy Playboy net debt (the “Net Debt Target”). The number of shares issued at closing was subject to adjustment at a rate of one share of MCAC common stock for each $10.00 increment that the Net Debt (as defined in the Merger Agreement) is greater than (in which case the number of shares would be reduced) or less than (in which case the number of shares would be increased) the Net Debt Target. The Business Combination closed on February 10, 2021.

Legacy Playboy’s options and restricted stock units (“RSUs”) that were outstanding as of immediately prior to the closing of the Business Combination ,other than the Pre-Closing option granted to Legacy Playboy’s Chief Executive Officer in January 2021, were accelerated and fully vested. Each outstanding option was assumed by MCAC and automatically converted into an option to purchase such number of shares of our common stock equal to the product of (x) the merger consideration and (y) the option holder’s respective percentage of the merger consideration. All RSUs that were then outstanding were terminated and shall be subsequently paid, in settlement, in shares of common stock equal to the product of (x) the merger consideration, and (y) the terminated RSU holder’s respective percentage of the merger consideration.

In connection with the execution of the Merger Agreement, Legacy Playboy, Sunlight Global Investment LLC (“Sponsor”), and Dr. Suying Liu entered into a stock purchase agreement pursuant to which Legacy Playboy purchased 700,000 shares of MCAC’s common stock (the “Initial Shares”) from Sponsor. The Sponsor transferred the Initial Shares to Legacy Playboy upon the closing of the Merger and the Initial Shares were recorded as treasury stock on the condensed consolidated balance sheet.

In connection with the Merger, MCAC also entered into subscription agreements (the “Subscription Agreements”) and registration rights agreements (the “PIPE Registration Rights Agreements”), each dated as of September 30, 2020, with certain institutional and accredited investors, pursuant to which, among other things, MCAC agreed to issue and sell, in a private placement immediately prior to the closing of the Business Combination, an aggregate of 5,000,000 shares of common stock for $10.00 per share (the “PIPE Investment”). The PIPE Investment was consummated substantially concurrently with the closing of the Business Combination for net proceeds of $46.8 million.

On February 10, 2021, the Business Combination was consummated and MCAC (i) issued an aggregate of 20,916,812 shares of its common stock to existing stockholders of Legacy Playboy, (ii) assumed Legacy Playboy options exercisable for an aggregate of 3,560,541 shares of MCAC common stock at a weighted-average exercise price of $5.61 and (iii) assumed the obligation to issue shares in respect of terminated Legacy Playboy RSUs for an aggregate of 2,045,634 shares of MCAC common stock to be settled one year following the closing date. In addition, in connection with the consummation of the Business Combination, MCAC was renamed “PLBY Group, Inc.” and started trading on the Nasdaq on February 11, 2021.

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The Business Combination was accounted for as a reverse recapitalization whereby MCAC, who is the legal acquirer, was treated as the “acquired” company for financial reporting purposes and Legacy Playboy was treated as the accounting acquirer. This determination was primarily based on Legacy Playboy having a majority of the voting power of the post-combination company, Legacy Playboy’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of Legacy Playboy compared to MCAC, and Legacy Playboy’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of a capital transaction in which Legacy Playboy was issued stock for the net assets of MCAC. The net assets of MCAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Legacy Playboy.

Acquisition of TLA
On March 1, 2021, we completed the acquisition of 100% of the equity of TLA Acquisition Corp. (“TLA”) for $24.7 million in cash consideration. TLA is the parent company of the Lovers family of stores, a leading omni-channel online and brick and mortar sexual wellness chain, with 41 stores in five states. The primary drivers for the acquisition were to leverage TLA’s brick-and-mortar presence, e-commerce capabilities, attractive brand positioning and customer database. TLA’s operating results are consolidated with our results beginning on March 1, 2021. Therefore, the consolidated results of operations for the three months ended March 31, 2021 may not be comparable to the same period in 2020.

Key Factors and Trends Affecting Our Business
We believe that our performance and future success depends on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this Quarterly Report on Form 10-Q titled “Risk Factors.”
Expanding the Consumer Products Business through Owned and Operated Products and Channels
We are accelerating our growth in company-owned and branded consumer products in attractive and expanding markets in which we have a proven history of brand affinity and consumer spend. Additionally, we have acquired and launched this past year our own direct-to-consumer online sales channels, yandy.com, loversstores.com and pleasureforall.com, in addition to playboy.com, to further accelerate the sales of these products. However, our new product and new distribution strategies are in their early stages and will take time to fully develop.
Reduced Reliance on China Licensing Revenues
We have enjoyed substantial success in licensing our trademarks in China where we are a leading men’s apparel brand and where licensing revenues have grown year-over-year. However, as a result of this success, the percentage of total net revenue attributable to China licensing had become 44.4% of our total revenue by the end of 2019. With the acquisition of Yandy in December 2019 and TLA in March 2021 and the ramp up of North American consumer product sales, that percentage reduced to 23.4% for the three months ended March 31, 2021, despite higher China licensing revenues, and we expect it will continue to become a smaller percentage of total net revenue in the future as North American consumer product sales, largely through direct-to-consumer channels, accelerates.
Seasonality of Our Consumer Product Sales Results in Stronger Fourth Quarter Revenues
A combination of online Halloween costume sales and holiday sales toward the end of the year typically result in higher revenues and profit in our fourth quarter, particularly at Yandy. Historically, October sales of costumes have resulted in significantly higher revenues than in other months, but are also coming under increasing pressure from competition in this category. We expect investment and growth in expanding the consumer products category and distribution will likely accelerate the strong fourth quarter seasonality of the business in the future.
Attractive Merger and Acquisition Opportunities are Increasing
Building on our successful acquisition and integration of Yandy in late 2019 and TLA in March of 2021, we continue to identify and assess potentially advantageous merger, acquisition and investment opportunities. We will continue focusing on potential tuck-in opportunities to complement our organic growth with potential for larger, strategic mergers and acquisitions initiatives over the long-term. We believe our mergers and acquisitions strategy will be supported by our operating cash flow and balance sheet flexibility.
Impact of COVID-19 on our Business
In March 2020, the World Health Organization declared a global pandemic related to the rapidly growing outbreak of a novel strain of coronavirus known as COVID-19. The COVID-19 pandemic is disrupting supply chains and affecting production and sales across a range of
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industries. Currently, we have not suffered material adverse consequences as a result of the COVID-19 pandemic, but the extent of the impact of COVID-19 on our future operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and impact on employees and vendors, all of which are uncertain and cannot be predicted. At this point, the extent to which COVID-19 pandemic may impact our future financial condition or results of operations is uncertain.
We have focused on protecting our employees, customers and vendors to minimize potential disruptions while managing through this pandemic. We took the following specific actions starting in 2020:
•In mid-March 2020, temporarily closed the offices in both the Los Angeles, CA and Phoenix, AZ locations;
•Made work at home accommodations for office employees;
•Maintained operations in the Phoenix warehousing and fulfillment facility, but split the warehouse employees into teams working on alternating days to reduce headcount by half working in the warehouse on any one day and required and enforced social distancing, required masks to be worn at all times, increased the frequency of wiping down counters and equipment with disinfectant, required frequent handwashing and provided additional hand sanitizer;
•Limited company-related travel;
•Amended our credit facility to defer amortization payments for the quarters ended June 30, 2020 and September 30, 2020, to 2021 and eliminated excess cash flow (principal) payments during those two quarters; and,
•Deferred payroll taxes to 2021/2022 under the Coronavirus Aid, Relief and Economic Security Act of 2020.
Although we have not suffered any material adverse consequences to date from the COVID-19 pandemic, the business has been impacted both negatively and positively. The remote working and stay-at-home orders resulted in the closure of the London Playboy Club and retail stores of our licensees, decreasing licensing revenues in the second quarter of 2020, as well as causing supply chain disruption and less efficient product development thereby slowing the launch of new products. However, these negative impacts were offset by an increase in Yandy’s direct-to-consumer sales, which have benefited in part from overall increases in online retail sales so far during the pandemic.
How We Assesses the Performance of Our Business
In assessing the performance of our business, we consider a variety of performance and financial measures. The key indicators of the financial condition and operating performance of the business are revenues, salaries and benefits, and selling and administrative expenses. To help assess performance with these key indicators, we use Adjusted EBITDA as a non-GAAP financial measure. We believe this non-GAAP measure provides useful information to investors and expanded insight to measure revenue and cost performance as a supplement to the GAAP consolidated financial statements. See the “EBITDA and Adjusted EBITDA” section below for reconciliations of Adjusted EBITDA to net loss, the closest GAAP measure.
Components of Results of Operations
Revenues
We generate revenue from trademark licenses for third-party consumer products, online gaming and location-based entertainment businesses in addition to sales of consumer products sold through third-party retailers or online direct-to-customer and from the subscription of our programming which is distributed through various channels, including websites and domestic and international television.
Trademark Licensing
We license trademarks under multi-year arrangements to consumer products, online gaming and location-based entertainment businesses. Typically, the initial contract term ranges between one to ten years. Renewals are separately negotiated through amendments. Under these arrangements, we generally receive an annual non-refundable minimum guarantee that is recoupable against a sales-based royalty generated during the license year. Earned royalties received in excess of the minimum guarantee (“Excess Royalties”) are typically payable quarterly. We recognize revenue for the total minimum guarantee specified in the agreement on a straight-line basis over the term of the agreement and recognizes Excess Royalties only when the annual minimum guarantee is exceeded. Generally, Excess Royalties are recognized when they are earned.
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Consumer Products
Revenue from sales of online apparel and accessories, including sales through third-party sellers, is recognized upon delivery of the goods to the customer. Revenue is recognized net of incentives and estimated returns. We periodically offer promotional incentives to customers, which include basket promotional code discounts and other credits, which are recorded as a reduction of revenue.
Magazine and Digital Subscriptions
Digital subscription revenue is derived from subscription sales of playboyplus.com and playboy.tv, which are online content platforms. We receive fixed consideration shortly before the start of the subscription periods from these contracts, which are primarily sold in monthly, annual, or lifetime subscriptions. Revenues from lifetime subscriptions are recognized ratably over a five-year period, representing the estimated period during which the customer accesses the platforms. Revenues from Playboy magazine and digital subscriptions are recognized ratably over the subscription period. We discontinued publishing Playboy magazine in the first quarter of 2020.
TV and Cable Programming
We license programming content to certain cable television operators and direct-to-home satellite television operators who pay royalties based on monthly subscriber counts and pay-per-view and video-on-demand buys for the right to distribute our programming under the terms of affiliation agreements. Royalties are generally collected monthly and recognized as revenue as earned.
Cost of Sales
Cost of sales primarily consist of merchandise costs, warehousing and fulfillment, agency fees, personnel and editorial content costs for Playboy magazine (through March 31, 2020), websites, and Playboy Television, branding events and paper, printing, postage and freight costs associated with Playboy magazine (through March 31, 2020).
Selling and Administrative Expenses
Selling and administrative expenses primarily consist of rent, personnel costs including stock-based compensation, and contractor fees for accounting/finance, legal, human resources, information technology and other administrative functions, general marketing and promotional activities and insurance.
Related Party Expenses
Related party expenses consist of management fees paid to an affiliate of one of our stockholders for management and consulting services.
Nonoperating Income (Expense)
Interest expense
Interest expense consists of interest on our long-term debt and the amortization of deferred financing costs.
Other, Net
Other, net consists primarily of other miscellaneous nonoperating items, such as bank charges and foreign exchange gains or losses as well as non-recurring transaction fees. Other, net for the three months ended March 31, 2021 also includes a $0.7 million gain from settlement of convertible promissory notes payable to United Talent Agency, LLC (“UTA”) at a 20% discount.
Provision for Income Taxes
The provision for income taxes consists of an estimate for U.S. federal, state, and foreign income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. Due to cumulative losses, we maintain a valuation allowance against our U.S. and state deferred tax assets.
Results of Operations
Comparison of the Three Months Ended March 31, 2021 and 2020
The following table summarizes key components of our results of operations for the periods indicated:
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	Three Months Ended March 31,
	2021	2020	$ Change	% Change
	(in thousands)
Net revenues	$42,680	$31,774	$10,906	34.3%
Costs and expenses
Cost of sales	(20,398)	(16,279)	(4,119)	25.3%
Selling and administrative expenses	(26,571)	(12,723)	(13,848)	108.8%
Related party expenses	(250)	(250)	—	—%
Total costs and expenses	(47,219)	(29,252)	(17,967)	61.4%
Operating (loss) income	(4,539)	2,522	(7,061)	*
Nonoperating income (expense):
Interest expense	(3,297)	(3,342)	45	(1.3)%
Other income (expense), net	745	(13)	758	*
Total nonoperating expense	(2,552)	(3,355)	803	(23.9)%
Loss before income taxes	(7,091)	(833)	(6,258)	*
Benefit (expense) from income taxes	2,094	(1,576)	3,670	*
Net loss	(4,997)	(2,409)	(2,588)	*
Net loss attributable to redeemable noncontrolling interest	—	—	—	—
Net loss attributable to PLBY Group, Inc.	$(4,997)	$(2,409)	$(2,588)	*
_________________
*Not meaningful
The following table sets forth our consolidated statements of operations data expressed as a percentage of total revenue for the periods indicated:

	Three Months Ended March 31,
	2021	2020
Net revenues	100%	100%
Costs and expenses
Cost of sales	(48)	(51)
Selling and administrative expenses	(62)	(40)
Related party expenses	(1)	(1)
Total costs and expenses	(111)	(92)
Operating (loss) income	(11)	8
Nonoperating income (expense):
Investment income	—	—
Interest expense	(8)	(11)
Other income (expense), net	2	—
Total nonoperating expense	(6)	(11)
Loss before income taxes	(17)	(3)
Benefit (expense) from income taxes	5	(5)
Net loss	(12)	(8)
Net loss attributable to redeemable noncontrolling interest	—	—
Net loss attributable to PLBY Group, Inc.	(12)%	(8)%
Net Revenues
Net revenues increased by $10.9 million, or 34%, from $31.8 million during the three months ended March 31, 2020 to $42.7 million during the three months ended March 31, 2021. Excluding net revenues from TLA of $5.3 million during the three months ended March 31, 2021, the increase was $5.6 million and was primarily due to a $6.5 million increase in direct-to-consumer revenues.
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Cost of Sales
Cost of sales increased by $4.1 million, or 25%, from $16.3 million during the three months ended March 31, 2020 to $20.4 million during the three months ended March 31, 2021. Excluding TLA’s cost of sales of $3.8 million during the three months ended March 31, 2021, cost of sales increased by $0.3 million as a result of higher expenses related to the increased direct-to-consumer revenues partially offset by expenses in 2020 related to Playboy magazine.
Selling and Administrative Expenses
Selling and administrative expenses increased by $13.8 million, or 109%, from $12.7 million during the three months ended March 31, 2020 to $26.6 million during the three months ended March 31, 2021. Excluding TLA’s selling and administrative expenses of $0.9 million during the three months ended March 31, 2021, selling and administrative expenses increased by $12.8 million primarily due to $6.3 million of non-recurring items related to the Business Combination, including a $2.7 million increase in stock-based compensation expense, and the acquisition of TLA. Additionally, we had increased costs related to M&A transaction expenses, ongoing costs attributable to acquired businesses, and expenses associated with being a newly public company. Also contributing to the increase was a $1.7 million increase in direct-to-consumer expenses largely related to the related increase in revenues.
Related Party Expenses
Related party expenses remained flat from the three months ended March 31, 2020 to the three months ended March 31, 2021.
Nonoperating Income (Expense)
Interest Expense
Interest expense remained consistent during the three months ended March 31, 2021 compared to the three months ended March 31, 2020, and was $3.3 million during the three months ended March 31, 2020 and March 31, 2021.
Other Income (Expense), Net
Other income (expense), net changed by $0.8 million from expense of $0.01 million for the three months ended March 31, 2020 to income of $0.7 million for the three months ended March 31, 2021 primarily due to $0.7 million gain from settlement of convertible promissory notes recognized during the three months ended March 31, 2021, as we settled the convertible promissory note payable to UTA at a 20% discount.
Provision for Income Taxes
Provision for income taxes changed by $3.7 million, or more than 100% from expense of $1.6 million during the three months ended March 31, 2020 to a benefit of $2.1 million during the three months ended March 31, 2021. The change was primarily due to a $2.0 million foreign withholding tax benefit in 2021 compared to foreign withholding tax expense of $1.5 million in 2020.
Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measure is useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.
EBITDA and Adjusted EBITDA
“EBITDA” is defined as net income or loss before interest, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other special items determined by management. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, investors should be aware that when evaluating EBITDA and Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.
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In addition to adjusting for non-cash stock-based compensation, we typically adjust for nonoperating expenses and income, such as management fees paid to our largest stockholder, merger related bonus payments, non-recurring special projects including the implementation of internal controls and the expense associated with reorganization and severance resulting in the elimination or right-sizing of specific business activities or operations as we transform from a print and digital media business to a commerce centric business. We also adjust for nonrecurring and nonoperating expenses.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. Investors should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.
The following table reconciles net loss to EBITDA and Adjusted EBITDA:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Net loss	$(4,997)	$(2,409)
Adjusted for:
Interest expense	3,297	3,342
Provision for income taxes	(2,094)	1,576
Depreciation and amortization	728	641
EBITDA	(3,066)	3,150
Adjusted for:
Stock-based compensation	3,498	749
Reduction in force expenses	—	997
Nonrecurring items	6,040	1,615
Management fees and expenses	250	250
Nonoperating (income) expenses	—	59
Adjusted EBITDA	$6,722	$6,820
•Reduction in force-related expense adjustments for the three months ended March 31, 2020 include severance expense related to lay-offs associated with a reorganization of the television and digital subscription businesses, as part of an overall right-sizing and consolidation of those activities as the business transforms from a print and digital media business to primarily a commerce business.
•Nonrecurring items adjustments for the three months ended March 31, 2021 are primarily related to bonus payments in connection with the merger, as well as consulting, advisory and other costs relating to non-recurring items and special projects, including, the implementation of internal controls over financial reporting, merger transaction costs and executive search costs.
•Nonrecurring items adjustments for the three months ended March 31, 2020 relate to amortization of a one-time non-cash inventory valuation step-up as part of the purchase accounting resulting from the acquisition of Yandy.
•Management fees and expenses adjustments for both periods represent fees paid to our largest shareholder.
•Nonoperating expense adjustments for the three months ended March 31, 2020 include investment income and other miscellaneous items.
Segments
Our Chief Executive Officer is our Chief Operating Decision Maker (“CODM”). Our segment disclosure is based on our intention to provide the users of our consolidated financial statements with a view of the business from our perspective. We operate our business in three primary operating and reportable segments: Licensing, Direct-to-Consumer, and Digital Subscriptions and Content. Licensing operations include the licensing of one or more of our trademarks and/or images for consumer products and location-based entertainment businesses. Direct-to-Consumer operations include consumer products sold through third-party retailers or online direct-to-customer. Digital Subscriptions and Content operations include the licensing of one or more of our trademarks and/or images for online gaming and the marketing and sales of programming under the Playboy brand name, which is distributed through various channels, including domestic and international television.
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The following are our results of financial performance by segment for each of the periods presented:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Net revenues:
Licensing	$14,977	$15,644
Direct-to-Consumer	22,047	10,282
Digital Subscriptions and Content	5,642	5,203
All Other	14	645
Total	$42,680	$31,774
Operating income (loss):
Licensing	10,581	11,115
Direct-to-Consumer	1,675	(1,181)
Digital Subscriptions and Content	3,045	2,417
Corporate	(19,809)	(9,064)
All Other	(31)	(765)
Total	$(4,539)	$2,522
Licensing
Net revenues decreased by $0.6 million, or 4.3% to $15.0 million for the three months ended March 31, 2021 compared to $15.6 million for the three months ended March 31, 2020. The decrease was primarily due to the accelerated revenue recognition in 2020 related to a terminated license agreement partially offset by higher royalties in 2021 resulting from a collaboration in the U.S.
Operating income decreased by $0.5 million, or 4.8% to $10.6 million for the three months ended March 31, 2021 compared to $11.1 million for the three months ended March 31, 2020. The decrease was primarily attributable to the decrease in revenues.
Direct-to-Consumer
Net revenues increased by $11.7 million, or more than 100% to $22.0 million for the three months ended March 31, 2021 compared to $10.3 million for the three months ended March 31, 2020. The increase was attributable to the acquisition of TLA on March 1, 2021, combined with overall higher e-commerce revenues.
The operating loss changed by $2.9 million, or more than 100% from $1.2 million operating loss for the three months ended March 31, 2020 to $1.7 million operating income for the three months ended March 31, 2021. The change was primarily attributable to the overall higher e-commerce revenues and the acquisition of TLA, which generated $0.8 million in operating income, partially offset by related higher expenses.
Digital Subscriptions and Content
Net revenues increased by $0.4 million, or 8.4% to $5.6 million for the three months ended March 31, 2021 compared to $5.2 million for the three months ended March 31, 2020. The increase was primarily attributable to increased digital subscription revenue for Playboy’s web sites.
Operating income increased by $0.6 million, or 26.0% to $3.0 million for the three months ended March 31, 2021 compared to $2.4 million for the three months ended March 31, 2020. The increase was primarily attributable to the increase in revenues.
All Other
Net revenues decreased by $0.6 million, or 97.8% to $0.01 million for the three months ended March 31, 2021 compared to $0.6 million for the three months ended March 31, 2020. The decrease was primarily attributable to Playboy magazine subscription and newsstand revenues in 2020 which we did not have in 2021 due to the cessation of publishing the magazine in the first quarter of 2020.
The operating loss decreased by $0.8 million, or 95.9% to $0.03 million for the three months ended March 31, 2021 compared to a loss of $0.8 million for the three months ended March 31, 2020. The decrease was primarily attributable to editorial, printing and shipping costs for Playboy magazine, which ceased publication with the spring 2020 issue.
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Corporate
Corporate expenses increased by $10.7 million, or more than 100% to $19.8 million for the three months ended March 31, 2021 compared to $9.1 million for the three months ended March 31, 2020. The increase in expense was primarily attributable to $6.3 million of non-recurring items related to the Business Combination, including a $2.7 million increase in stock-based compensation expense, and the acquisition of TLA. Additionally, we had increased costs related to M&A transaction expenses, ongoing costs attributable to acquired businesses, and expenses associated with being a newly public company.
Liquidity and Capital Resources
Sources of Liquidity
Our main source of liquidity is cash generated from operating and financing activities, which primarily includes cash derived from revenue generating activities and proceeds from the issuance of debt including term loans, promissory notes and convertible promissory notes. As of March 31, 2021, our principal source of liquidity was our cash in the amount of $70.2 million which is primarily held in operating and deposit accounts. Although consequences of the COVID-19 pandemic and resulting economic uncertainty could adversely affect our liquidity and capital resources in the future, and cash requirements may fluctuate based on the timing and extent of many factors such as those discussed above, we believe our existing sources of liquidity will be sufficient to fund our operations, including lease obligations, debt service requirements, capital expenditures and working capital obligations for at least the next 12 months. We may seek additional equity or debt financing in the future to satisfy capital requirements, respond to adverse developments such as the COVID-19 pandemic, changes in our circumstance or unforeseen events or conditions, or fund organic or inorganic growth opportunities. In the event that additional financing is required from third party sources, we may not be able to raise it on acceptable terms or at all.
Debt
Term Loan
In June 2014, we borrowed $150.0 million under a term loan maturing on December 31, 2018 (the “Term Loan”), at an effective rate of 7.0% from DBD Credit Funding LLC pursuant to a credit agreement (the “Credit Agreement”). The interest rate of the Term Loan is equal to the Eurodollar Rate for the interest period in effect plus the applicable margin in effect from time to time. The Eurodollar Rate is the greater of (a) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the administrative agent divided by 1 minus the statutory reserves (if any) and (b) 1.25% per annum. In 2016 and 2017, the Credit Agreement was amended to extend the maturity date to June 30, 2019 and to revise the quarterly principal payments and applicable margin rates. We made a penalty-free principal prepayment of $35.0 million in 2016 and increased the loan amount by $6.5 million in 2017. During the second and third quarter of 2018, we entered into multiple amendments to the Credit Agreement to establish a new commitment amount of $21.0 million, to revise the applicable margin rate and to extend the maturity date to December 31, 2020. In December 2018, the Credit Agreement was further amended to revise the applicable margin rate and extend the maturity date to December 31, 2023. Additionally, we borrowed an additional $40.5 million as well as established new quarterly principal payment amounts. The December amendment was accounted for as an extinguishment of debt resulting in the recognition of a loss of $4.0 million for the year ended December 31, 2018. In December 2019, the Credit Agreement was amended to borrow an additional $12.0 million and revise applicable margin rates. In March 2020, the Credit Agreement was amended to establish new quarterly principal payment amounts among other amendments. The amendment was assessed and was accounted for as a modification. We incurred additional financing costs of $0.1 million related to this amendment that were capitalized. The interest rate on the Term Loan was 8.25% and 8.25% as of March 31, 2021 and December 31, 2020, respectively.
Promissory Notes — Creative Artists Agency and Global Brands Group
In December 2016, we entered into a global consumer products licensing agency representation agreement with Creative Artists Agency — Global Brands Group LLP (“CAA-GBG”). Concurrently, we borrowed $13.0 million from CAA-GBG pursuant to the terms of a promissory note. The promissory note was noninterest bearing and was to be repaid in monthly installments in an amount equal to 11.00% of the monthly collections under the representation agreement beginning in 2017 and ending in 2021. In August 2018, we and CAA-GBG agreed to terminate the original promissory note and issue convertible promissory notes with the principal amounts equal to the outstanding amount of the original promissory note. A convertible promissory note was issued to CAA Brand Management, LLC (“CAA”) for $2.7 million and a convertible promissory note was issued to GBG International Holding Company Limited (“GBG”) for $7.3 million. These notes were noninterest bearing and were convertible into shares of our common stock no later than October 31, 2020, which was extended to December 31, 2020. In December 2020, we repaid the outstanding principal balance of the GBG note at a 20% discount resulting in a gain on settlement of $1.5 million. In January 2021, the outstanding note with CAA was converted into 51,857 shares of Legacy Playboy’s common stock, which was exchanged for 290,563 shares of our common stock upon the closing of the Business Combination in February 2021.
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Convertible Promissory Notes — United Talent Agency
In March and June 2018, we issued convertible promissory notes to UTA for an aggregate principal amount of $3.5 million. These notes were noninterest bearing and were convertible into shares of our common stock no later than October 31, 2020, which was extended to December 31, 2020. In January 2021, the settlement terms of the outstanding notes were amended to extend the term to the one-month anniversary of the termination or expiration of the Merger Agreement. In February 2021, we repaid the outstanding principal balance of the notes at a 20% discount resulting in a gain on settlement of $0.7 million.
Cash Flows
The following table summarizes our cash flows for the periods indicated:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Net cash provided by (used in):
Operating activities	$(14,303)	$(11,255)
Investing activities	(25,941)	(413)
Financing activities	97,063	(775)
Net increase (decrease) in cash and cash equivalents and restricted cash	$56,819	$(12,443)
Cash Flows from Operating Activities
Net cash used in operating activities was $14.3 million for three months ended March 31, 2021. This was primarily driven by net loss of $5.0 million adjusted for non-cash charges of $3.8 million and net cash outflows from changes in operating assets and liabilities of $13.1 million. The non-cash charges primarily consisted of $3.5 million in stock-based compensation, a $0.2 million change in fair value of PSAR liability and $0.7 million of depreciation and amortization expense, partially offset by $0.7 million of gain from the settlement of the UTA convertible promissory notes. The net cash outflows from changes in operating assets and liabilities of $13.1 million were primarily due to a decrease in other liabilities and accrued expenses of $1.4 million, a decrease in deferred revenue of $1.8 million, a decrease in accrued salaries, wages, and employee benefits of $2.7 million, an increase in prepaid expenses and other assets of $6.4 million and an increase in receivables of $0.5 million, partially offset by an increase in accounts payable of $0.2 million.
Net cash used in operating activities was $11.3 million for the three months ended March 31, 2020. This was primarily driven by a net loss of $2.4 million adjusted for non-cash charges of $1.5 million and net cash outflows from changes in operating assets and liabilities of $10.4 million. The non-cash charges primarily consisted of $0.7 million stock-based compensation, $0.6 million depreciation and amortization expense and a $0.1 million increase in deferred income taxes. The net cash outflows from changes in operating assets and liabilities of $10.4 million were primarily due to a decrease in deferred revenues of $10.4 million, a decrease in accounts payable of $1.0 million, a decrease in accrued salaries, wages, and employee benefits of $2.7 million, and a decrease in other liabilities and accrued expenses of $0.1 million, partially offset by a decrease in receivables of $0.4 million, a decrease in inventories of $1.2 million, and a decrease in prepaid expenses and other assets of $2.0 million.
Cash Flows from Investing Activities
Net cash used in investing activities was $25.9 million for the three months ended March 31, 2021, which was primarily due to the acquisition of TLA of $24.8 million and purchases of property and equipment of $1.1 million.
Net cash used in investing activities was $0.4 million for the three months ended March 31, 2020, which was primarily due to purchases of property and equipment.
Cash Flows from Financing Activities
Net cash provided by financing activities was $97.1 million for the three months ended March 31, 2021, which was primarily due to net cash acquired from the Business Combination and PIPE Investment of $100.7 million, offset by the repayment of the UTA convertible notes of $2.8 million, and the repayment of borrowings of $0.8 million.
Net cash used in financing activities was $0.8 million for the three months ended March 31, 2020, which was primarily due to the repayment of borrowings of $0.8 million.
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Contractual Obligations
There have been no material changes to our contractual obligations from December 31, 2020, as disclosed in our audited consolidated financial statements included in our Current Report on Form 8-K/A filed on March 31, 2021, other than the lease commitments assumed in connection with our acquisition of TLA, refer to Note 13, Commitments and Contingencies included elsewhere in this Quarterly Report for more information.
Off-Balance Sheet Arrangements
We are not a party to any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Critical Accounting Policies and Estimates
Our consolidated financial statements have been prepared in accordance with US GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Estimates and judgments used in the preparation of our consolidated financial statements are, by their nature, uncertain and unpredictable, and depend upon, among other things, many factors outside of our control, such as demand for our products, economic conditions and other current and future events, such as the impact of the COVID-19 pandemic. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
During the three months ended March 31, 2021, there were no material changes to our critical accounting policies or in the methodology used for estimates from those described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Current Report on Form 8-K/A filed with the SEC on March 31, 2021.
Emerging Growth Company and Smaller Reporting Company Status
We are an emerging growth company, as defined in the Jumpstart Our Business Startups (the “JOBS Act”). The JOBS Act permits companies with emerging growth company status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We expect to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.
In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act.
We are also a “smaller reporting company”, meaning that, as of the last business day of our most recently completed second fiscal quarter, the market value of our stock held by non-affiliates was less than $700.0 million and our annual revenue was less than $100.0 million during the most recently completed fiscal year before the last business day of our most recently completed second fiscal quarter. We may continue to be a smaller reporting company if, on the applicable testing date, either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.
Recent Accounting Pronouncements
See Note 1 to our consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and results of operations.

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Item 3. Quantitative and Qualitative Disclosures about Market Risk
We are exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation, and foreign currency exchange rates, as well as risks to the availability of funding sources, hazard events, and specific asset risks.
Interest Rate Risk
The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of March 31, 2021 and December 31, 2020, we had cash of $70.2 million and $13.4 million, respectively, and restricted cash and cash equivalents of $2.1 million and $2.1 million, respectively, primarily consisting of interest-bearing deposit accounts for which the fair market value would be affected by changes in the general level of U.S. interest rates. However, an immediate 10% change in interest rates would not have a material effect on the fair market value of our cash and restricted cash and cash equivalents.
As of March 31, 2021 and December 31, 2020, we had an outstanding Term Loan of $158.2 million and $159.1 million, respectively, that bears interest at a rate of 8.25% and 8.25% as of March 31, 2021 and December 31, 2020, respectively. A hypothetical 10% change in the interest rate on our Term Loan for all periods presented would not have a material impact on our consolidated financial statements.
Credit Risk
At various times throughout the year, we maintained cash balances in excess of Federal Deposit Insurance Corporation insured limits. We have not experienced any losses in such accounts and do not believe that there is any credit risk to our cash. Concentration of credit risk with respect to accounts receivable is limited due to the wide variety of customers to whom our products are sold and/or licensed. We had a licensee that accounted for approximately 13% and 17% of our net revenues for the three months ended March 31, 2021 and 2020, respectively.
Foreign Currency Risk
There was no material foreign currency risk for the three months ended March 31, 2021 and 2020.
Item 4. Controls and Procedures
Evaluation of Disclosure Controls and Procedures
Our management, with the participation and supervision of our Chief Executive Officer and our Chief Financial Officer, have evaluated our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as of the end of the period covered by this Quarterly Report on Form 10-Q. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of the period covered by this Quarterly Report on Form 10-Q, our disclosure controls and procedures are effective to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.
Changes in Internal Control over Financial Reporting
During the most recently completed fiscal quarter, the Company made changes to certain internal controls to reflect the operations of the Company and its consolidated subsidiaries as a result of the Business Combination and becoming a public company.

Limitations on Effectiveness of Controls and Procedures

The effectiveness of any system of internal control over financial reporting, including ours, is subject to inherent limitations, including the exercise of judgment in designing, implementing, operating, and evaluating the controls and procedures, and the inability to eliminate misconduct completely. Accordingly, any system of internal control over financial reporting, including ours, no matter how well designed and operated, can only provide reasonable, not absolute assurances. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. We intend to continue to monitor and upgrade our internal controls as necessary or appropriate for our business, but there can be no assurance that such improvements will be sufficient to provide us with effective internal control over financial reporting.
39

Part II. OTHER INFORMATION

Item 1. Legal Proceedings.

We are party to pending litigation and claims in connection with the ordinary course of our business. We make provisions for estimated losses to be incurred in such litigation and claims, including legal costs, and we believe such provisions are adequate. See Note 13, Commitments and Contingencies--Legal Contingencies, within the notes to our unaudited condensed consolidated financial statements for a summary of legal proceedings, in addition to Part I, Item 3, “Legal Proceedings” of our Annual Report on Form 10-K filed with the SEC on April 15, 2021.

Item 1A. Risk Factors.

In addition to the other information set forth in this Quarterly Report, please carefully consider the risk factors described in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2020, under the heading “Part I – Item 1A. Risk Factors.” Such risks described are not the only risks facing us. Additional risks and uncertainties not currently known to us, or that our management currently deems to be immaterial, also may adversely affect our business, financial condition, and/or operating results. There have been no material changes to those risk factors since their disclosure in our most recent Annual Report on Form 10-K.

Item 2. Recent Sales of Unregistered Securities and Use of Proceeds.
In connection with the Business Combination, MCAC entered into Subscription Agreements with certain PIPE Investors, pursuant to which MCAC issued and sold to the PIPE Investors, in a private placement closed immediately prior to the closing of the Business Combination, 5,000,000 shares of common stock at $10.00 per share, for an aggregate purchase price of $50,000,000.
At the closing of the Business Combination on February 10, 2021, MCAC (i) issued an aggregate of 20,916,812 shares of common stock to existing stockholders of Legacy Playboy, (ii) assumed Legacy Playboy options exercisable for an aggregate of 3,560,541 shares of common stock at a weighted average exercise price of $5.61 and (iii) assumed the obligation to issue shares in respect of terminated Legacy Playboy restricted stock units for an aggregate of 2,045,634 shares of common stock to be settled approximately one year following the closing of the Business Combination.
Upon the consummation of the Business Combination, Craig-Hallum Capital Group LLC and Roth Capital Partners LLC each received 100,000 shares of common stock as compensation for advisory services rendered to MCAC, including in their role as placement agents in the PIPE investment pursuant to an agreement, dated July 22, 2020, which was subsequently amended to join Roth Capital Partners, LLC on September 30, 2020. The services were completed as of September 30, 2020.
All securities stated above were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D thereunder as they were sold in a private placement to accredited investors.
In April 2021, Chardan Capital Markets, LLC exercised the unit purchase option in full, on a cashless basis, with respect to an aggregate of 344,988 units for the issuance of an aggregate 247,976 shares of common stock of the Company, in accordance with the cashless exercise provisions of the unit purchase option and pursuant to the exemption from registration contained in Section 3(a)(9) of the Securities Act.

Item 3. Defaults Upon Senior Securities.
None.

Item 4. Mine Safety Disclosures.
Not applicable.

Item 5. Other Information.
None.

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Item 6. Exhibits.

Exhibit No.	Description
3.1
Second Amended and Restated Certificate of Incorporation of PLBY Group, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2021)

3.2	Amended and Restated Bylaws of PLBY Group, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2021)
10.1
Amended and Restated Registration Rights Agreement, dated as of February 10, 2021, by and among PLBY Group, Inc., Suying Liu, Dong Liu, Nelson Haight, Todd Milbourn, Wenhua Zhang, RT-ICON Holdings LLC, and each of the other shareholders of Playboy Enterprises, Inc. whose names are listed on Exhibit A thereto (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2021)

10.2
Investor Rights Agreement, dated as of February 10, 2021, by and among PLBY Group, Inc. and RT-ICON Holdings LLC (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2021)

10.3
Voting Agreement, dated as of February 10, 2021, by and among PLBY Group, Inc., RT-ICON Holdings LLC and Drawbridge Special Opportunities Fund LP (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2021)

10.4	PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan (incorporated by reference to Exhibit 10.8 of the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2021)
10.5^
Eleventh Amendment to the Credit Agreement and Waiver, dated as of January 4, 2021, by and among Products Licensing LLC, Playboy Enterprises International, Inc., Playboy Enterprises, Inc., Y Acquisition Co. LLC, China Products Licensing, LLC, Yandy Enterprises LLC., DBD Credit Funding LLC, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.20 of the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2021)

10.6†
Offer Letter, dated as of December 20, 2012, by and between Playboy Enterprises, Inc. and David Israel, as amended on February 8, 2021 (incorporated by reference to Exhibit 10.22 of the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2021)

10.7†
Employment Agreement, dated as of January 31, 2021, by and between Playboy Enterprises, Inc. and Ben Kohn (as assumed by PLBY Group, Inc.) (incorporated by reference to Exhibit 10.23 of the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2021)

10.8†
Employment Agreement, dated as of February 10, 2021, by and between Playboy Enterprises, Inc. and Chris Riley (as assumed by PLBY Group, Inc.) (incorporated by reference to Exhibit 10.24 of the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2021)

10.9†
Offer Letter, dated as of January 23, 2021, by and between Playboy Enterprises, Inc. and Florus Beuting, as amended on February 8, 2021 (incorporated by reference to Exhibit 10.25 of the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2021)

10.10†
Form of Indemnification Agreement, by and between PLBY Group, Inc. and each of its directors and executive officers (incorporated by reference to Exhibit 10.26 of the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2021)

10.11†
PLBY Group, Inc. Non-Employee Director Compensation Policy, effective February 10, 2021 (incorporated by reference to Exhibit 10.27 of the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2021)

10.12†
Employment Agreement, dated February 11, 2021, between PLBY Group, Inc. and Lance Barton (incorporated by reference to Exhibit 10.31 of the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2021)

10.13†	Form of Option/RSU Acknowledgement and Lock-up Agreement (incorporated by reference to Exhibit 10.32 of the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2021)
10.14
Agreement, dated January 10, 2021, by and between Playboy Enterprises, Inc. and CAA Brand Management, LLC (incorporated by reference to Exhibit 10.12 of the Company’s Registration Statement on Form S-1 filed with the SEC on April 28, 2021)

10.15^*	Stock Purchase Agreement, dated January 31, 2021, by and between Playboy Enterprises, Inc. and TLA Acquisition Corp.
31.1*	Certification of the Principal Executive Officer pursuant to Rules 13a-14(a) and 15d-14(a) promulgated pursuant to the Securities Exchange Act of 1934, as amended
31.2*	Certification of the Principal Financial Officer pursuant to Rules 13a-14(a) and 15d-14(a) promulgated pursuant to the Securities Exchange Act of 1934, as amended
32.1**	Certification of the Principal Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
31.2**	Certification of the Principal Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101.INS*	XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
41

101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document
_____________________
*Filed herewith.
** This certification is being furnished solely to accompany this quarterly report pursuant to 18 U.S.C. § 1350, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of PLBY Group, Inc., whether made before or after the date hereof, regardless of any general incorporation language in such filing.
^     Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.
†    Management contract or compensation plan or arrangement.
42

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PLBY GROUP, INC.

Date: May 13, 2021	By:	/s/ Ben Kohn
	Name:	Ben Kohn
	Title:	Chief Executive Officer and President (principal executive officer)

Date: May 13, 2021	By:	/s/ Lance Barton
	Name:	Lance Barton
	Title:	Chief Financial Officer (principal financial officer)

43

Exhibit 10.15
STOCK PURCHASE AGREEMENT
by and among
Playboy Enterprises, Inc., as Buyer
TLA Acquisition Corp., as the Company
The K2 Principal Fund L.P. (“K2”),
Alpine Associates, a Limited Partnership (“Alpine Associates”),
Alpine Heritage, L.P. (“Alpine Heritage”),
Alpine Heritage II, L.P. (“Alpine Heritage II”),
Alpine Heritage Offshore Fund Ltd. (“Alpine Offshore”)
Chatham Capital Management IV, LLC (“Chatham”),
TOR Capital LLC (“TOR”),
Twin Haven Special Opportunities Fund IV, L.P. (“Twin Haven”),
K2, Alpine Associates, Alpine Heritage, Alpine Heritage II, Chatham, TOR, and Twin Haven as the Sellers
and
Albert Altro, as the Representative
Dated as of January 31, 2021

EXHIBITS
Exhibit A – List of Sellers
Exhibit B – Form of Escrow Agreement
Exhibit C – Closing Deliveries

SCHEDULES
Schedule 1.4 – Form Working Capital Statement
Schedule 5.2 – Exceptions to Restrictions on Conduct of Business
Schedule 5.6(b) – Consents and Waivers
Schedule 5.10 – Liens
Schedule 5.12 – Terminating Contracts
Schedule 5.13 – Indemnification Agreements
Schedule 6.3(f) – Lease Consent List
Schedule 8.2(f) – Line Item Indemnities

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 31, 2021, is entered into by and among Playboy Enterprises, Inc., a Delaware corporation (“Buyer”), TLA Acquisition Corp., a Delaware corporation (the “Company”), The K2 Principal Fund L.P. (“K2”), Alpine Associates, a Limited Partnership (“Alpine Associates”), Alpine Heritage, L.P. (“Alpine Heritage”), Alpine Heritage II, L.P. (“Alpine Heritage II”), Alpine Heritage Offshore Fund Ltd. (“Alpine Offshore”), Chatham Capital Management IV, LLC as agent for each of Chatham Investment QP IV, LLC and Chatham Investment Fund IV, LLC (collectively, “Chatham”), TOR Capital LLC (“TOR”), Twin Haven Special Opportunities Fund IV, L.P. (“Twin Haven”, collectively with K2, Alpine Associates, Alpine Heritage, Alpine Heritage II, Alpine Offshore, TOR, and Chatham, the “Sellers” and each a “Seller”), and Albert Altro (such person or any successor appointed pursuant to Section 5.15 from time to time, the “Representative”), solely in his capacity as representative for the Sellers.
RECITALS
A.    The Sellers are the legal owners of the number of shares of Company Common Stock set forth next to their name on Exhibit A (the “Shares”), constituting all of the authorized and outstanding Securities of the Company as of the date hereof.
B.    The Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the Shares upon the terms and subject to the conditions set forth in this Agreement.
C.    In order to induce Buyer to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Barbara Cook (the Company’s current Chief Executive Officer) is entering into an employment agreement (the “Cook Employment Agreement”) with Buyer in a form mutually acceptable to the parties thereto, which will be effective at and subject to the occurrence of the Closing.
D.    The parties hereto desire to make certain representations, warranties, covenants and agreements set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Sellers, the Company, and Buyer hereby agree as follows:
ARTICLE 1

SALE AND PURCHASE
1.1    Sale and Purchase of Shares. At the Closing: (a) the Sellers shall sell, assign and transfer to Buyer all of the Shares, free and clear of all liens and (b) Buyer shall pay and deliver, or cause to be paid and delivered, the Initial Purchase Price to, or for the benefit of the Sellers.

1.2    Closing. Unless otherwise agreed by Buyer, the Company and the Representative in writing, the closing of the Transactions (the “Closing”) will take place as soon as reasonably practicable on or after March 1, 2021, upon the earlier to occur thereafter of: (a) five (5) Business Days after the Effective Time under the Merger Agreement and (b) March 15, 2021; provided that, in any event, Closing shall only occur after the satisfaction or waiver of each of the conditions set forth in Article 6 (except for such conditions that by their nature can only be satisfied at Closing, but subject to the fulfillment or waiver of such conditions). The Closing will take place remotely via electronic exchange of documents. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”
1.3    Purchase Price.
(a)    Generally. Subject to the adjustments set forth Section 1.4, in full consideration for the transfer of the Shares, Buyer shall pay or cause to be paid to, or for the benefit of, the Sellers at the Closing an aggregate amount in cash equal to $24,000,000, adjusted as follows:
(1)    plus the PEI Portion of the PPP Loan Repayment Amount;
(2)    plus the Estimated Cash;
(3)    plus any Positive Working Capital Adjustment;
(4)    plus the Allocated Amount;
(5)    minus the Estimated Third Party Expenses, provided, that the amount of the Specified Estimated Third Party Expenses exceeding $300,000, if any, will not be deducted from the Initial Purchase Price;
(6)    minus the Representative Fund;
(7)    minus the Estimated Sales Tax Liability (which, for the avoidance of doubt, Buyer shall apply towards payments of the Sales Tax Liability of the Company to the applicable Governmental Authority when due and payable);
(8)    minus any COVID-19 Rent Deferral;
(9)    minus the Working Capital Escrow Amount;
(10)    minus any Negative Working Capital Adjustment; and
(11)    minus the PPP Loan Repayment Amount.
(such amount, the “Initial Purchase Price”).

(b)    Closing Payments. At the Closing, the Initial Purchase Price will be distributed to, or for the benefit of, the Sellers. Each Seller will be entitled to receive an amount equal to the product of: (1) the Share Amount and (2) the number of Shares owned by such Seller as set forth in the Distribution Schedule, payable by bank wire transfer of immediately available funds to an account or accounts designated by such Seller at Closing.
(c)    Other Settlements.
(1)    In accordance with the Escrow Agreement, dated as of the Closing Date, substantially in the form of Exhibit B (the “Escrow Agreement”), by and among Buyer, Citizens Bank, N.A., as escrow agent (the “Escrow Agent”), and the Representative, at the Closing, Buyer will deposit the Working Capital Escrow Amount with the Escrow Agent in accordance with the Escrow Agreement (the “Working Capital Fund”). The Working Capital Fund will be held and distributed in accordance with the terms of the Escrow Agreement and Section 1.4.
(2)    At the Closing, Buyer will deposit an amount equal to $100,000 (the “Representative Fund”) with the Representative in accordance with Section 5.15.
(3)    At the Closing, Buyer shall, on behalf of the Company, pay the Estimated Third Party Expenses to the Persons entitled thereto in accordance with the instructions designated in the Funds Flow Statement.
(4)    At the Closing, Buyer shall, on behalf of the Company, pay the PPP Loan Repayment Amount to Wells Fargo Bank, N.A. in accordance with the instructions designated in the Funds Flow Statement.
(d)    Distribution Schedule and Funds Flow Statement.
(1)    At least two Business Days before the anticipated Closing Date, the Representative shall prepare and deliver, or cause to be prepared and delivered, the Distribution Schedule to Buyer. None of Buyer, the Company nor any of their respective Affiliates shall have any Liability or obligation to any Person, including the Sellers, for any Losses arising from or relating to errors, omissions or inaccuracies by the Representative in calculating the portion of the Initial Purchase Price payable to any Seller or any other errors, omissions or inaccuracy in the Distribution Schedule. Upon payment to a Seller of the portion of the Initial Purchase Price to be paid to such Seller at Closing as set forth on the Distribution Schedule, none of Buyer, the Company nor any of their respective Affiliates shall have any Liability or obligation to any Person, including the Sellers, in respect of payment of the Initial Purchase Price.
(2)    At least two Business Days before the Closing, the Company will deliver to Buyer a written statement (the “Funds Flow Statement”), in a form acceptable to Buyer, setting forth the amounts to be paid by Buyer at Closing pursuant to this Agreement and the Related Agreements and the recipients of, and bank wire details for, such payments.

(e)    Withholding. Buyer, the Company, Representative, the Escrow Agent and any other applicable withholding agent hereunder shall be entitled to deduct and withhold (or cause to be deducted and withheld) from amounts otherwise payable pursuant to this Agreement or any Related Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax Law; provided, however, if Buyer determines that an amount is required to be deducted and withheld with respect to any such amounts (other than as a result of the Company’s failure to provide the statement required by Section 5.11(a) hereof), Buyer shall use commercially reasonable efforts to provide the Representative with written notice of its intent to so deduct and withhold any such amount at least three Business Days prior to the date the applicable payment is scheduled to be made, and Buyer shall reasonably cooperate with the Representative to eliminate or reduce such deduction or withholding (including providing the Representative with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding). To the extent that such withheld amounts are timely paid over to or deposited with the proper Taxing authority, such amounts shall be treated for all purposes of this Agreement and the Related Agreements as having been paid to the Person in respect of which such deduction and withholding was made.

1.4    Adjustments to Initial Purchase Price.
(a)    Estimated Statement. The parties contemplate that the Company will have Working Capital as of the Closing (the “Closing Working Capital”), as calculated in accordance with this Agreement and in accordance with and as set forth on the Form Working Capital Statement attached hereto as Schedule 1.4 of $2,875,000 (the “Working Capital Target”). No less than two Business Days prior to the Closing, the Company shall deliver to Buyer (1) a written statement (the “Estimated Statement”) setting forth (A) the Company’s good faith estimate of the amount of the Closing Working Capital (the “Estimated Working Capital”), (B) the Company’s good faith estimate, reasonably detailed, including wire instructions and separated by service provider, of Third Party Expenses of the Company through the Closing (“Estimated Third Party Expenses”), (C) the Company’s good faith estimate of the amount of the Closing Cash (the “Estimated Cash”), and (D) the Company’s good faith estimate of the amount of the Sales Tax Liability (the “Estimated Sales Tax Liability”) and (2) a final estimated unaudited consolidated balance sheet as of the Closing Date of the Company prepared in accordance with GAAP and in a manner consistent with the Interim Balance Sheet (the “Closing Balance Sheet”), together with such schedules and data as may be appropriate to support such Estimated Statement and Closing Balance Sheet. An authorized officer of the Company shall certify the Estimated Statement and the Closing Balance Sheet. Following delivery of the Estimated Statement and Closing Balance Sheet, the Company shall provide Buyer and its representatives with reasonable access to the officers, books and records of the Company and the independent auditors of the Company, to verify the accuracy of such amounts in accordance with this Agreement, all to the extent deemed reasonably necessary by Buyer. If Buyer does not agree with the Company’s calculations of the Estimated Working Capital, Estimated Third Party Expenses, Estimated Cash, Estimated Sales Tax Liability or the Closing Balance Sheet, the Company and Buyer shall negotiate in good faith to mutually agree on acceptable estimates, and the Company shall consider in good faith any proposed comments or changes that Buyer may reasonably suggest. The Company’s failure to include any changes proposed by Buyer, or the acceptance by Buyer of the Estimated Statement, does not constitute an acknowledgment by Buyer of the accuracy of the Estimated Statement and will not limit or otherwise affect Buyer’s remedies under this Agreement, including Buyer’s right to include such changes or other changes in the Closing Statement. The “Positive Working Capital Adjustment,” means the amount, if any, by which the Estimated Working Capital is greater than the Working Capital Target. The “Negative Working Capital Adjustment,” means the amount, if any, by which Estimated Working Capital is less than the Working Capital Target.

(b)    Closing Statement. No later than 60 days after the Closing Date, Buyer shall prepare and deliver to the Representative, a calculation of the Closing Working Capital, the Third Party Expenses, the Closing Cash, and the Sales Tax Liability (the “Closing Statement”) together with such schedules and data setting forth in reasonable detail the particulars of any disparity between the Estimated Statement and the Closing Statement, including a copy of the Estimated Statement marked to indicate those specific items that are in dispute and accompanied by Buyer’s calculation of each such item that is in dispute. Following delivery of the Closing Statement, Buyer shall provide the Representative with reasonable access to the officers, books and records of the Company and the independent auditors of the Company, solely for the purpose of reviewing the Closing Statement in accordance with this Agreement, all to the extent deemed reasonably necessary by the Representative and in a manner not unreasonably disruptive to the Company’s business, except that the Representative shall not, except with the prior written consent of Buyer, contact any employee of Buyer. For purposes of this Agreement, Working Capital will be calculated in accordance with the following hierarchy: (1) this Agreement (including Schedule 1.4 to this Agreement) and (2) GAAP applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Financial Statements.
(c)    Determination of Final Working Capital, Final Third Party Expenses and Final Cash. To dispute the Closing Statement, the Representative must, no later than 60 days after its receipt of the Closing Statement, notify Buyer of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any disagreement, including a copy of the Closing Statement marked to indicate those specific items that are in dispute (the “Disputed Items”), the Representative’s calculation of each of the Disputed Items and the Representative’s revised Closing Statement setting forth its determination of the Closing Working Capital, the Third Party Expenses, the Closing Cash and the Sales Tax Liability. If the Representative provides a Notice of Disagreement within such 60 day period, all items that are not Disputed Items will be final, binding and conclusive for all purposes hereunder unless the resolution of any Disputed Item affects an undisputed item, in which case such undisputed item will remain open and be considered a Disputed Item by Buyer and Representative. If the Representative does not provide a Notice of Disagreement within such 60 day period, the Representative will be deemed to have accepted in full the Closing Statement as prepared by Buyer, which will be final, binding and conclusive for all purposes hereunder. If any Notice of Disagreement is timely provided and contains the proper information required above, Buyer and the Representative will use commercially reasonable efforts for a period of 30 days following the date of Buyer’s receipt of the Notice of Disagreement (or such longer period as they may mutually agree) to resolve any Disputed Items. During such 30-day period, Buyer and the Representative will have access to the books and records of the Company and the working papers, schedules and calculations of the other used in the preparation of the Closing Statement and the Notice of Disagreement and the determination of the Closing Working Capital, Third Party Expenses, Closing Cash, Sales Tax Liability and Disputed Items. If, at the end of such period, Buyer and the Representative are unable to resolve such Disputed Items, then such Disputed Items will be referred to an independent accounting firm of national reputation in the United States selected by Buyer and reasonably acceptable to the Representative (the “Settlement Accountant”). Buyer and the Representative shall enter into reasonable and customary arrangements for the services to be rendered by the Settlement Accountant under this Section 1.4. Buyer and the Representative shall instruct the Settlement Accountant to determine as promptly as practicable (and in any event no later than 30 days from the date that the dispute is submitted to it), whether the Disputed Items in the Closing Statement were prepared in accordance with the standards set forth in this Section 1.4 and whether and to what extent (if any) the Closing Working Capital, Third Party Expenses, Closing Cash, and/or Sales Tax Liability require adjustment. The Settlement Accountant will resolve each Disputed Item by calculating such Disputed Item in accordance with this Agreement (for each such Disputed Item, the amount so calculated is referred to as the “Accountant Determined Amount”) and establishing as the final amount of such Disputed Item the applicable Accountant Determined Amount. Buyer and the Representative shall each furnish to the Settlement Accountant such work papers and other documents and information relating to the disputed issues and shall answer questions as the Settlement Accountant may reasonably request. The determination of the Settlement Accountant will be final, conclusive and binding on the parties hereto and on the Sellers absent manifest error. The amounts determined to be the Closing Working Capital pursuant to this Section 1.4(c) will constitute the “Final Working Capital,” the amounts determined to be the Third Party Expenses pursuant to this Section 1.4(c) will constitute the “Final Third Party Expenses,” the amounts determined to be the Closing Cash pursuant to this Section 1.4(c) will constitute the “Final Closing Cash, and the amounts determined to be the Sales Tax Liability pursuant to this Section 1.4(c) will constitute the “Final Sales Tax Liability”.
(d)    Settlement Accountant Fees; Payments. The fees and expenses of the Settlement Accountant will be allocated to and borne by Sellers and Buyer based on the inverse of the percentage that the Settlement Accountant’s determination (before such allocation) bears to the total amount of the total Disputed Items as originally submitted to the Settlement Accountant. For example, if the Disputed Items in total equal $1,000 and the Settlement Accountant awards $600 in favor of Sellers’ position, 60% of its fees and expenses would be borne by Buyer and 40% of such costs would be borne by Sellers.
(1)    If the Net Adjustment Amount is negative (the “Shortfall Amount”), within five Business Days after determination of the Final Working Capital, the Final Third Party Expenses, the Final Closing Cash and the Final Sales Tax Liability, (A) to the extent the Shortfall Amount exceeds the Adjustment Threshold, Buyer and Representative will deliver a joint instruction to the Escrow Agent to release the amount by which the Shortfall Amount exceeds the Adjustment Threshold to Buyer, by wire transfer of immediately available funds from the Working Capital Fund and (B) Buyer and Representative will deliver a joint instruction to the Escrow Agent to release any remaining funds in the Working Capital Fund following payment to Buyer in accordance with (A), to Sellers in accordance with their Pro Rata Share. For the avoidance of doubt, if the Shortfall Amount is equal to or less than the Adjustment Threshold, no payment shall be made to Buyer under clause (A), and the full amount of the Working Capital Fund shall be released to Sellers pursuant to clause (B).

(2)    If the Net Adjustment Amount is positive (the “Excess Amount”), within five Business Days after determination of the Final Working Capital, the Final Third Party Expenses, the Final Closing Cash and the Final Sales Tax Liability, (A) Buyer and Representative will deliver a joint instruction to the Escrow Agent to release all amounts in the Working Capital Fund to the Sellers, in accordance with their Pro Rata Share and (B) to the extent the Excess Amount exceeds the Adjustment Threshold, Buyer will pay the amount of the Excess Amount that is in excess of the Adjustment Threshold to the Sellers, in accordance with their Pro Rata Share.
(3)    For purposes of this Agreement, the “Adjustment Threshold” shall mean an amount equal to $75,000.
(e)    Calculations. If any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of this Agreement (including Schedule 1.4) expressly conflict with, or are expressly inconsistent with, GAAP in connection with such determination, the terms of this Agreement (including Schedule 1.4) will control.
1.5    Taking of Necessary Further Actions. Each of Buyer, the Company, the Sellers and the Representative shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Transactions in accordance with this Agreement as promptly as possible.
ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the disclosures and other responses set forth in the Disclosure Schedule (which exceptions and responses will qualify the section or subsection they specifically reference and will also qualify other sections or subsections in this Article 2 to the extent that it is reasonably apparent on the face of an exception or response that such exception or response is applicable to such other section or subsection), the Company represents to Buyer as of the date hereof and as of the Closing Date, as if such representations were made as of the Closing Date.

2.1    Organization and Powers; Subsidiaries.
(a)    The Company (1) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (2) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (3) is qualified to do business in every jurisdiction where such qualification is required, except where the failure to qualify could not reasonably be expected to result in a Material Adverse Effect on the Company. The Company is not in material violation of any of the provisions of its organizational documents, and no changes thereto are pending. Section 2.1(a) of the Disclosure Schedule lists (i) the officers and directors of the Company, (ii) the jurisdictions in which the Company is qualified to do business and (iii) the jurisdictions in which the Company has facilities, employs employees or conducts business. The Company has Made Available a true and correct copy of its articles of incorporation, as amended and bylaws, as amended, each in full force and effect (collectively, the “Charter Documents”), to Buyer. The board of directors of the Company has not approved or proposed any amendment to any of the Charter Documents.
(b)    As of the date of this Agreement, there are no Subsidiaries of the Company. The Company does not own or control any equity or similar interest in and does not have any commitment or obligation to invest in, purchase any Securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person. There have never been any Subsidiaries of the Company.
2.2    Capitalization
(a)    The authorized capital stock of the Company consists of 15,000 shares of Company Common Stock, par value $0.001 per share, of which 10,000 shares are issued and outstanding. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock. Other than Company Common Stock, there are no other authorized Securities of the Company. Section 2.2(a) of the Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all of the holders of Company Common Stock, their domicile addresses and the number of shares. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of (i) any Encumbrance, and (ii) preemptive rights and put or call rights created by Law, the Company’s organizational documents or any Contract to which the Company is a party or of which the Company has Knowledge, in each case except as set forth in the Stockholders’ Agreement.

(b)    There are no Contracts to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Securities or obligating the Company to grant, extend, accelerate the vesting or waive any repurchase rights of, change the price of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no Contracts relating to purchase or sale of any Securities of the Company (1) between or among the Company and any Seller or (2) between or among any Sellers. All Company Common Stock was issued in compliance with all applicable federal and state securities Laws, and all shares of Company Common Stock repurchased by the Company were repurchased in compliance with all applicable federal and state securities Laws and all applicable rights of first refusal and other similar rights and limitations.
(c)    Except as set forth on Section 2.2(c) of the Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings relating to the voting of any Shares, and there are no agreements between the Company and any Seller, or among any Sellers, relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights, “drag-along” or other similar rights) of any Company Common Stock. As a result of the Transactions, Buyer will be the sole record and beneficial holder of all issued and outstanding Company Common Stock and all rights to acquire or receive any shares of Company Common Stock, whether or not such shares of Company Common Stock are outstanding.
(d)    No bonds, debentures, notes or other Company Indebtedness (1) having the right to vote on any matters on which Sellers may vote (or which is convertible into, or exchangeable for, Securities having such right) or (2) the value of which is in any way based upon or derived from Company Common Stock, are issued or outstanding as of the date of this Agreement.
(e)    The allocation of the Initial Purchase Price set forth in Article 1 hereof is consistent with the Charter Documents.
(f)    The information contained in the Distribution Schedule will be complete and correct as of the Closing Date.
(g)    The Company is not subject to the requirements of subdivision (b) of section 2115 of the California Corporations Code pursuant to the terms of such section 2115.

2.3    Authority; Non-contravention.
(a)    Authority.
(1)    The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements to which it is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the Transactions by the Company have been duly authorized by all requisite action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and the Related Agreements to which it is a party.
(2)    This Agreement and the Related Agreements to which it is a party have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto and thereto, represent the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of (A) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereafter in effect relating to the rights of creditors generally and (B) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.
(b)    Except as set forth on Section 2.3(b) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Related Agreements to which the Company is a party and the consummation of the Transactions by the Company do not and will not (1) conflict with, result in or constitute any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in accordance with, any provision of the organizational documents of the Company, (2) result in the creation of an Encumbrance on, or any sale, transfer, assignment, or conveyance of any rights to, any properties or assets of the Company, (3) conflict with, result in or constitute a material violation of or default under (with or without notice, lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, payment, modification or acceleration of any obligation or loss or modification of any benefit under any Contract of the Company or (4) require consent, approval or waiver from any Person in accordance with any Contract applicable to the Company or any of its properties or assets, (5) materially violate any Permit or Law applicable to the Company, or (6) otherwise have an adverse effect upon the ability of the Company to consummate the Transactions.
(c)    No material Permit or Order of, or registration or filing with or declaration or notification to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the Transactions.

(d)    The Shares being sold hereunder and the Transactions are not, and by the passage of time will not be, subject to a right of first negotiation, right of first offer or refusal, or any other similar right granted by the Company (or any of its Affiliates) to and in favor of a third party with respect to an Acquisition Proposal or that could otherwise affect, threaten the compliance of any of the exclusivity obligations under Section 5.7, or cause any delays in the consummation of the Transactions.
2.4    Financial Statements.
(a)    Section 2.4(a) of the Disclosure Schedule sets forth the Company’s audited consolidated balance sheets as of and statements of operations and statements of cash flows for the year ended January 2, 2020 and its unaudited consolidated balance sheet as of and statement of operations and statement of cash flows as of and for the 11-month period ended November 28, 2020 (collectively, the “Financial Statements”). Except as set forth on Section 2.4(a) of the Disclosure Schedule, the Financial Statements (1) have been prepared in all material respects in accordance with accounting practice generally accepted in the United States of America applicable to private companies (“GAAP”) (except that the interim period financial statements do not have notes thereto and are subject to normally recurring year-end adjustments none of which individually or in the aggregate are material) applied on a consistent basis throughout the periods indicated, (2) are true, complete and correct in accordance with GAAP in all material respects, and (3) present fairly the financial condition and results of operations and cash flows of the Company as of the dates and for the periods indicated therein (in each case, except that the interim period financial statements are subject to normally recurring year-end adjustments, none of which individually or in the aggregate are material, and do not include the Company’s accrued liability in respect of its loyalty program (which amount, in the aggregate, does not exceed $280,000 (calculated in a manner consistent with past practices))). There has been no change in the Company’s accounting policies since January 2, 2020 (the “Company Balance Sheet Date”), except as described in the Financial Statements.

(b)    The aggregate amount of Company Indebtedness, and the holders of such Company Indebtedness, on the date hereof is set forth in Section 2.4(b) of the Disclosure Schedule. All Company Indebtedness may be prepaid without penalty. The Company is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC). All reserves that are set forth in or reflected in the Interim Balance Sheet have been established in accordance with GAAP consistently applied and are believed to be adequate. The Company has in place systems and processes (including the maintenance of proper books and records) that are believed to be effective in (1) providing reasonable assurances regarding the reliability of the Financial Statements, (2) ensuring that transactions are executed in accordance with management’s general or specific authorization, (3) ensuring transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (4) ensuring access to assets is permitted only in accordance with management’s general or specific authorization and (5) accumulating and communicating to the Company’s principal executive officer and principal financial officer, in a timely manner, the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Financial Controls”). None of the Company, its officers or directors nor the Company’s independent auditors has identified or been made aware of any material complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Financial Controls or the Financial Statements. To the Knowledge of the Company, there have been no instances of Fraud by any officer or employee of the Company, whether or not material, that occurred during any period covered by the Financial Statements. The Company has in place a revenue recognition policy consistent with GAAP.
(c)    The Company’s application for and receipt and administration of, the PPP Loan, including all representations and certifications contained in or supporting the PPP Loan application and the PPP loan documents, were true, correct and complete in all material respects and were otherwise completed in accordance in all material respects with applicable rules, regulations and all guidance issued by the U.S. Small Business Administration (SBA) and the U.S. Treasury with respect to the Paycheck Protection Program. The Company has used the proceeds of the PPP Loan solely for the purposes permitted by the CARES Act and is otherwise in material compliance with all other provisions or requirements of the PPP loan program, including its PPP loan, and of the CARES Act. Except for the PPP Loan, the Company has not applied for or accepted either (1) any loan pursuant to the PPP Program, (2) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act, any loans or other relief under the Main Street Lending Programs or (3) any loan or funds from applicable Law enacted by any Governmental Authority in response to the COVID-19 pandemic. Section 2.4(c) of the Disclosure Schedule sets forth (A) the original amount of the PPP Loan received by the Company; (B) the proceeds of the PPP Loan used by the Company as of the date hereof, including a description of the use of such proceeds, amounts and dates of use; (C) the outstanding amount of the PPP Loan as of January 31, 2021; and (D) and the portion (if any) of the PPP Loan that has been forgiven as of the date hereof.

2.5    Absence of Certain Changes; Undisclosed Liabilities.
(a)    Except as set forth on Section 2.5(a) of the Disclosure Schedule, since the Company Balance Sheet Date, the Company has conducted its business only in the ordinary course of business, and there has not occurred any change, event or occurrence (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events or occurrences, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on the Company.
(b)    Except as set forth on Section 2.5(b) of the Disclosure Schedule, to the Knowledge of the Company, the Company does not have any Liabilities of a nature required to be set forth on a balance sheet prepared in accordance with GAAP except for those (1) reflected in, reserved against or shown on the face of the balance sheet included in the Financial Statements as of November 28, 2020 (the “Interim Balance Sheet”), (2) Estimated Third Party Expenses, (3) arising under this Agreement and any Related Agreement, (4) which are fully discharged by Sellers on or before the Closing, and (5) that (A) have arisen or were incurred after the date of the Interim Balance Sheet in the ordinary course of business of the Company consistent with past practice, (B) are reflected in the calculation of Closing Working Capital (if applicable), and (C) in the case of Liabilities that have arisen since the date hereof in the ordinary course of business of the Company, do not arise from a violation of Section 5.2.
2.6    Absence of Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its assets or properties, including any Owned Company Intellectual Property, or any of their respective officers or directors in their capacities as such. There is no Order in effect against the Company or any of their respective assets or properties, or any of the Company’s directors or officers in their respective capacities as such and, to the Knowledge of the Company, there is no Basis therefor. There is no Action pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to the Charter Documents, DGCL or other applicable Law to indemnification from the Company, nor is there, to the Knowledge of the Company, any Basis that would give rise to such Action. There is no Action by the Company pending, threatened or contemplated against any other Person.

2.7    Restrictions on Business Activities. There is no Contract (including covenants not to compete) or Order binding upon the Company that has or could reasonably be expected to have, whether before or after consummation of the Transactions, the effect of prohibiting or impairing any current or future business practice of the Company, Buyer or any of Buyer’s Subsidiaries, any acquisition of property (tangible or intangible) by the Company, Buyer, or any of Buyer’s Subsidiaries or the conduct of business by the Company, Buyer, or any of Buyer’s Subsidiaries, in each case, as currently conducted by the Company. Without limiting the generality of the foregoing, the Company has not entered into (a) any customer or other similar Contract that limits the freedom of the Company, Buyer, or any of Buyer’s Subsidiaries to engage or participate, or compete with any other person, in any line of business, market or geographic area, or to make use of any Owned Company Intellectual Property, or (b) any Contract under which the Company grants most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights or terms to any Person, or (c) any Contract otherwise limiting the right of the Company, Buyer, or any of Buyer’s Subsidiaries to sell, distribute or manufacture any products or services, to purchase or otherwise obtain any software, products or services or to hire or solicit potential employees, consultants or independent contractors.

2.8    Intellectual Property.
(a)    Registered Company Intellectual Property. Section 2.8(a) of the Disclosure Schedule contains a complete and accurate list of all Registered Company Intellectual Property, in each case listing, as applicable, (1) the name of the record owner; (2) the jurisdiction where the Registered Company Intellectual Property is located (or, for Domain Names, the applicable registrar); (3) the application, publication, issue or registration number to the extent available; (4) the filing date, issuance/registration/grant date and expiration date, if applicable; (5) the prosecution status, if applicable; and (6) any Encumbrances filed against the Registered Company Intellectual Property. Section 2.8(a) of the Disclosure Schedule also contains a complete and accurate list of all material Trademarks used or held for use by the Company that are not the subject of Trademark applications or registrations. Except as set forth on Section 2.8(a) of the Disclosure Schedule, (A) the Company is listed at the appropriate Governmental Authority as the sole owner of the Registered Company Intellectual Property and there are no breaks in chain-of-title documents filed with the applicable Governmental Authority with respect thereto, (B) all necessary registration, maintenance and renewal fees with respect to the Registered Company Intellectual Property have been paid, and all necessary affidavits, responses, recordations, certificates, releases and other documents have been filed for the purposes of obtaining, maintaining, perfecting, preserving and renewing all Registered Company Intellectual Property and the ownership rights of the Company with respect thereto; (C) there are no actions that must be taken within 120 days following the Closing, including the payment of any registration, maintenance or renewal fees or the filing of any affidavits, responses, recordations, certificates or other documents, for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Company Intellectual Property; and (D) none of the Registered Company Intellectual Property is involved in any inter-partes review, covered business method review, post grant review, derivation, interference, reexamination, cancellation, protest, opposition proceeding, supplemental examination or any other currently pending or threatened Action, including any Action regarding the ownership, use, validity, scope or enforceability of the Registered Company Intellectual Property.
(b)    Ownership and Sufficiency of IP. The Company solely and exclusively owns all right, title and interest in and to (including the sole right to enforce), free and clear of all Encumbrances other than Permitted Encumbrances, the Owned Company Intellectual Property. The Owned Company Intellectual Property along with the rights granted to the Company in the Inbound Licenses, constitute all right, title and interest in and to all Intellectual Property necessary to enable Buyer to conduct the business of the Company in the same manner as currently conducted. The Company has not exclusively licensed any Owned Company Intellectual Property to any Person. No Person who has licensed Intellectual Property to the Company has ownership rights or license rights to improvements, enhancements, modifications, other amendments or developments made in whole or in part by the Company in or with respect to the Intellectual Property.

(c)    Non-Infringement. The business of the Company as currently conducted (1) does not infringe, misappropriate, use or disclose without authorization, or otherwise materially violate (and, when conducted by Buyer following the Closing in substantially the same manner, will not infringe, misappropriate, use or disclose without authorization, or otherwise materially violate) any Intellectual Property of any Person; (2) has not infringed, misappropriated, used or disclosed without authorization, or otherwise materially violated any Intellectual Property of any Person; and (3) does not constitute (and, when conducted by Buyer following the Closing in substantially the same manner, will not constitute) unfair competition or trade practices under the Laws of any relevant jurisdiction. The Company does not have knowledge of any facts, circumstances or information that could reasonably be the Basis for any of the foregoing. The Company has not received any claims or notices (or notices of any related Action) relating to any of the foregoing.
(d)    Validity and Enforceability. There are no facts, circumstances, or information that would or could reasonably be expected to (1) render any of the Owned Company Intellectual Property invalid or unenforceable or (2) adversely affect, limit, or restrict the ability of Buyer to use and practice the Owned Company Intellectual Property. No Person has or is contesting the validity, enforceability, scope, use or ownership of any of the Owned Company Intellectual Property. The Company has taken all commercially reasonable actions to maintain and protect all of the Owned Company Intellectual Property, including prosecuting Registered Company Intellectual Property in compliance in all respects with all applicable rules, policies, and procedures of the applicable Governmental Authority (including payment of all necessary fees and filing of all necessary documents).
(e)    Employee and Contractor Assignments. Each current and former employee, officer, founder, consultant and contractor of the Company, each Person retained by the Company to perform any development (alone or with others) of any Software, product, service, or technology, and each Person who has had access to any Trade Secrets included in the Owned Company Intellectual Property, has executed and delivered to the Company a written Contract that (1) irrevocably assigns to the Company all worldwide right, title and interest in and to any Intellectual Property arising from that Person’s work for or on behalf of the Company, (2) waive any right to receive any further compensation with respect to the assignment, and (3) provide reasonable protection for the Trade Secrets of the Company, and each such written Contract is valid, enforceable and no Person subject to such written Contract is in default or breach of any term thereof.
(f)    Confidential Information. The Company has taken steps consistent with generally accepted industry standards, and in any event no less than reasonable steps, to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all information and materials not generally known to the public that are included in the Owned Company Intellectual Property or were provided or made available to any Person. The Company has not authorized the disclosure of any Trade Secret included in the Owned Company Intellectual Property, nor, to the Knowledge of the Company, has any such Trade Secret been disclosed, other than pursuant to a valid and enforceable confidentiality agreement.

(g)    Infringement by Others. To the Knowledge of the Company, no Person is infringing, misappropriating, using or disclosing without authorization, or otherwise violating any Owned Company Intellectual Property. The Company has not made any claims with respect to infringement of any Owned Company Intellectual Property against any Person, nor has the Company issued any written communication inviting any Person to take a license, authorization, covenant not to sue or the like with respect to any Owned Company Intellectual Property (other than in connection with licenses granted by the Company in the ordinary course of business).
2.9    Taxes.
(a)    “Tax” means any and all taxes, levies, imposts, duties, fees, tariffs and other charges of any kind whatsoever (together with any and all interest, penalties and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on net income, corporate, capital gains, capital acquisitions, inheritance, gift, alternative minimum, add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other like assessment or charge whatsoever, including obligations under state unclaimed property laws. “Tax Return” means any and all returns, statements, reports or forms (including information returns and reports, claims for refund, amended returns or declarations of estimated Taxes) filed or required to be filed with respect to Taxes.
(b)    Tax Returns Filed; Taxes Paid; Filing Extensions. All Tax Returns required to be filed by or with respect to the Company have been filed. Each of such Tax Returns is true, complete and correct in all material respects, and all Taxes due and payable by the Company (whether or not required to be shown on such Tax Returns) have been paid in full. Section 2.9(b) of the Disclosure Schedule indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit (if any) has been completed and indicates all Tax Returns (if any) that currently are the subject of audit or examination by any Tax Authority.
(c)    Tax Agreements or Arrangements. The Company is not obligated by Law, assumption, transferee or successor Liability, or by any written contract, agreement or other arrangement (other than any contract, agreement or other arrangement entered into in the ordinary course of business and not primarily related to Taxes), whether express or implied, to indemnify any other person (other than the Company) with respect to Taxes. The Company is not a party to or bound by any written Tax allocation, indemnification, sharing or similar agreement. The Company is not liable under Treasury regulation section 1.1502-6 (or any similar provision of the Laws of any state, local or foreign jurisdiction) for any Taxes of any person other than the Company.
(d)    Withholding Taxes. The Company has withheld and timely paid over (or set aside for payment when due) to the appropriate Tax Authority all Taxes required to have been withheld and paid over, and have complied in all material respects with all information reporting, backup withholding requirements and similar requirements of applicable Law, in connection with amounts paid, payable or owing to any employee, independent contractor, stockholder, creditor or other third party.

(e)    Liens. There are no liens for Taxes on any asset of the Company, other than Permitted Encumbrances.
(f)    Tax Nexus. No claim has been made in writing by a Tax Authority since December 31, 2017 in a jurisdiction where the Company does not file Tax Returns that the Company is required to pay Taxes or file Tax Returns in that jurisdiction.
(g)    Deficiencies and Proposed Adjustments. All written deficiencies and proposed adjustments with respect to Taxes of the Company have been resolved.
(h)    Tax Audits and Proceedings. No audits, examinations, investigations, claims, requests for information, ruling requests, or other Proceedings with respect to Taxes or Tax Returns of the Company are currently in process or threatened in writing.
(i)    Statute of Limitations. No waiver or extension of any statute of limitations with respect to Taxes or Tax Returns of the Company is currently in effect.
(j)    Section 481(a) Adjustments. The Company has not elected or agreed, or is required, to make any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.
(k)    Consolidated Group Membership. The Company is not a member of an affiliated group, within the meaning of section 1504(a) of the Code, filing consolidated Tax Returns and the Company is not a member of any group filing combined or unitary Tax Returns.
(l)    FIRPTA. The Company is not and has not been during the applicable period specified in section 897(c)(1)(A)(2) of the Code, a “United States real property holding corporation” within the meaning of section 897(c)(2) of the Code.
(m)    Section 355. The Company has not been a “distributing corporation” or a “controlled corporation” (in each case within the meaning of section 355(a)(1) of the Code) (1) within the two-year period ending as of the date of this Agreement or (2) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) that includes the Transactions.
(n)    Pass-Through Entities. To the Knowledge of the Company, the Company is not a party to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for U.S. federal income Tax purposes.
(o)    Reportable Transactions. The Company has not participated in any “reportable transaction” or “listed transaction” within the meaning of Treasury regulations section 1.6011-4 or any other corresponding provision of state, local or foreign Laws.

(p)    Closing Agreements. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any “closing agreement” described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding Taxes) executed on or prior to the date of this Agreement.
(q)    Intercompany Transactions; Excess Loss Amounts. The Company will not be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any intercompany transaction or excess loss account described in Treasury regulation section 1.1502-13 or 1.1502-19 (or any corresponding or similar provision of state, local, or foreign income Tax Law).
(r)    Tax Returns. The Company has made available to Buyer or its legal or accounting representative copies of all material federal, state and foreign Tax Returns for the Company filed for all periods including and after the period ended on or after January 1, 2017.
(s)    Location of Intellectual Property. All Owned Company Intellectual Property that is wholly owned by the Company is considered resident in the United States for Tax purposes.
(t)    No Boycotts. To the Knowledge of the Company, the Company has not participated in an international boycott within the meaning of section 999 of the Code.
(u)    Transfer Pricing. The Company is and has been in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Company.
(v)    Tax Exemptions. The Company is in compliance in all material respects with all terms and conditions of any applicable Tax exemption, Tax holiday, or other Tax reduction agreement or order.
(w)    280G. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
(x)    409A. Each Employee Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of section 409A(d)(1) of the Code) has been maintained in compliance with section 409A of the Code and all applicable IRS and Treasury Department guidance issued thereunder in both operation and documentation. The Company is not obligated to provide any Tax gross-up, indemnity or similar payment to any Person.
(y)    Unclaimed Property. To the Knowledge of the Company, the Company has no outstanding Liabilities under any unclaimed property, escheat or similar Law.

2.10    Employee Benefit Plans.
(a)    Section 2.10(a) of the Disclosure Schedule sets forth a complete and accurate list of (1) all “employee benefit plans,” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), (2) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind, and (3) all other employee benefit, employment and consulting plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, stockholders, consultants, or independent contractors of the Company, or the beneficiaries of any of them, that are sponsored, maintained or contributed to by the Company or any trade or business (whether or not incorporated) (A) under common control within the meaning of section 4001(b)(1) of ERISA with the Company or (B) which together with the Company is treated as a single employer under section 414(t) of the Code (the “Controlled Group”) or with respect to which the Company (or any member of the Controlled Group) has or may in the future have any Liability (contingent or otherwise) (all of the above being individually or collectively referred to as an “Employee Benefit Plan” or the “Employee Benefit Plans,” respectively). The Company does not have any Liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Benefit Plans. No Employee Benefit Plan is maintained (i) within a jurisdiction outside of the United States (and subject to the Laws of such jurisdiction) or (ii) for the benefit of any current or former employees, directors, officers, stockholders, consultants, or independent contractors of the Company located outside of the United States.
(b)    True and complete copies of the following materials with respect to each Employee Benefit Plan have been Made Available to Buyer, as applicable: (1) the current plan document or, in the case of an unwritten Employee Benefit Plan, a written description thereof, (2) the current determination letter or opinion letter from the Internal Revenue Service (“IRS”), (3) the current summary plan description and all summaries of material modifications thereto and the past three annual reports (Form 5500) and associated summary annual reports, (4) the current trust agreement, insurance contracts and other documents relating to the funding or payment of benefits under such Employee Benefit Plan, (5) all nondiscrimination and top-heavy testing reports for the last three plan years, all material correspondences to or from any Governmental Authority received in the last three years, and (6) any other documents, forms or other instruments reasonably requested by Buyer.
(c)    Each Employee Benefit Plan has been maintained, operated and administered in material compliance with its terms and any related documents or agreements and in compliance with all Laws. There have been no prohibited transactions or breaches of any of the duties imposed by ERISA on “fiduciaries” (within the meaning of section 3(21) of ERISA) with respect to the Employee Benefit Plans that could result in any Liability or excise Tax under ERISA or the Code being imposed on the Company.

(d)    Each Employee Benefit Plan intended to be qualified under section 401(a) of the Code is so qualified and has heretofore been determined by the IRS to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to adversely affect such determination.
(e)    Neither the Company nor any member of the Controlled Group maintains, contributes to, or has or has had an obligation to maintain or contribute (whether directly or indirectly through a leasing agreement) to a “defined benefit plan” as defined in section 3(35) of ERISA, a pension plan subject to the funding standards of section 302 of ERISA or section 412 of the Code, a “multiemployer plan” as defined in section 3(37) of ERISA or section 414(f) of the Code or a “multiple employer plan” within the meaning of section 210(a) of ERISA or section 413(c) of the Code. No Employee Benefit Plan is maintained through a human resources or benefit outsourcing entity, professional employer organization or other similar provider.
(f)    With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to section 4980B of the Code (or any similar state Law), the Company and each member of the Controlled Group have complied with the continuation coverage requirements of section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (or any similar state Law).
(g)    All contributions, transfers and payments in respect of any Employee Benefit Plan maintained in the United States or otherwise subject to the Code, other than transfers incident to an incentive stock option plan within the meaning of section 422 of the Code, have been or are fully deductible under the Code.
(h)    There is no pending or, to the Knowledge of the Company, threatened Action of any kind with respect to any Employee Benefit Plan (other than routine claims for benefits), nor, to the Knowledge of the Company, is there any Basis for one.
(i)    All (1) insurance premiums required to be paid by the Company with respect to, (2) benefits, expenses, and other amounts due and payable under, and (3) contributions, transfers, or payments required to be made to, any Employee Benefit Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.
(j)    No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (1) coverage mandated by Law or (2) death or retirement benefits under any Employee Benefit Plan that is intended to be qualified under section 401(a) of the Code.

(k)    With respect to any insurance policy providing funding for benefits under any Employee Benefit Plan, (1) there is no Liability of the Company in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability, nor would there be any such Liability if such insurance policy was terminated at or after the Closing Date, and (2) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar Proceeding and, to the Knowledge of the Company, no such Proceedings with respect to any such insurance company are imminent.
(l)    The Company has reserved all rights necessary to amend or terminate each of the Employee Benefit Plans without the consent of any other Person.
(m)    The Company has not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company, other than the Employee Benefit Plans, or to make any amendments to any of the Employee Benefit Plans.
(n)    No Employee Benefit Plan provides benefits to any individual who is not either a current or former employee of the Company, or the spouse, dependent, or other beneficiary of any such current or former employee.
(o)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, alone or in combination with any other event (including the termination of employment or service with Buyer or the Company following the Transactions), (1) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute) becoming due under any Employee Benefit Plan, (2) increase any benefits (including severance, deferred compensation and equity benefits) otherwise payable under any Employee Benefit Plan, (3) result in the acceleration of the time of payment or vesting of any such benefits to any extent, or (4) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.
2.11    Employment Matters.
(a)    Section 2.11(a) of the Disclosure Schedule lists all agreements relating to the employment or other relationship of individuals providing services as an employee or independent contractor to the Company (collectively “Worker” or “Workers”) as of the date of this Agreement and the Company has delivered to Buyer accurate and complete copies of the same. The Company has also delivered to Buyer accurate and complete copies of all employee manuals and handbooks and policy statements relating to the employment of Workers as of the date of this Agreement.
(b)    All employees of the Company are employed on an at-will basis, which means that their employment can be terminated at any time, with or without notice, for any reason or no reason at all. No employee of the Company has been granted the right to continued employment by the Company.

(c)    The Company is not and has never been bound by or subject to (and none of the Company’s assets or properties is bound by or subject to) any express or implied Contract, collective bargaining agreement, commitment or arrangement with any labor union, works council or any similar organizations, and, to the Knowledge of the Company, no labor union, works council or any similar organizations has requested or has sought to represent any of the Workers, representatives or agents of the Company, and no campaign is being conducted to solicit cards from Workers by any labor union or labor organization. Further, there is not and have not been any and are no representation or certification Proceedings or petitions seeking a representation Proceeding presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no, nor have there been, labor union organizing activities with respect to any Workers of the Company.
(d)    There is no, nor has there been any, strike, slowdown, work stoppage, lockout, or other labor dispute or union organizing activity, or any similar activity or dispute involving the Company or, to the Knowledge of the Company, threatened. The Company has not, since the Company’s inception, received any material demand letters, civil rights charges, suits, drafts of suits, administrative or other claims from any of its Workers, except as specifically identified on Section 2.11(d) of the Disclosure Schedule. The Company has never and is not currently engaged in any unfair labor practice.
(e)    The Company is and has been at all times in material compliance with all Laws respecting employment, termination of employment, employment practices, terms and conditions of employment, wages and hours, duration of work, overtime, collective bargaining, employment discrimination, leaves of absence, immigration, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, the collection and payment of withholding and/or social security Taxes, and other employment related Taxes. In addition, each Worker is in compliance with all applicable visa and work permit requirements. No visa or work permit held by a Worker will expire during the six month period beginning on the date of this Agreement or on the Closing Date. The Company has no Liability with respect to any misclassification of: (1) any person as an independent contractor rather than as an employee, (2) any Worker leased from another employer, or (3) any Worker currently or formerly classified as exempt from overtime wages.
(f)    The Company is in material compliance with Laws respecting subcontracting and recourse to external workforce and the Company is not subject to any material claims, disputes, grievances or controversies respecting illegal work and/or illegal supplying of personnel.

(g)    Except as set forth in Section 2.11(g) of the Disclosure Schedule, no claims, disputes, grievances, or controversies arising in connection with any current or former Worker’s (or group of current or former Workers’) service relationship with the Company are pending or, to the Knowledge of the Company, threatened involving any current or former Worker or group of current or former Workers. No Proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status or any other status protected under Law) are pending or threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers’ Compensation Appeals Board, or any other Governmental Authority against the Company pertaining to any current or former Worker. The Company is not a party to any conciliation agreement, consent decree or other agreement or Order with respect to employment practices.
(h)    Section 2.11(h) of the Disclosure Schedule sets forth a complete and accurate list of all (1) employees of the Company, including (except where prohibited by Law, in which case Section 2.11(h) of the Disclosure Schedule identifies the employee by their employee number), each employee’s name, title or position, hire date, location, present annual compensation (including bonuses, commissions and deferred compensation) and (2) individuals who are currently performing services for the Company who are classified as independent contractors, including the respective compensation of each consultant or independent contractor. No Worker has given notice to the Company of such individual’s termination of service with the Company. To the Knowledge of the Company, no Worker intends to terminate his or her service with the Company. No individual has worked as both an employee and an independent contractor for the Company.
(i)    The Company is, and has been, in material compliance with the WARN Act and any Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local Government Officials, or any other Governmental Authority. No reduction in the notification period under the WARN Act has been or is being relied upon by the Company. The Company has not at any time taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or would otherwise trigger notice requirements or Liability under any other state or local Law in the United States or Law of any other jurisdiction that is comparable to the WARN Act. The Company has not at any time taken any action that resulted in (or will result in) the termination of employment of 50 or more employees in the United States of America during any 90-day period or to the extent the Company has done so, it has materially complied with any applicable WARN Act and any other state or federal requirements based on such terminations. Section 2.11(i) of the Disclosure Schedule sets forth a complete and accurate list of all employees terminated (except with cause, by voluntarily departure or by normal retirement), laid off or subjected to a reduction of more than 50% in hours or work during the three full calendar months preceding the date of this Agreement.

(j)    There are no Contracts, plans or arrangements covering current or former Workers that contain any “change of control” payments, benefits, or similar arrangements, including but not limited to severance provisions, except as specifically identified on Section 2.11(j) of the Disclosure Schedule. No senior employee or key executive has given notice to the Company of termination of his Contract of employment or is under notice of dismissal (or had his employment terminated without notice), except as specifically identified on Section 2.11(j) of the Disclosure Schedule.
(k)    No current or former Worker has suffered, is suffering or may be reasonably expected to suffer from any chronic injury or illness resulting from exposure to any hazardous materials or hazardous processes used in connection with the business of the Company or present at the place of such business. The Company has not received written notice from any Governmental Authority that any current or former Worker has filed a claim for compensation or indemnity in respect of any such exposure. There are no claims pending against the Company under any workers’ compensation plan or policy, for unemployment compensation benefits or for long term disability. No person currently or previously employed or subcontracted by the Company has been involved in an accident in the course of such employment or subcontracting that would have caused any Liability other than minor injury in the service of the Company. There have been no claims (settled or unsettled) for injury or occupational health hazard against the Company by any Worker.
(l)    The Company has maintained current and complete records regarding the service of each Worker and regarding the termination of service of any former Worker.
(m)    No unsatisfied Liability has been incurred at any time by the Company for breach of employment Contracts or consulting Contracts to which the Company is a party nor has any unsatisfied Liability been incurred under Law or otherwise for severance, unemployment compensation, golden parachute compensation, bonus compensation or other compensation accruing from the termination of any employment Contracts and consulting Contracts.
(n)    Except as set forth on Section 2.11(n) of the Disclosure Schedule, to the Knowledge of the Company, no Worker is, or has been during the last three years, in violation of any term of any employment contract, non-disclosure, confidentiality agreement, or consulting agreement with the Company or non-competition agreement, non-solicitation agreement or any restrictive covenant with a former employer relating to the right of any such Worker to be employed by or provide services to the Company because of the nature of the business conducted or presently proposed to be conducted by it or to the use of know-how or proprietary information of others.

(o)    All current employees of the Company who work in the United States are, and all former employees of the Company who worked in the United States whose employment terminated, voluntarily or involuntarily were legally authorized to work in the United States. The Company has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for the employees hired prior to the date of this Agreement. The Company is and has been in compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.
(p)    There are no performance improvements or disciplinary actions contemplated or pending against any of the Company’s current Workers with a title of director or higher, nor does the Company have a present intention to terminate the employment or other relationship of any of its Workers.
(q)    Section 2.11(q) of the Disclosure Schedule lists each current Worker who is not fully available to perform work because of disability or other leave and also lists, with respect to each such Worker, the basis of such disability or leave and the anticipated date of return to full service.
(r)    To the Knowledge of the Company, none of the Company’s directors or officers and none of the Company’s Workers are or have been (or have been notified that they may be) (1) convicted in a criminal Proceeding or named in a pending criminal Proceeding (excluding traffic violations); (2) found by a Governmental Authority to have violated any securities, commodities, or unfair trade practices Law or (3) identified on any of the following documents: (A) the OFAC list of “Specially Designated Nationals and Blocked Persons;” (B) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List;” (C) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties” or (D) the United Nations Security Council Counter-Terrorism Committee “Consolidated List.”
(s)    All contributions required to be paid with respect to workers’ compensation arrangements of the Company have been made or accrued as a Liability in the Financial Statements.
(t)    The Company is and has been at all times materially compliant with all Data Protection Laws regarding the processing of personal data for Workers and any data subject for which the Company holds information in relation to employee benefits, employment Contract, independent contractor and consultancy Contracts.

2.12    Related Party Transactions. Except as set forth on Section 2.12 of the Disclosure Schedule, no officer or director or, to the Knowledge of the Company, any Seller (nor, to the Knowledge of the Company, any immediate family member of any of such Persons, or any trust, partnership or company in which any of such Persons has or has had an interest), has or has had, directly or indirectly, (a) any interest in any third party that purchases from or sells or furnishes to the Company any goods or services or (b) any interest in any Contract to which the Company is a party other than in connection with that certain Loan Agreement dated November 22, 2017, made by and among the Company, the lenders of the Company party thereto and Wilmington Trust, National Association, as Administrative Agent as amended by that certain Amendment No. 1 to the Loan Agreement dated December 22, 2017, that certain Amendment No. 2 to the Loan Agreement dated as of October 21, 2020, that certain Waiver and Amendment No. 3 to the Loan Agreement dated as of December 31, 2020 and that certain Amendment No. 4 to the Loan Agreement dated as of January 29, 2021 (the “Loan Agreement”). Ownership of no more than 1% of the outstanding voting stock of a publicly traded company will not be deemed to be an “interest in any entity” for purposes of this Section 2.12.
2.13    Insurance. Section 2.13 of the Disclosure Schedule sets forth a complete and accurate list of all policies of insurance and indemnity bonds issued at the request or for the benefit of the Company, all of which are in full force and effect. Such list includes the form of coverage, policy number and coverage dates. True and complete copies of each listed policy have been Made Available. There is no claim pending under any of such policies or bonds. The Company is in material compliance with the terms of such policies and bonds. To the Knowledge of the Company, there is no threatened termination of, or premium increase with respect to, any of such policies or bonds, nor is there any Basis for any termination or premium increase. Section 2.13 of the Disclosure Schedule sets forth a complete and accurate list of all claims filed by the Company under any such policies or bonds.
2.14    Compliance with Laws; Certain Business Practices.
(a)    Compliance With Laws. Except as set forth on Section 2.14(a) of the Disclosure Schedule, the Company is and at all times has been in material compliance with all applicable Laws and Permits. The Company is not in material violation of, and has not received, and to the Knowledge of the Company there is no Basis for, any notices of suspected, potential or actual violation with respect to, any Laws or Permits with respect to the conduct of the business of the Company, or the ownership or operation of the business of the Company. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time or both) constitute, or result directly or indirectly in, a material default under, a breach or violation of, or a failure to materially comply with, any Laws or Permits with respect to the conduct of the business of the Company or the ownership or operation of the business of the Company. The Company owns or possesses all Permits that are necessary to conduct the business of the Company as presently conducted.

(b)    Anti-Corruption Laws. Neither the Company, nor to the Knowledge of the Company, any of its directors, officers, employees, distributors, independent sales representatives, resellers, intermediaries or agents or any other Person acting on behalf of any such Person have, with respect to the business of the Company, directly or indirectly, (1) taken any action that would cause it to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions or any other Law applicable to the conduct of business with Governmental Authorities (collectively, the “Applicable Anti-Corruption Laws”), (2) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity or (3) offered, paid, promised to pay or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any of the following Persons for the purpose of influencing any act or decision of such Person in his official capacity, including such Person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such Person to use his influence with a foreign government or in instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing the business to, any Person: (A) any Person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (B) any Person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (C) any political party or official thereof; (D) any candidate for political or political party office (such recipients in clauses (A), (B), (C) and (D) of this subsection collectively, “Government Officials”); or (E) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official. The Company has established sufficient internal controls and procedures to ensure compliance with Applicable Anti-Corruption Laws and has Made Available all of such documentation. The books, records and accounts of the Company have at all times accurately and fairly reflected in all material respects, in reasonable detail, the transactions and dispositions of their respective funds and assets. There have never been any false or fictitious entries made in the books, records or accounts of the Company relating to any illegal payment or secret or unrecorded fund, and the Company has not established or maintained a secret or unrecorded fund.
(c)    Government Grants. The Company has not applied for or received, is or will be entitled to or is or will be the beneficiary of, any grant, subsidy or financial assistance from any Governmental Authority.
(d)    Warranties and Indemnities to Third Parties. Except for the warranties and indemnities contained in those Contracts set forth in Section 2.14(d) of the Disclosure Schedule and warranties implied by Law, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.

(e)    Product Liability Claims. There are no pending or, to the Knowledge of the Company, threatened claims for any product liability, backcharge, additional work, field repair or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (1) services rendered by the Company, (2) the sale, distribution, or installation of Software or other products by the Company, or (3) the operation of the business of the Company during the period through and including the Closing Date. The operation and use of the Company products for their intended purposes materially complies with all applicable Laws, including any Law applicable to the users of any Company product.
(f)    False Advertising. No (1) product, technology, service or publication of the Company, (2) material published or distributed by the Company, or (3) conduct or statement of the Company constitutes a defamatory statement or material, false advertising or otherwise violates any Law. The definition of false advertising excludes normal errors and omissions for which the Company maintains review processes for correction.
2.15    Minute Books. The minute books of the Company have been Made Available and contain a complete and accurate summary of all formal meetings of directors and Sellers for which minutes were prepared or actions by written consent thereof since its time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.
2.16    Brokers and Finders; Transaction Expenses. No Person has acted as a broker, finder or financial advisor for the Company or its Affiliates in connection with the negotiations relating to the Transactions, and no Person is entitled to any fee or commission or similar payment in respect thereof from the Company, Buyer or any of their respective Affiliates based in any way on any agreement, arrangement or understanding made by or on behalf of the Company or its Affiliates. Section 2.16 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Section 2.16 of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Third Party Expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions. All Contracts with respect to Third Party Expenses have been Made Available.
2.17    Vendors.
(a)    Section 2.17(a) of the Disclosure Schedule contains a complete and accurate list of each country where the Company has sold or licensed any products or services.
(b)    Section 2.17(b) of the Disclosure Schedule contains a complete and accurate list of the top 25 vendors to the Company, on the basis of amount paid (the “Key Vendors”) measured over the 12-month period prior to the date hereof.

(c)    Since December 31, 2019, the Company has not received any written notice, letter, complaint or other communication from any Key Vendor to the effect that it (1) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Company in a manner that is, or is reasonably likely to be, adverse to the Company, or (2) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Company in any manner that is, or is reasonably likely to be, adverse to the Company (excluding delays in shipping, manufacturing and other logistical matters generally associated with COVID-19 which did not disproportionately affect the Company).
2.18    Material Contracts. Except for Contracts listed in Section 2.18 of the Disclosure Schedule, the Company is not a party to or bound by any material Contract (each, together with each Contract required to be disclosed on the Disclosure Schedule pursuant to any of the representations in this Article 2, a “Material Contract”), including any of the following:
(a)    any advertising, agency, original equipment manufacturer, dealer, distributors, sales representative, joint marketing, joint development or joint venture Contract;
(b)    any joint development or joint venture Contract;
(c)    any continuing Contract (which, for the avoidance of doubt, shall exclude purchase orders) for the purchase of materials, supplies, equipment or services that involves the payment by the Company of more than $50,000 over the life of the Contract;
(d)    any Contract (which, for the avoidance of doubt, shall exclude purchase orders) that expires (or may be renewed at the option of any Person other than the Company so as to expire) more than one year after the date of this Agreement and involves more than $50,000 over the life of the Contract;
(e)    any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money or any Company Indebtedness, or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(f)    any Contract wherein or whereby the Company has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company, or another Person of the Intellectual Property of any Person other than the Company;
(g)    any Contract for any capital expenditure in excess of $10,000 individually or $25,000 in the aggregate;
(h)    any Contract in accordance with which the Company is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property and involving in the case of any such Contract more than $10,000 over the life of the Contract;

(i)    any Contract in accordance with which the Company is a lessor or lessee of any real property;
(j)    any Contract pursuant to which the Company grants, conveys or licenses to a third party any Intellectual Property;
(k)    any Contract pursuant to which the Company receives any grant, conveyance, or license from a third party to any Intellectual Property (“Inbound Licenses”);
(l)    any Contract with any Person with whom the Company does not deal at arms’ length;
(m)    any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise (whether by merger, sale of stock, sale of assets or otherwise) and any Contract providing for an earnout;
(n)    any Contract with any Governmental Authority;
(o)    any Contract under which the Company’s entering into this Agreement or the consummation of the Transactions would give rise to, or trigger the application of, any rights of any third party or any obligations of the Company;
(p)    any Contract relating to settlement of any Action;
(q)    any Contract that results in any Person holding a power of attorney from the Company;
(r)    any Contract with provisions that are binding upon or purport to be binding upon the Company’s Affiliates, including without limitation any Person who becomes an Affiliate of the Company after the date hereof or after the Closing;
(s)    any hedging, futures, options or other derivative Contract; or
(t)    any Contract with any investment banker, broker, advisor or similar Person, or any accountant, or other Person retained by the Company other than legal counsel, in connection with this Agreement and the Transactions.

(u)    A true and complete copy of each Material Contract has been Made Available. All Material Contracts are in executed written form, and the Company has materially performed all of the obligations required to be performed by it and is entitled to all benefits under, and neither the Company nor, to the Knowledge of the Company, any third party is in default of any provision in respect of, any Material Contract. Each of the Material Contracts is a valid and binding agreement of the Company and, to the Knowledge of the Company, the other parties thereto. There exists no default or event of default or event, occurrence, circumstance, condition or act by on behalf of the Company or, to the Knowledge of the Company, any counterparty, which (with or without notice or lapse of time, or both) could reasonably be expected to contravene, conflict with, or result in a violation or breach of, or give any Person the right to declare a default or exercise any remedy under, or accelerate the maturity or performance of, or to cancel, terminate, modify, or result in Buyer not enjoying all economic benefits that the Company enjoyed before the Closing and to which it is entitled post-Closing, under any Material Contract (excluding delays in shipping, manufacturing and other logistical matters generally associated with COVID-19 which did not disproportionately affect the Company).
2.19    Property.
(a)    The Company does not own and has never ever owned any real property.
(b)    Except as set forth on Section 2.19(b) of the Disclosure Schedule, the Company has good and marketable title to, or, in the case of leased properties and assets, marketable leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances other than Permitted Encumbrances, and such properties and assets have been maintained in accordance with the ordinary course of business save for normal tear and wear, except (1) as reflected in the Interim Balance Sheet, (2) liens for Taxes not yet due and payable, and (3) such imperfections of title and Encumbrances that do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. The Company has Made Available to Buyer a true, correct and complete copy of each of its real property leases (including all amendments, modifications, extensions and renewals thereto), and a list of such real property leases are included on Section 2.19(b) of the Disclosure Schedule, including the lease address, term, rentable area and rent (the “Realty Leases”), and whether such Realty Leases may or will require the applicable landlord’s consent in connection with the consummation of the Transactions.
(c)    Each Realty Lease is in all material respects a valid and binding obligation of the Company and each party or parties thereto, in accordance with its terms, and is in full force and effect in all material respects, subject to terminations or expirations at the end of the stated term after the date hereof. The Company owes no brokerage commissions or finders’ fees with respect to any Realty Lease. The Company has received no written notice from any Governmental Authority with respect to the Realty Leases, occupancy or use of the Leased Real Property that might materially and adversely affect the rights of the Company in the Leased Real Property.

(d)    The real property subject of the Realty Leases (including the buildings, fixtures and improvements comprising such real property) (the “Leased Real Property”) constitutes all interests in real property currently used, occupied or held for use by the Company or necessary for the operation of the business of the Company as currently conducted. There is no Person other than the Company that occupies or has a right to occupy any Leased Real Property (other than the rights of landlords under any of the Realty Leases).
(e)    Neither the execution and delivery of this Agreement, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the provisions hereof or thereof, will constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation, modification or acceleration with respect to any Realty Lease. As of the date of this Agreement, there is no sublease, assignment, mortgage, conveyance or other Encumbrance entered into by the Company in respect of any Realty Lease.
(f)    The assets and properties owned, leased or licensed by the Company (including the Leased Real Property) are in good condition and repair in all respects (subject to normal wear and tear) and constitute all of the properties necessary to conduct its business as currently conducted. To the Knowledge of the Company, the Leased Real Property is without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections, whether pursuant to any Realty Lease or otherwise.

2.20    Privacy and Data Security.
(a)    The Company has (1) complied in all material respects with its published privacy notices, policies and internal privacy notices, policies and guidelines and all applicable Data Protection Laws and (2) taken commercially reasonable administrative, technical, and physical measures to ensure that Personal Information is protected against loss, damage, and unauthorized access, use, modification, or other misuse. “Personal Information” means any information that relates to an identified or identifiable person or device, including, but not limited to, (A) name, address, telephone number, health information, drivers’ license number, government issued identification number, or any other data that can be used to identify, contact, or precisely locate an individual; (B) any nonpublic personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, and/or related to a financial transaction by such individual person with a financial institution; or (C) Internet Protocol addresses or other persistent device identifiers. Personal Information may relate to any individual, including employees, contractors, customers, and end users. There has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Information maintained by or on behalf of the Company. No Person (including any Governmental Authority) has provided any notice, made any claim, or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Information maintained by or on behalf of the Company and, to the Knowledge of the Company, there is no reasonable basis for any such notice, claim, or Action. The (i) collection, storage, processing, transfer, sharing and destruction of Personal Information, and (ii) the execution, delivery and performance of this Agreement and the consummation of the Transactions complies (and the disclosure to Buyer and its Affiliates of such information after the Closing will comply) in all material respects with the Company’s applicable privacy notices and policies described in Section 2.20(a) of the Disclosure Schedule and with all applicable Data Protection Laws. The Company has at all times made all material disclosures to, and obtained any necessary consents from, users, customers, employees, contractors and other applicable Persons required by applicable Data Protection Laws.
(b)    With respect to transactions processed in any way (including any processing, storing or communication of transaction data, credit, and/or payment card data) by the Company on behalf of any Person prior to the Closing Date, the Company is in material compliance with Level 4 of the Payment Card Industry Data Security Standard (PCI-DSS).
2.21    IT Systems
(a)    To the Knowledge of the Company, the Software used by the Company is substantially free of any material defects, bugs and errors in accordance with generally accepted industry standards, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses, malware or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials (“Contaminants”).

(b)    The computer, information technology and data processing systems, facilities and services used or planned to be used by the Company, including all Software, hardware, networks, communications facilities, platforms and related systems and services used or planned to be used by the Company (collectively, the “Systems”), are reasonably sufficient for the existing and currently anticipated future needs of the Company. To the Knowledge of the Company, the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business of the Company. The Company has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants. All Systems, other than (1) “off-the-shelf” Software and (2) Software that is duly and validly licensed to the Company pursuant to an Inbound License, are owned and operated by and are under the control of the Company, and are not wholly or partly dependent on any systems, facilities or services which are not under the ownership, operation and control of the Company.
(c)    To the Knowledge of the Company, there has not been any breach of and no Person has gained unauthorized access to, engaged in unauthorized processing of, or otherwise prevented Company’s access to the Systems, and Personal Information under the custody or control of Company (a “Security Breach”). The Company has taken commercially reasonable steps to protect the Systems from malfunctions, failures or service lapses, and Security Breaches. The Company has at all times during the past two years used industry-standard controls, technologies, processes, and practices to detect, identify and remediate Security Breaches.
(d)    In the 12-month period prior to the date hereof, there has been no failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in or to any customer’s use of the Systems or the operation of the business of the Company. The Company makes back-up copies of data and information critical to the conduct of the business of the Company at least once every seven days and conducts periodic tests to ensure the effectiveness of such back-up systems. The Company has in place industry standard (and, in any event, not less than commercially reasonable) disaster recovery and business continuity plans, procedures and facilities.
2.22    Bank Accounts. Section 2.22 of the Disclosure Schedule sets forth a complete and accurate list showing all banks in which the Company maintains a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all persons having access thereto.

2.23    No Further Representations. NO SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES (INCLUDING THE COMPANY) OR REPRESENTATIVES HAVE MADE ANY REPRESENTATIONS OR WARRANTIES EXPRESS OR IMPLIED OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 2 AND ARTICLE 3 (AS MODIFIED BY THE SCHEDULES) AND THE COMPANY AND THE SELLERS DISCLAIM ANY OTHER REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY, THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller represents and warrants, solely with respect to such Seller, as of the date hereof and as of the Closing Date, to Buyer as follows:
3.1    Organization and Power. Such Seller (a) is duly formed or organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization, and (b) has (or its trustee or trustees have) the power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements to which such Seller is a party.
3.2    Authorization; Enforceability. If such Seller is not a trust, the execution, delivery and performance by such Seller of this Agreement and the Related Agreements to which such Seller is a party have been duly authorized by all requisite corporate or comparable organizational action on the part of such Seller, and no other Proceedings or actions on the part of such Seller are necessary to authorize the execution, delivery and performance by such Seller of this Agreement and the Related Agreements and the consummation of the Transactions. If such Seller is a trust, (a) such Seller is a trust duly created under the Laws of the jurisdiction of its formation and is being validly administered under all applicable Laws and (b) the trustee or trustees of such Seller are validly appointed as the trustee, trustees, successor trustee or successor trustees of such Seller and each of them is validly qualified and competent to act in such capacity and is lawfully so acting. This Agreement and each of the Related Agreements to which such Seller is a party have been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the other parties hereto and thereto, represent the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the effect of (1) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereafter in effect relating to the rights of creditors generally and (2) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.

3.3    Non-contravention.
(a)    The execution, delivery and performance of this Agreement and the Related Agreements to which such Seller is a party and the consummation of the Transactions by such Seller do not and will not (i) if such Seller is not a natural person, conflict with, result in or constitute a violation of or default under (with or without notice, lapse of time, or both), the memorandum or articles of association or incorporation, bylaws, partnership agreement, shareholders agreement, declaration of trust or equivalent constitutional or authorizing documents of such Seller, (ii) conflict with, result in or constitute a material violation of or material default under (with or without notice, lapse of time or both), give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under or require any consent, approval or waiver from any Person in accordance with the terms of, any Contract or Permit of such Seller or any Law applicable to such Seller, or (iii) result in the creation or imposition of any Encumbrance with respect to, or otherwise have an adverse effect upon, the Shares owned beneficially or of record by such Seller or the ability of such Seller to consummate the Transactions.
(b)    No material Permit or Order of, registration or filing with or declaration or notification to, any Governmental Authority is required by or with respect to such Seller in connection with the execution, delivery and performance of this Agreement or the Related Agreements by the Sellers or the consummation of the Transactions.
3.4    Ownership of Shares. As of the date of this Agreement, such Seller is the sole registered legal and beneficial owner of the number Shares opposite such Seller’s name listed on Exhibit A. As of the Closing Date, such Seller will be the sole registered legal and beneficial owner of the Shares opposite such Seller’s name in the Distribution Schedule. Except pursuant to this Agreement, such Shares as are or will be owned by such Seller on the referenced date are not and will not be subject to any Encumbrances other than Permitted Encumbrances, and such Seller has not granted any rights to purchase, and, Seller has no obligation to transfer, assign or otherwise dispose of, such Shares to any other Person. Such Seller has the sole right to transfer the full legal and beneficial ownership of such Shares free from all Encumbrances to Buyer. Such Shares constitute all of the share capital of the Company owned, beneficially or of record, by such Seller, and except as set forth on Exhibit A (as of the date of this Agreement) or the Distribution Schedule (as of the Closing Date), such Seller has no other rights to acquire any Securities of the Company. Upon the Closing, Buyer will own such Shares free and clear of all Encumbrances other than Permitted Encumbrances and any Encumbrances incurred by Buyer.

3.5    Tax and Legal Matters. Such Seller acknowledges and agrees that such Seller had the opportunity to seek and was not prevented by Buyer, the Representative or any other Seller from seeking independent legal and Tax advice before such Seller’s execution and delivery of this Agreement and the Related Agreements to which such Seller is a party, and, if such Seller did not avail itself of that opportunity before signing this Agreement or any of the Related Agreements to which such Seller is a party, that such Seller did so voluntarily without any undue pressure and agrees that such failure to obtain independent legal or Tax advice will not be used by such Seller as a defense to the enforcement of such Seller’s obligations under this Agreement or any of the Related Agreements to which such Seller is a party. Such Seller understands that it must rely solely on its own advisors and not on any statements or representations by the other Sellers, the Representative, Buyer or any of their agents or attorneys, except for the representations and warranties of Buyer in Article 4. Such Seller understands that such Seller (and not Buyer or the Representative) will be responsible for such Seller’s legal or Tax Liability that may arise as a result of the sale of such Seller’s Shares hereunder, except to the extent of any Tax Liability arising as a result of a breach of the representations and warranties or covenants of Buyer under this Agreement.
3.6    Absence of Litigation. Such Seller is not subject to any pending or, to the knowledge of such Seller, threatened Action that would prevent or delay such Seller from (a) executing and delivering this Agreement or the Related Agreements to which such Seller is a party, or (b) performing such Seller’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Related Agreements to which such Seller is a party.
3.7    No Brokers. No broker, finder or similar agent has been employed by or on behalf of such Seller, and no Person with which such Seller has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the Transactions.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents to the Company and the Sellers as follows:
4.1    Organization and Power. Buyer (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect on Buyer.

4.2    Authorization; Enforceability. Buyer has the power and authority to execute, deliver and perform its obligations under this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and any Related Agreements to which it is a party and the consummation of the Transactions by Buyer of this Agreement and any Related Agreements to which it is a party have been duly authorized by all requisite corporate or comparable organizational action on the part of it and its stockholders, and no other Proceedings or actions on the part of Buyer are necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the Related Agreements and the consummation of the Transactions. This agreement and any Related Agreements to which it is a party have been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other parties hereto and thereto, represent the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereafter in effect relating to the rights of creditors generally and (b) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.
4.3    Non-contravention.
(a)    The execution, delivery and performance of this Agreement and the Related Agreements to which Buyer is a party and the consummation of the Transactions by Buyer will not (i) conflict with, result in or constitute any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in accordance with, any provision of the organizational documents of Buyer, (ii) result in the creation of an Encumbrance on, or any sale, transfer, assignment or conveyance of any rights to, any properties or assets of Buyer, (iii) conflict with, result in or constitute a material violation of or material default under (with or without notice, lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under or require consent, approval or waiver from any Person in accordance with the terms of any Contract applicable to Buyer or its assets, (iv) materially violate any Permit or Law applicable to Buyer, or (v) otherwise have an adverse effect upon the ability of Buyer to consummate the Transactions.
(b)    No material Permit or Order of, or registration or filing with or declaration or notification to, any Governmental Authority is required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the Transactions.
4.4    Absence of Litigation. Buyer is not subject to any pending or, to the knowledge of Buyer, threatened Action that would prevent or delay Buyer from (a) executing and delivering this Agreement or the Related Agreements to which Buyer is a party, or (b) performing Buyer’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Related Agreements to which such Buyer is a party.

4.5    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Initial Purchase Price and consummate the Transactions.
4.6    Solvency. Immediately after giving effect to the Transaction, Buyer and the Company shall be solvent and shall: (a) be able to pay their respective debts as they become due; (b) own property that has a present fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) not have an unreasonably small amount of capital to carry on their respective business. In connection with the Transactions, the Buyer has not incurred, and has no current plans to incur, debts beyond its ability to pay as they become absolute and matured.
4.7    No Brokers. No broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the Transactions.
4.8    No Reliance. Except for the representations and warranties set forth in Articles 2 and 3 hereof (including, for this purpose, as augmented by the Disclosure Schedule), Buyer expressly acknowledges that it has not relied upon and shall have no claim or right to indemnification and none of the Sellers shall have or be subject to any liability to any Buyer Indemnified Party with respect to (1) any information, documents, materials or inducements (“Extra-Contractual Information”) furnished by or on behalf of the Company, the Representative, any Seller or any of their respective representatives, agents or advisors relating in any way to the Company or the Sellers (including, without limitation, Extra-Contractual Information supplied, furnished or conveyed (A) in the Data Room, (B) in connection with fulfillment of Buyer’s due diligence requests, (C) as part of any management presentations or (D) otherwise in advance of or in expectation of the transactions contemplated hereby) or (2) the accuracy or completeness of the Extra-Contractual Information so supplied, furnished or conveyed including, without limitation, information, documents or materials omitted from (A) the Data Room, (B) responses to due diligence requests, (C) management presentations or (D) otherwise.
ARTICLE 5

ADDITIONAL AGREEMENTS
5.1    Conduct of Business of the Company. From the date hereof until the earlier of the termination of this Agreement and the Closing Date:

(a)    The Company shall conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, except (1) to the extent expressly provided otherwise in this Agreement, including as an exception to the restrictions set forth in Section 5.2 or (2) as consented to by email by David Israel or Chris Riley on behalf of Buyer in response to an email request for such consent to an exception to this Section 5.1 that is addressed to David Israel at disrael@playboy.com and Chris Riley at criley@playboy.com.
(b)    The Company shall (1) pay all of its Taxes and material debts when due, except to the extent such debts or Taxes are being contested in good faith by appropriate Proceedings and for which adequate reserves according to GAAP have been established; (2) pay or perform its other material obligations when due and use its commercially reasonable efforts to pay all material accounts payable of the Company when due in the ordinary course of business; (3) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business; (4) sell products consistent with past practices as to license, service and maintenance terms and incentive programs; (5) recognize revenue consistent with past practice and policies and in accordance with GAAP; (6) pay any accrued bonuses or commissions payable after the date hereof and before the Closing in the ordinary course of business; and (7) use commercially reasonable efforts consistent with past practice to (A) preserve intact its present business organizations, (B) keep available the services of its present officers and key employees, and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses will be unimpaired in all material respects at the Closing Date;
(c)    The Company shall promptly notify Buyer of any change, occurrence or event not in the ordinary course of business of the Company, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, constitutes or would reasonably be expected to constitute a Material Adverse Effect on the Company or which causes or is reasonably likely to cause any of the conditions in Article 6 not to be satisfied, other than, in each case, any change, occurrence or event specifically contemplated herein, including as an exception to the restrictions set forth in Section 5.2; and
(d)    The Company shall ensure that each of the Contracts entered into on or after the date hereof by it will not require the procurement of any consent, waiver or novation or provide for any payment of fees or material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Transactions.
5.2    Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of Section 5.1, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall not and shall not propose to any third party to (other than proposals to Buyer for the purpose of seeking consent), do, cause or permit any of the following (except (i) as set forth on Schedule 5.2, (ii) to the extent expressly provided otherwise herein, (iii) as expressly consented to in writing by Buyer as set forth in Section 5.1 or (iv) as required by applicable Law (in which case the Company shall notify Buyer as soon as reasonably practicable)):

(a)    Amend or otherwise make any change to its organizational documents;
(b)    Declare, set aside or pay any dividends on or make any other distributions (whether in stock or property) in respect of any of its issued capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other Securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements existing at the date hereof providing for the repurchase of shares in connection with any termination of service, provided, however, that this Section 5.2(b) shall not restrict the Company from making cash dividends or cash distributions;
(c)    Enter into any Contract that if entered into before the date hereof would be required to be disclosed pursuant to Section 2.7 or a Material Contract described in Section 2.18, or violate, amend, terminate or otherwise modify or waive any of the material terms of any Material Contract, or change in any material respect the course of performance or payments thereunder, in each case, other than in the ordinary course of business;
(d)    Terminate any Contract, where such termination triggers a payment by the Company pursuant to such Contract or under applicable Law;
(e)    Issue or grant any Securities or agree to issue or grant any Securities;
(f)    Hire or engage or terminate the employment or engagement of any employees, consultants or independent contractors, other than for cause; enter into, or extend the term of, any employment or consulting or contractor Contract with any Person; or increase the compensation rates or fees of any employees, consultants or independent contractors; provided, however, that the foregoing restriction set forth in this Section 5.2(f) shall only apply to head office leaders and managers (including employees, consultants and/or independent contractors) with lead functional and operational responsibilities;
(g)    Make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, other than advances to employees and consultants for travel and other loans, advances or investments in the ordinary course of business;
(h)    Transfer or license to any Person (including through a reseller agreement) any rights to any Owned Company Intellectual Property (other than non-exclusive licenses entered into in the ordinary course of business);
(i)    Abandon, cancel or allow to lapse or fail to maintain or protect any Owned Company Intellectual Property, except pursuant to the exercise of good faith business judgment by the Company;

(j)    Enter into or amend any Contract (including any original equipment manufacturing or reseller Contract) in accordance with which any third party is granted marketing, resale or distribution rights of any type or scope with respect to any Company product or Owned Company Intellectual Property;
(k)    Sell, lease, license or otherwise dispose of or create, extend, grant or issue any Encumbrance over any of its properties or assets, in each case, other than sales of inventory in the ordinary course of business;
(l)    Incur any Company Indebtedness or guarantee any indebtedness of others or issue or sell any debt securities or guarantee any debt securities of others;
(m)    Enter into any operating lease or lease, sublease or license of real property, provided, however, that the Company may, with Buyer’s prior consent which Buyer shall endeavor to provide within three days of request therefor, enter into a renewal, extension or amendment to any existing lease so long as the term of such lease is scheduled to expire within 12 months of the date hereof;
(n)    Pay, discharge or satisfy, in an amount in excess of $10,000 in any one case or $50,000 in the aggregate, any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements, including Company Indebtedness and only upon prior notice to Buyer, or otherwise in the ordinary course of business;
(o)    Make any material capital expenditures or commitments, material capital additions or material capital improvements or enter into any capital leases, in each case, other than in the ordinary course of business;
(p)    Reduce the amount of any insurance coverage provided by existing insurance policies;
(q)    Terminate or waive any right or claim of substantial value;
(r)    Enter into, amend or terminate any collective bargaining agreement, labor union contract, works council agreement or other contract with any labor organization or union;
(s)    Take any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or which would otherwise trigger notice requirements or Liability under any other state or local Law in the United States or Law of any other jurisdiction that is comparable to the WARN Act;
(t)    Adopt any new Employee Benefit Plan, or materially amend or terminate any existing Employee Benefit Plan;

(u)    Settle or commence any Action for an amount in excess of $20,000 in any one case or $100,000 in the aggregate, other than (1) for the routine collection of bills or (2) in such cases where it in good faith determines that failure to commence an Action would result in the material impairment of a valuable aspect of its business, on the condition that the Company consults with Buyer before the filing of such Action;
(v)    Acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, other than inventory in the ordinary course of business;
(w)    Make or change any material election in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
(x)    Alter, or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
(y)    Accelerate the payment by the Company of any accounts payable, or defer the payment to the Company of any accounts receivable, of the Company other than in the ordinary course of business; or
(z)    Take or agree in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 5.2, or any action (1) which makes or would reasonably be expected to make any of the Company’s representations contained in this Agreement materially untrue or materially incorrect, (2) which prevents the Company from performing or cause the Company not to perform in any material respect one or more covenants required hereunder to be performed by it, or (3) the primary purpose of which is to delay the consummation of the Transactions.
Notwithstanding any other provision of this Section 5.2, the Company shall be permitted to amend the Loan Agreement to extend the maturity date thereunder.

In addition to and without in any way limiting the foregoing, prior to the Company taking any COVID Actions, the Company will use its commercially reasonable efforts to inform and consult with David Israel and Chris Riley on behalf of Buyer, permit Buyer to review and discuss in advance if time permits, and consider in good faith the view of Buyer in connection with, any proposed COVID Action; provided, however, that the Company will have the principal responsibility for devising and implementing the COVID Actions. The Company will use commercially reasonable efforts to keep Buyer informed of the status of all material matters relating to any COVID Action, the actions being taken by the Company with respect thereto, work cooperatively in connection with implementing any such actions. For the purposes hereof, “COVID Actions” means any material actions initially taken after the date hereof in connection with (1) events surrounding any public health emergency, epidemic, pandemic (including COVID-19) or disease outbreak, (2) reinitiating operation of all or a portion of the business of the Company to the extent shut down or slowed down in response to the events referenced in (1) of this definition, and (3) protecting the health and safety of customers, employees and other business relationships and to ensure compliance with any Law providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, health conditions (including any public health emergency, epidemic, pandemic (including COVID-19) or disease outbreak).
5.3    Access to Information.
(a)    Until the earlier of the termination of this Agreement and the Closing Date, (1) the Company shall afford Buyer and its accountants, auditors, counsel and other representatives reasonable access during normal business hours to (A) the properties, books, contracts, commitments and records of the Company and (B) all other information concerning the business, intellectual property, properties and personnel of the Company as Buyer may reasonably request, and (2) the Company shall (A) provide Buyer and its accountants, auditors, counsel and other representatives with the Company’s internal financial statements, financial information and audit working papers for fiscal years 2018, 2019, and 2020 promptly upon request, (B) promptly respond to financial information requests reasonably posed by Buyer or its accountants, auditors, counsel or other representatives, and (C) promptly prepare any additional financial information reasonably requested by Buyer or its accountants, auditors, counsel or other representatives. At or before Closing, the Company shall deliver a copy of all documents in the electronically accessible data room provided in connection with the Transactions (the “Data Room”) to Buyer on a USB flash drive or a similar electronic delivery. The Company shall not remove any of the documents from the electronically accessible data room provided in connection with the Transactions (other than to correct any errors or update information set forth therein).

(b)    Until the earlier of the termination of this Agreement and the Closing Date, the Company shall cause its officers, counsel or other representatives to promptly confer from time to time as reasonably requested by Buyer in writing with one or more representatives of Buyer during ordinary business hours to discuss, any material changes or developments in the operational matters of the Company and the general status of the ongoing business and operations of the Company. To the extent Buyer reasonably requests in writing further information or investigation of the basis of any potential violations of Law, including Laws related to export control and Applicable Anti-Corruption Laws, the Company shall reasonably cooperate with such request and shall make available any personnel or experts engaged by the Company necessary to accommodate such request.
(c)    No information or knowledge obtained in any investigation in accordance with this Section 5.3 will, or will be deemed to (1) limit, modify or otherwise affect any representation contained herein or in the Related Agreements or any party’s rights hereunder or (2) cure, or operate as a waiver of, any inaccuracy in or breach of any representation, including for purposes of determining whether or not the conditions to the obligations of the parties to this Agreement have been satisfied.
(d)    The Company shall (1) notify Buyer in writing promptly after learning of any Action by any Person initiated by or against the Company, or known by the Company to be threatened against the Company, or any of its respective directors, officers, employees or stockholders in their capacity as such (a “New Litigation Claim”); (2) notify Buyer of ongoing material developments in any New Litigation Claim and any Action that was existing prior to the date hereof and (3) consult in good faith with Buyer regarding the conduct of the defense of any New Litigation Claim and any Action that was existing prior to the date hereof.
5.4    Confidentiality. The parties acknowledge that Buyer and the Company executed a non-disclosure agreement dated May 14, 2020 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Notwithstanding anything to the contrary in this Agreement or in any of the other Related Agreements following the Closing (a) all confidential information of the Company as of the date of the Closing will constitute confidential information of Buyer (and not the Sellers), irrespective of whether such confidential information was identified or otherwise designated as “confidential”; (b) Buyer will have no obligations whatsoever under the Confidentiality Agreement with respect to such confidential information of the Company; and (c) with respect to such confidential information of the Company, the Representative and each Seller will hold, and will take reasonable measures to cause their respective stockholders, officers, counsel, advisors, employees and any other representatives to hold, such confidential information in confidence, in accordance with the Confidentiality Agreement as if they were a party to the Confidentiality Agreement.

5.5    Public Announcements. Neither the Company, the Sellers, nor any of their respective officers, counsel, advisors, employees or any of their other representatives will issue or cause the publication of any press release or other disclosure with respect to this Agreement or the Transactions without prior written approval of Buyer, except in connection with any reporting by any Seller to its limited partners, owners and investors and except as required by applicable Law, including to the extent disclosure is required by the Sellers to their respective Tax, legal or financial advisors for purposes of complying with such Seller’s Tax obligations or other reporting obligations under Law arising out of the Transactions. Buyer shall consult with the Representative with respect to any press release or other disclosure issued or made before the Closing with respect to this Agreement or the Transactions, however any such press release or disclosure will be made by Buyer in its sole discretion; provided, however, that any such press release or disclosure may not include any Seller’s name without such Seller’s prior written consent.
5.6    Consents; Cooperation. Buyer, Sellers and the Company each shall use commercially reasonable efforts to (1) comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the Transactions and (2) promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the Transactions. Promptly following the date hereof, Buyer, Sellers and the Company shall consult with one another to determine (A) which of the consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Person, required to be obtained or made in connection with the Transactions should be sought prior to Closing and (B) which notices required to be provided to any Person in connection with the Transactions should be sent prior to Closing. After such determination, Buyer, Sellers and the Company shall each use commercially reasonable efforts to obtain or make any consents, approvals, Orders or authorizations of, or registrations, declarations or filings that the parties have agreed should be sought prior to Closing and send any notices that the parties have agreed should be sent prior to Closing. The Company shall provide to Buyer evidence, reasonably satisfactory to Buyer, of any such consents, approvals, Orders or authorizations of, or any registrations, declarations or filings that are obtained or made.
5.7    No Solicitation. From the date of this Agreement until the earlier of (i) the Closing and (ii) the date on which this Agreement is terminated pursuant to Article 7, neither the Company nor any Seller shall, directly or indirectly, through any officer, director, attorney, financial advisor, accountant or other representative, agent or Affiliate, (a) solicit, initiate, authorize, facilitate, undertake, encourage or participate in any discussions that, directly or indirectly, relate to any potential Acquisition Proposal, (b) continue or engage in negotiations or discussions concerning, or provide any information or data to any Person relating to, any Acquisition Proposal, or (c) agree to, approve, recommend or consummate any Acquisition Proposal.

5.8    Notification. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 7.1, (a) the Company shall use its commercially reasonable efforts to notify Buyer promptly after becoming aware of any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or before the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or that is required to be disclosed in order that such schedule be complete and correct, (b) the Company shall use its commercially reasonable efforts to notify Buyer promptly of the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (1) any representation made by the Company in this Agreement to be untrue or inaccurate in any material respect, (2) any condition to Buyer’s obligations set forth herein to be unsatisfied, or (3) any material failure of the Company, any Affiliate of the Company or any of their respective representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No provision of, and no information provided under, this Section 5.8 will, or will be deemed to (i) limit, modify or otherwise affect any representation contained herein or any party’s rights hereunder or (ii) cure, or operate as a waiver of, any inaccuracy in or breach of any representation, including for purposes of determining whether or not the conditions to the obligations of the parties to this Agreement have been satisfied.
5.9    Expenses. If the Transactions are not consummated, each party will be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If the Transactions are consummated, all fees and expenses incurred by or on behalf of the Company in connection with the Transactions which are unpaid will reduce the Initial Purchase Price pursuant to Section 1.3(a), including:
(a)    all legal, accounting, financial advisory, consulting, finders’ and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions;
(b)    any severance, bonus or similar change-in-control payments to employees, consultants or other service providers payable by the Company triggered in whole or in part prior to or as a result of the Transactions and the Company’s share of the payroll and employment-related Taxes due in respect thereof;
(c)    50% of the cost of the directors’ and officers’ liability insurance “run-off policy” referenced in Section 5.13(b);
(d)    50% of the cost of the R&W Insurance Policy, including the total premium and all of the underwriting costs, brokerage commissions, Taxes related to such policy and other fees and expenses of the underwriter(s) of such policy; and

(e)    any payments in connection with any change in control obligations, acceleration payments, or any payment or consideration arising under any consents, modifications, waivers or approvals of any party under any Contract in connection with the Transactions for any such Contract to remain in full force and effect following the Closing or resulting from agreed upon modifications or early termination of such Contract (collectively with the fees, expenses and payments described in clauses (a) to (d) above, the “Third Party Expenses”).
For the avoidance of doubt and notwithstanding anything else contained herein, in no event shall Sellers be responsible for the amount of the Specified Estimated Third Party Expenses plus any applicable portion of Transfer Taxes otherwise owed by Sellers pursuant to Section 5.11(d) exceeding $300,000 and such excess shall be paid by Buyer or, after the Closing, the Company.
5.10    Termination of Financing Statements and Credit Agreements. The Company shall cause (a) Form UCC-3 financing statement amendments to be filed terminating any Form UCC-1 financing statements filed to perfect security interests in assets of the Company that have not yet expired other than Permitted Encumbrances, including those set forth on Schedule 5.10 and (b) all Encumbrances other than Permitted Encumbrances on assets of the Company to be released prior to or simultaneously with the Closing.
5.11    Tax Matters.
(a)    FIRPTA Compliance. Representative shall, at or not more than 30 days prior to Closing, deliver or cause to be delivered to Buyer a statement of the Company that the Shares do not constitute a real property interest, dated as of the Closing Date, in compliance with Treasury Regulations Section 1.897-2(h)(1), and shall cause the Company to provide a notice to the Internal Revenue Service in accordance with Treasury Regulations Section 1.897-2(h)(2).
(b)    Termination of Tax Sharing Agreements. All Tax sharing, allocation, indemnity or similar agreements with respect to or involving the Company will be terminated as of the Closing Date.
(c)    Termination of Powers of Attorney. Any power of attorney with respect to Taxes or Tax Returns of the Company will be terminated as of the Closing Date.
(d)    Transfer Taxes. Subject to Section 5.9, the Sellers and Buyer, respectively, shall be liable for and shall pay when due, 50% of any transfer, gains, documentary, sales, use, registration, stamp, value-added or other similar Taxes which may be payable by reason of the Transactions (the “Transfer Taxes”). Buyer shall prepare and with Sellers’ cooperation and timely authorization (if required by applicable Law) shall timely file all necessary Tax Returns related to Transfer Taxes. The parties hereto shall cooperate in good faith to provide such information and documentation as will minimize or reduce any Transfer Taxes payable in connection with the Transactions.

(e)    Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared, at Buyer’s expense, and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. Buyer shall pay all Taxes shown as due on such Tax Returns. Upon reasonable request by the Representative, Buyer shall permit the Representative to review and comment on each such Tax Return prior to filing and shall consider in good faith such revisions as are reasonably requested by Representative.
(f)    Refunds and Tax Benefits. Any income Tax refunds that are received by Buyer or the Company, and any amounts credited against an income Tax liability to which Buyer or the Company becomes entitled, that relate to periods or portions thereof ending on or before the Closing Date shall be for the account of Sellers, (excluding any refund or credit attributable to any loss in a tax year (or portion thereof) beginning after the Closing Date applied (e.g., as a carryback) to income in a tax year (or portion thereof) ending on or before the Closing Date), and Buyer shall pay over to Sellers any such refund or the amount of any such credit (net of any Taxes of Buyer or the Company attributable to such refund or credit) as soon as reasonably practicable after receipt, provided, however, Buyer shall not be required to pay over to Sellers any such refund or the amount of any such credit up to the amount of any Tax asset set forth on the face of the Financial Statements or taken into account in the determination of the Initial Purchase Price.
(g)    Cooperation on Tax Matters. Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party hereto, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) reasonable access to records and information that are reasonably relevant to any such audit, litigation or other proceeding. Buyer, the Company and Sellers shall reasonably cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such documents as are reasonably necessary to carry out the intent of this Section 5.11.
5.12    Termination of Contracts. The Company shall cause the Contracts listed in Schedule 5.12 to be terminated and be of no further effect as of the Closing Date.
5.13    Indemnification of Covered Persons.
(a)    Buyer agrees that all rights to indemnification for acts or omissions occurring on or prior to the Closing existing as of the date of this Agreement in favor of the current or former directors, officers or other employees of the Company currently indemnified by the Company (collectively, the “Covered Persons”) as provided by statute or in their respective certificates of incorporation or bylaws (or similar organizational documents) or the indemnity agreements listed on Schedule 5.13 will survive the Transactions and will continue in full force and effect in accordance with their terms for a period of not less than six years from the Closing, and Buyer shall honor the foregoing indemnification obligations of the Company for acts or omissions by such Covered Persons occurring on or prior to the Closing.

(b)    At the Closing, the Company shall purchase a prepaid directors’ and officers’ liability insurance “run-off policy” with a claims period of six years from the Closing Date, and on terms and conditions no less favorable to the Covered Persons than those in effect under the Company’s existing directors’ and officers’ liability insurance policy in effect on the date hereof, for the benefit of the Covered Persons with respect to their acts and omissions as directors, officers and employees of the Company occurring prior to the Closing. Subject to Section 5.9, Sellers and Buyer, respectively shall be liable for and shall pay when due, 50% of the cost of such directors’ and officers’ liability insurance “run-off policy.”
(c)    The provisions of this Section 5.13 are (1) intended to be for the benefit of, and will be enforceable by, each Covered Person, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons will be third party beneficiaries of this Section 5.13, and (2) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
(d)    The obligations of Buyer pursuant to this Section 5.13 (1) will be subject to any limitations imposed by section 145 of the DGCL or otherwise by applicable Law and (2) do not require Buyer to advance expenses to an individual in respect of any good faith claim by an indemnitee regarding Fraud by such individual relating to this Agreement or any Related Agreement.
5.14    Further Assurances. On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts, and shall cooperate with each other parties hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article 6.
5.15    Representative.
(a)    Subject to the terms set forth herein and effective as of the Closing, Albert Altro is hereby constituted and appointed as the Representative and as agent and true and lawful attorney-in-fact for the Sellers, and the Representative hereby accepts such appointment. Each Seller, by virtue of its adoption of this Agreement and approval of the Transactions, will be deemed to have appointed and constituted the Representative as its agent and true and lawful attorney-in-fact with the powers and authority and discretion as set forth in this Agreement. The Representative will have full power and authority to represent the Sellers and their respective successors with respect to all matters arising under this Agreement and the Escrow Agreement, with full powers of substitution, and all actions taken by the Representative hereunder and thereunder authorized by the Sellers (or if applicable, their respective heirs, legal representatives, successors and permitted assigns) who held a majority of the voting power represented by the Shares issued and outstanding immediately prior to the Closing (the “Majority Holders”) will be binding upon the Sellers and their respective executors, heirs, legal representatives and successors as if expressly confirmed and ratified in writing by each of them, and no Seller will have the right to object, dissent, protest or otherwise contest the same. In furtherance of the foregoing and without limitation of the foregoing, the Representative will be the exclusive agent for and on behalf of the Sellers to (1) enter into the Escrow Agreement; (2) give and receive notices and communications to or from Buyer (on behalf of itself or any other Sellers) or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the other documents contemplated by the Transactions; (3) authorize deliveries to Buyer of cash or other property from the Working Capital Fund upon written authorization by the Majority Holders; (4) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance unless otherwise specifically set forth in this Section 5.15(a); (5) subject to Section 7.3 and upon written authorization by the Majority Holders, execute for and on behalf of each Sellers any amendment to this Agreement, the Escrow Agreement or any exhibit, annex or schedule hereto or thereto (including for the purpose of amending addresses or sharing percentages) and (6) upon written authorization by the Majority Holders, enter into any waiver or extension pursuant to Section 7.4. The Representative will be the sole and exclusive means of asserting or addressing any of the above on behalf of the Sellers, and no Seller will have any right to act on its own behalf with respect to any such matters, other than any claim or dispute against the Representative. This appointment of agency and this power of attorney is coupled with an interest and will be irrevocable and will not be terminated by any Seller or by operation of Law, whether by the death or incapacity of any Seller or the occurrence of any other event, and any action taken by the Representative will be as valid as if such death, incapacity or other event had not occurred, regardless of whether or not any Seller or the Representative will have received any notice thereof. Each Seller hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Representative taken in good faith under the Escrow Agreement or pursuant to the authority granted in this Agreement. Notwithstanding the power of attorney granted in this Section 5.15, no agreement, instrument, acknowledgement or other act or document will be ineffective solely by reason of the Sellers having signed such agreement, instrument, acknowledgement or other act or document directly. Any action taken by the Representative pursuant to the authority granted in this Agreement will be effective and absolutely binding on the Sellers notwithstanding any contrary action of, or direction from, any such Seller, except in the case of fraud by the Representative. Notwithstanding anything else contained herein, Representative may not take any action that would materially and adversely impact any Seller without such Seller’s prior written consent.
(b)    In the event that the Representative becomes unable to perform his responsibilities hereunder or resigns from such position, the Majority Holders shall select another representative to fill such vacancy, and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement.

(c)    All expenses, if any, incurred by the Representative in connection with the performance of his duties as the Representative (the “Representative Expenses”) in excess of the Representative Fund will be borne and paid by the Sellers in accordance with their Pro Rata Share of Company Common Stock as of immediately prior to the Closing. No bond will be required of the Representative. The Representative will also be entitled to advances against Representative Expenses from the Representative Fund, in the judgment and discretion of the Representative, acting reasonably. Representative Expenses will be paid first using amounts on deposit in the Representative Fund, and second directly by the Sellers promptly against presentation of an invoice by the Representative. The Representative is hereby authorized to withdraw all or any portion of the Representative Fund to pay for any Representative Expenses. Notices or communications to or from the Representative will constitute notice to or from each of the Sellers.
(d)    The Representative will not be liable to any Seller for any act done or omitted hereunder as the Representative while acting in good faith and any act done or omitted in accordance with the advice of counsel or other expert will be conclusive evidence of such good faith. In the performance of its duties hereunder, the Representative will be entitled to rely upon any document or instrument reasonably believed by it to be genuine, accurate as to content and signed by the Sellers or by Buyer or the Escrow Agent. The Representative may assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so. The Sellers will jointly and severally indemnify the Representative and hold the Representative harmless against any loss, Liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder.
(e)    By its signature to this Agreement, the initial Representative hereby accepts the appointment contained in this Agreement, as confirmed and extended by this Agreement, and agrees to act as the Representative and to discharge the duties and responsibilities of the Representative pursuant to the terms of this Agreement.
5.16    Actions of the Representative. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Representative that is within the scope of the Representative’s authority under Section 5.15 will constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all Sellers and will be final, binding and conclusive upon each such Seller. Each of Buyer, its Affiliates and the Escrow Agent will be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Stockholder. Each of Buyer, its Affiliates and the Escrow Agent are unconditionally and irrevocably relieved from any Liability to any person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Representative.

5.17    R&W Insurance Policy. Buyer and the Company acknowledge that, as an inducement to the Company to enter into this Agreement, prior to or at Closing, Buyer shall obtain the R&W Insurance Policy, which will include a waiver of the insurer’s rights of subrogation against the Sellers, except in the case of any action or claim based on Fraud. From and after the date of this Agreement, Buyer and its Affiliates shall not amend, repeal, waive, modify, terminate or otherwise revise the waiver of subrogation provision in the R&W Insurance Policy in any manner adverse to the Sellers without the prior written consent of the Sellers. The Company will reasonably cooperate with Buyer’s efforts to obtain and bind the R&W Insurance Policy, including by making available due diligence materials reasonably requested by Buyer or its Representatives. All premiums, fees, costs, expenses and other amounts required to be paid for the issuance of the R&W Insurance Policy will be borne equally by Buyer and the Company.
5.18    Books and Records. Buyer and the Company shall retain all books and records of the Company until the three year anniversary of the date hereof (or such longer period required by applicable Law) in a manner reasonably consistent with the prior practices of the Company, and, upon reasonable notice, afford the Sellers and their representatives reasonable access, during normal business hours, to such books and records.
5.19    Certain Payments. After the Closing, in the event Buyer or the Company receive insurance proceeds in connection with the fire that occurred at the Company’s location in Tarzana, California on December 6, 2020 (the “Tarzana Fire”), or refunds in connection with the cancellation of the Company’s existing directors’ and officers’ liability insurance policy in effect on the date hereof, (a) the insurance proceeds from the Tarzana Fire shall be allocated among inventory, on the one hand, and fixtures, furniture, and equipment, on the other hand, on a pro rata basis, based on the book value of inventory and fixtures, furniture, and equipment, and (b) Buyer or the Company (as applicable) shall, within five (5) Business Days after receipt thereof, remit to an account designated in writing by the Representative for further distribution to the Sellers (i) any portion of such Tarzana Fire insurance proceeds allocated to inventory in accordance with subsection (a) hereof plus the margin (if recovered from the insurer) associated with the amount of inventory that would have been sold prior to the Closing (as reasonably determined by Representative and Buyer) and (ii) such refunds in connection with the cancellation of the Company’s existing directors’ and officers’ liability insurance policy in effect on the date hereof.
5.20    Available Cash at Closing. Seller will take all necessary actions so that the total amount of cash remaining in the Company’s bank accounts set forth on Section 2.22 of the Disclosure Schedule as of the Closing (and following payment of the PPP Loan and all Third Party Expenses) is equal to $1,800,000. For the avoidance of doubt, such cash shall be included in the calculation of Closing Cash and Estimated Cash hereunder.

ARTICLE 6

CONDITIONS TO CLOSING
6.1    Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Transactions are subject to the satisfaction of each of the following conditions:
(a)    No Injunctions or Restraints; Illegality. No Order or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions will be in effect, pending or threatened, and no Action will have been brought by a Governmental Authority seeking any of the foregoing. No action taken by any Governmental Authority, and no statute, rule, regulation or Order will have been enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.
(b)    Governmental Approvals. Except with respect to the PPP Loan, Buyer and the Company will have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Transactions.
(c)    R&W Insurance Policy. The R&W Insurance Policy shall have been conditionally bound by the insurer thereunder and be in full force and effect, subject to timely satisfaction of any conditions prior to, at or following Closing, as set forth herein.
6.2    Additional Conditions to Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to consummate the Transactions are subject to the satisfaction of each of the following conditions:
(a)    Representations and Covenants of Buyer. Each of the representations made by Buyer in this Agreement that is qualified by reference to materiality or Material Adverse Effect will be true and correct, and each of the other representations made by Buyer in this Agreement will be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as if made on that date (except for representations that expressly speak as of a specified date or time, which need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time). Buyer will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or before the Closing.
(b)    Receipt of Closing Deliveries. Buyer will have delivered or caused to be delivered to the Company or the Representative, as applicable, each of the agreements, instruments and other documents required to have been delivered to it at or before the Closing as set forth in Exhibit C, and all such agreements, instruments and other documents will continue to be effective and will not have been revoked by the Persons executing same.
6.3    Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Transactions are subject to the satisfaction of each of the following conditions:

(a)    Representations and Covenants of the Sellers and the Company. Each of the representations (except for Fundamental Representations) made by the Company and each Seller in this Agreement will be true and correct as of the date of this Agreement and as of the Closing Date as if made on that date (except for representations that expressly speak as of a specified date or time, which need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time), except where the failure of any such representations and warranties to be so true and correct has not had a Material Adverse Effect. Each of the Fundamental Representations made by the Company and each Seller shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on that date (except for Fundamental Representations that expressly speak as of a specified date or time, which need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time); provided, however, that such materiality qualifier will not apply to the Fundamental Representation provided in Section 2.2, which shall be true and correct in all respects. The Company and the Sellers will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company at or before the Closing.
(b)    Receipt of Closing Deliveries. The Company or the Representative, as applicable, will have delivered or caused to be delivered to Buyer each of the other agreements, instruments and other documents required to have been delivered to it at or before the Closing as set forth in Exhibit C, and all such agreements, instruments and other documents will continue to be effective and will not have been revoked by the Persons executing same.
(c)    No Material Adverse Effect. There will not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company since the date of this Agreement.
(d)    No Company Indebtedness. All amounts owed to any holder of Company Indebtedness set forth on Section 2.4(b) of the Disclosure Schedule will be paid in full in connection with the Closing and the Company has obtained a release of all Encumbrances other than Permitted Encumbrances associated with such indebtedness and the termination of all other obligations associated therewith upon the payment of such outstanding amounts.
(e)    Cook Employment Agreement. As of the Closing Date, the Cook Employment Agreement executed and delivered concurrently with the execution of this Agreement will be in full force and effect, other than as the result of any material breach by Buyer or termination by Buyer of the Cook Employment Agreement.
(f)    Lease Consents. Evidence, reasonably acceptable to Buyer, of the written consent to assignment in connection with the Transactions with respect to a sufficient number of Realty Leases set forth on Schedule 6.3(f) such that the percentage of total revenue of the Company generated from the stores under such Realty Leases for which written consent to assignment is obtained plus the revenue generated from stores under Realty Leases for which written consent to assignment is not required is equal to or greater than 65% (based on the revenue amounts set forth on Schedule 6.3(f).

(g)    Cash Available at Closing. Evidence, reasonably satisfactory to Buyer, that the condition set forth in Section 5.20 has been satisfied.
6.4    Frustration of Closing Conditions. No party hereto may rely on or assert the failure of any condition set forth in this Article 6, as the case may be, if such failure results from or was caused by such party’s failure to comply with any provision of this Agreement.
ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER
7.1    Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to Closing:
(a)    by the mutual written consent of Buyer and the Representative;
(b)    by either Buyer or the Representative, if the Closing will not have occurred on or before March 31, 2021 (the “Termination Date”), except that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose action or failure to act, or whose Affiliate’s action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before the Termination Date, and such action or failure to act constitutes breach of this Agreement;
(c)    by either Buyer or the Representative, if (1) there is a final non-appealable Order in effect preventing consummation of the Transactions or (2) there is any statute, rule, regulation or Order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Authority that would make consummation of the Transactions illegal;
(d)    by Buyer, if any of the Sellers or the Company has breached any representation or covenant contained herein and (1) such breach has not been cured within ten days after Buyer’s notice of such breach (except that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and (2) if not cured at or before the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied (except that the termination right under this Section 7.1(d) will not be available to Buyer if Buyer is at that time in material breach of this Agreement); or
(e)    by the Representative, if Buyer has breached any representation or covenant contained herein and (1) such breach has not been cured within ten days after the Representative’s notice of such breach (except that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and (2) if not cured at or before the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied (except that the right to terminate this Agreement under this Section 7.1(e) will not be available to the Representative if the Company or the Sellers are at that time in material breach of this Agreement).

Any party desiring to terminate this Agreement pursuant to Section 7.1(b) through (e) must give notice of such termination to the other party describing in reasonable detail the basis for such termination.
7.2    Effect of Termination. If this Agreement is terminated in accordance with Section 7.1, this Agreement will forthwith become void and there will be no Liability or obligation on the part of Buyer, the Sellers or the Company or their respective officers, directors, stockholders or Affiliates, except that each party hereto will remain liable for any breaches of this Agreement that occurred prior to its termination, and, provided further, that Section 5.4 (Confidentiality), Section 5.5 (Public Announcements), Section 5.9 (Expenses), Section 7.2 (Effect of Termination) and Article 9 (General Provisions) will remain in full force and effect and survive any termination of this Agreement.
7.3    Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by the Representative and Buyer. At any time, the Representative or Buyer may: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the covenants, agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the Representative, on behalf of the Sellers if the Sellers are making the extension or waiver, or Buyer, if Buyer is making the extension or waiver. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
7.4    Extension; Waiver. Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations made to such party herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Representative (on behalf of the Sellers) and Buyer may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other, (2) waive any inaccuracies in the representations made to Buyer (in the case of a waiver by Buyer) or made to the Company (in the case of a waiver by the Representative) herein or in any document delivered pursuant hereto and (3) waive compliance with any of the agreements or conditions for the benefit of Buyer (in the case of a waiver by Buyer) or made to the Company (in the case of a waiver by the Representative). Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement will constitute a waiver of such right, and no waiver of any breach or default will be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 8

INDEMNIFICATION
8.1    Survival. None of the representations and warranties set forth in Article 2 or Article 3 of this Agreement or in any instrument delivered pursuant to this Agreement (other than the Fundamental Representations to the extent set forth below) shall survive the Closing and the covenants and agreements of the parties hereto to the extent they, by their terms, contemplate or provide for performance at or prior to the Closing, in each case contained in this Agreement or any Related Agreement, shall not survive the Closing; provided, however, (a) the right to assert a claim with respect to any breach or inaccuracy of the representations and warranties contained in the Fundamental Representations shall survive until the one-year anniversary of the Closing Date, (b) the right to assert a claim with respect to any breach or inaccuracy of the representations and warranties contained in Article 4 shall survive until the one year anniversary of the Closing Date, and (c) the right to assert a claim with respect to any breach of, or failure to perform, any of the covenants and agreements of the parties made in this Agreement to be performed, in full or in part, after the Closing shall survive the Closing until 60 days following the expiration of all applicable statutes of limitations applicable to any claim for Losses with respect to such covenants or agreements. Notwithstanding the foregoing, the right to bring a claim for indemnity for the breach or inaccuracy of, or failure to perform, any Fundamental Representation, representation or warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which its survival would otherwise terminate pursuant to this Section 8.1, if written notice of the inaccuracy or breach, or failure to perform, thereof giving rise to such right to seek indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. Notwithstanding anything herein to the contrary, nothing in this Article 8 shall limit Buyer’s (or any of its Affiliates’) ability to make a claim under the R&W Insurance Policy, it being understood that the R&W Insurance Policy shall be the sole recourse of Buyer for any claims against any Seller under this Agreement for a breach of the representations and warranties set forth in Article 2 or Article 3 of this Agreement other than any claim with respect to a breach of a Fundamental Representation.

8.2    Indemnification by the Sellers. Subject to the terms and conditions of this Article 8, from and after the Closing, each Seller, severally and not jointly (in accordance with each Seller’s Pro Rata Share), agrees to indemnify, defend and hold harmless the Buyer, its Affiliates (including the Company after the Closing) and their respective holders of Securities, directors, managers, officers, employees, agents and representatives and their respective successors and assigns (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all damages, Liabilities, claims, Proceedings, losses, costs, expenses (including reasonable fees and expenses of attorneys, accountants and other experts, and reasonable costs of investigation and defense of Third Party Claims), payments, settlements, awards, levies, injuries, interest, fines and penalties and Taxes, whether or not involving a Third Party Claim, in each case, solely to the extent awarded to a prevailing party by a court of competent jurisdiction (individually and collectively, “Losses”) which any Buyer Indemnified Party suffers, sustains, incurs or becomes subject to, arising out of, relating to or otherwise by virtue of, directly or indirectly:
(a)    any inaccuracy in, or breach of, any of the Fundamental Representations of the Company or such Seller, as if such Fundamental Representation was made on and as of the date hereof and on and as of the Closing Date (except to the extent expressly relating to a specific date, the inaccuracy in or breach of which will be determined with reference to such date);
(b)    any breach of, or the failure of such Seller to perform or comply with any of its covenants or obligations contained in this Agreement, any Related Agreement or any certificate or instrument delivered pursuant to this Agreement;
(c)    any breach of, or the failure of the Representative to perform or comply with any of the Representative’s covenants or obligations contained in this Agreement, any Related Agreement or any certificate or instrument delivered pursuant to this Agreement;
(d)    any Company Indebtedness outstanding immediately prior to the Closing that is not paid at the Closing or taken into account in connection with a purchase price adjustment in accordance with Section 1.4;
(e)    any inaccuracy contained in the Distribution Schedule; or
(f)    the matters described on Schedule 8.2(f).
For all purposes of this Section 8.2 including in the determination of breach and calculation of the amount of Losses arising out of, relating to or resulting from a breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of a representation or warranty, contained in or pursuant to this Agreement, the parties agree that all materiality qualifiers will be disregarded and each such representation or warranty will be read and interpreted without regard to any materiality qualifier; provided, however, such qualification shall not be read out of any reference to the defined terms “Material Contract” and “Material Adverse Effect.”

8.3    Indemnification by Buyer. Subject to the terms and conditions of this Article 8, from and after the Closing, the Buyer agrees to indemnify, defend and hold harmless the Sellers, their respective Affiliates (excluding the Company) and their respective directors, managers, officers, employees, agents and representatives and their respective successors and assigns (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against, and pay or reimburse to the Seller Indemnified Parties for, any and all Losses which any Seller Indemnified Party suffers, sustains, incurs or becomes subject to arising out of, relating to or otherwise by virtue of, directly or indirectly:
(a)    any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in this Agreement, any Related Agreement or any certificate or instrument delivered by the Buyer pursuant to this Agreement, as if such representation and warranty was made on and as of the date hereof and on and as of the Closing Date (except to the extent expressly relating to a specific date, the inaccuracy in or breach of which will be determined with reference to such date); or
(b)    any breach of, or the failure of the Buyer to perform or comply with any of its covenants or obligations contained in this Agreement, any Related Agreement or any certificate or instrument delivered pursuant to this Agreement.
For all purposes of this Section 8.3, including in the determination of breach and calculation of the amount of Losses arising out of, relating to or resulting from a breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of a representation or warranty contained in or pursuant to this Agreement, the parties hereto agree that all materiality qualifiers will be disregarded and each such representation or warranty will be read and interpreted without regard to any materiality qualifier; provided, however, such qualification shall not be read out of any reference to the defined term “Material Adverse Effect”.
8.4    Claims for Indemnification.

(a)    At any time that a Buyer Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) has or claims to have incurred Losses with respect to which the Sellers or the Buyer (each, an “Indemnifying Party”) is or may be required to provide indemnification under this Agreement (a “Liability Claim”), the Buyer, on behalf of such Buyer Indemnified Party, or the Representative, on behalf of such Seller Indemnified Party, shall deliver one or more written notices of such Liability Claim (each, a “Claims Notice”) to the Indemnifying Party. Such Claims Notice shall be delivered to the Buyer (in the event of a claim for Losses against the Buyer), and shall be delivered to the Representative (on behalf of the Sellers, in the event of a claim for Losses against the Sellers), in each case, together with a copy of any related correspondence or documentation. A Claims Notice will describe the Liability Claim to which it relates in reasonable detail, indicate the amount (estimated, if necessary and to the extent reasonably feasible) of such Liability Claim that has been paid, suffered, sustained or accrued by the Indemnified Party (the “Claim Amount”) and provide account information for the Indemnified Party for purposes of receiving payments pursuant to this Article 8. To the extent that the Claim Amount is not determinable as of the date of delivery of a Claims Notice, the Buyer, on behalf of such Buyer Indemnified Party, or the Sellers’ Representative, on behalf of such Seller Indemnified Party, may deliver a Claims Notice stating the maximum amount that the Indemnified Party in good faith estimates or anticipates that the Indemnified Party may pay or suffer with respect to the Liability Claim; provided, however, that the provision of an estimated or anticipated amount of Losses will not limit the Losses recoverable or recovered by an Indemnified Party. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 8.4 will not affect the rights or obligations of any Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was directly and materially damaged as a result of such failure to give timely, complete or accurate notice. The Buyer is the sole and exclusive Person authorized to act for and bring a Liability Claim on behalf of the Buyer Indemnified Parties and the Representative is the sole and exclusive Person authorized to act for and bring a Liability Claim on behalf of any or all Sellers. In addition, the Sellers’ Representative is the sole and exclusive Person authorized to act for and defend against Liability Claims (including any such claims related to Third Party Claims, as described below) brought by a Buyer Indemnified Party against the Sellers as an Indemnifying Party and, in such instances, for the purposes of Section 8.4 and Section 8.5, the Indemnifying Party shall refer to the Representative.

(b)    The Indemnifying Party may object to all or any portion of a Liability Claim set forth in a Claims Notice by delivering written notice to the Indemnified Party (an “Objection Notice”) by 5:00 p.m., Eastern Time, on the date that is the 10th Business Day after delivery of the Claims Notice (the “Objection Dispute Deadline”). Such Objection Notice shall describe the grounds for such objection in reasonable detail and set forth the portion of the Claim Amount being disputed or specify that the entire Claim Amount is being disputed. If an Objection Notice is not delivered by an Indemnifying Party to the Indemnified Party prior to the Objection Dispute Deadline, such failure to so object will be a final, binding and irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to be indemnified, defended and held harmless and reimbursed for the Losses set forth in the Claims Notice, in accordance with and subject to the provisions of, this Article 8, and the Indemnified Party shall be entitled to payment in the manner specified in Section 8.9. If an Objection Notice was delivered to the Indemnified Party, but such Objection Notice states that the Indemnifying Party is obligated to indemnify, or admits liability, only with respect to a portion of the Losses claimed in the Claims Notice, the Indemnified Party shall be entitled to be indemnified, defended and held harmless and reimbursed for the Losses set forth in the Claims Notice for which no objection was made, in accordance with and subject to the provisions of, this Article 8, and the Indemnified Party shall be entitled to payment, in the manner specified in Section 8.9, of the amount of the portion of the Losses set forth in such Claims Notice to which no objection was made.
(c)    If the Indemnifying Party delivers an Objection Notice to the Indemnified Party by the applicable Objection Dispute Deadline, the Indemnifying Party and the Indemnified Party will attempt in good faith to agree upon the rights of the respective parties hereto with respect to the subject of such Claims Notice. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum or certificate setting forth such agreement will be prepared and signed by the Buyer and the Representative, and the Indemnified Party shall be entitled to payment in the manner specified in Section 8.9. If no such agreement can be reached after good-faith negotiation within 30 days after the applicable Objection Dispute Deadline, either the Indemnifying Party or the Indemnified Party may initiate Proceedings to resolve such dispute in accordance with Section 9.10.
8.5    Third Party Claims.
(a)    In the event that, subsequent to the Closing, any Indemnified Party entitled to indemnification under this Agreement receives notice of the assertion of any claim or of the commencement of any action or Proceeding by any Person who is not a party hereto or an Affiliate of a party hereto (a “Third Party Claim”) against such Indemnified Party, with respect to which an Indemnifying Party is or is reasonably likely to be required to provide indemnification under this Agreement, the Indemnified Party shall give written notice regarding such claim to the Indemnifying Party within 10 Business Days of the Indemnified Party’s becoming aware that such Third Party Claim is a claim that such Indemnifying Party is or is reasonably likely to be required to provide indemnification under this Agreement, together with a copy of any related correspondence or documentation.

(b)    The Indemnified Party shall have the right in its sole discretion to control the defense of and settle all Third Party Claims; provided, however, without the consent of the Indemnifying Party, the Indemnified Party may not settle any such Third Party Claim or consent to the entry of judgment in respect of such Third Party Claim if such settlement or judgment will result in the imposition of any remedy other than monetary damages that bind or impose liability on the Indemnifying Party or its Affiliates; provided, further, that no settlement of any such Third Party Claim will be determinative of the amount of Losses relating to such matter. If the Representative consents to any such settlement, neither the Representative nor any Seller will have any power or authority to object to the amount or validity of any claim by or on behalf of any Indemnified Party for indemnity with respect to such settlement. Notwithstanding any other provision of this Agreement, any reasonable, documented costs and expenses of investigation, settlement and defense, including court costs and attorneys’ fees, incurred or suffered by any Indemnified Party in connection with the defense of any Third Party Claim alleging matters that would constitute a breach or inaccuracy of a representation or any other matter specified in Section 8.1 or Section 8.2, whether or not it is ultimately determined that there was such a breach or inaccuracy, will constitute Losses subject to indemnification under this Article 8. The Indemnifying Party shall have the right to participate in the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel.
(c)    The Indemnified Party in any event shall (i) settle or defend such Third Party Claim with reasonable diligence, (ii) cooperate with the Indemnifying Parties in the investigation and analysis of such claim or proceeding and consider in good faith recommendations made by the Indemnifying Parties with respect thereto, (iii) subject to attorney-client privilege and confidentiality obligations except to the extent a joint defense agreement or similar agreement is in effect, afford the Indemnifying Parties reasonable access to such relevant information as it may have in its possession, and (iv) keep the Indemnifying Parties reasonably advised of the status of such Third Party Claim, on at least a monthly basis (and on a more frequent basis upon the occurrence of material developments, pleadings or events related to such defense).
(d)    A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 8.5 will not affect the rights or obligations of any Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was directly and materially damaged as a result of such failure to give timely, complete or accurate notice.
8.6    Limitations on Indemnification
(a)    Subject to Section 8.6(b), an Indemnified Party may not recover Losses from Buyer or Sellers, as applicable, in respect of any claim for indemnification under Section 8.2 or Section 8.3, as applicable, unless and until Losses have been incurred, paid or properly accrued by the applicable Indemnified Parties in an aggregate amount greater than $125,000 (the “Indemnification Threshold”), and once such Indemnification Threshold has been exceeded, the Indemnified Party will be entitled to recover for such Losses in excess of the Indemnification Threshold, provided, that, for the avoidance of doubt, the Indemnification Threshold will not apply to a claim by a Buyer Indemnified Party for recovery from the R&W Insurance Policy.

(b)    Subject to the other terms of this Section 8.6, recovery by an Indemnified Party of its Losses in the aggregate will be subject to the following limitations:
(1)    With respect to Losses claimed under Sections 8.2(a) through 8.2(f), a Buyer Indemnified Party will recover all of its Losses as follows:
(A)    first, from the R&W Insurance Policy;
(B)    second, to the extent such Losses exceed the amount recovered from (including by operation of the retention or the limits thereunder), or are not covered, or are denied coverage under, the R&W Insurance Policy, directly from the Sellers on a several but not joint basis (in accordance with each Seller’s Pro Rata Share);
(2)    With respect to Losses claimed under Sections 8.2(a) through 8.2(f), the Buyer Indemnified Parties will not be entitled to recover against any Seller (A) in excess of the proceeds received by such Seller or (B) for any inaccuracy in, or breach of, any of the Fundamental Representations of any other Seller, or any breach of, or the failure of any other Seller to perform or comply with any of its covenants or obligations contained in this Agreement, any Related Agreement or any certificate or instrument delivered pursuant to this Agreement;
(3)    With respect to Losses claimed under Sections 8.3, a Seller Indemnified Party will recover all of its Losses directly from Buyer; and
(4)    With respect to Losses claimed under Sections 8.3, no Seller Indemnified Party will be entitled to recover against Buyer in excess of such Seller’s Pro Rata Share of the Initial Purchase Price.
(c)    Any entitlement of the Indemnified Parties to make a claim against the Indemnifying Party under this Agreement will be determined without duplication of recovery by reason of the same state of facts giving rise to such claim constituting a breach of more than one representation, warranty, covenant or agreement and/or an adjustment to the purchase price in accordance with Section 1.4.
(d)    Notwithstanding any other provision of this Agreement, no party hereto or any of its Affiliates shall have liability for any indirect, exemplary or punitive damages, and Losses indemnifiable hereunder shall not include such damages, except to the extent, if any, such Losses are incurred due to Fraud of a party hereto.

8.7    Indemnification as Sole Remedy. Except as specifically set forth in this Agreement (including in this Article 8), from and after the Closing, the indemnification provided for in this Article 8 shall be the sole and exclusive remedy and recourse against the Sellers and the Buyer (including the Company) for any matters arising out of this Agreement and the Related Agreements or any certificate or instrument delivered pursuant to this Agreement; provided, however, that in the case of Fraud, the Indemnified Parties shall have all remedies available at Law or equity without giving effect to any of the limitations set forth in this Article 8; provided further, that this Section 8.7 shall not limit any party’s right to seek and obtain specific performance. For purposes of clarity, the procedural provisions of this Article 8 shall not apply to disputes related to Section 1.4, which such disputes shall be resolved as set forth therein, respectively, subject to the each party’s right to be indemnified pursuant to this Article 8 for any failure of any other party to pay any amounts determined to be payable to such party pursuant to such sections. For purposes of clarity, nothing in this Agreement shall limit the Buyer’s right to recover against the R&W Insurance Policy.
8.8    Losses Net of Certain Proceeds. The amount of any and all Losses under Section 8.2 incurred or suffered by an Indemnified Party shall be calculated after giving effect to any insurance proceeds actually received by such Indemnified Party with respect to such Losses, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and related increases in insurance premiums or other chargebacks. If any insurance proceeds are received by an Indemnified Party with respect to any Losses after the Indemnifying Party has made a payment to such Indemnified Party with respect thereto, the Indemnified Party shall (except in the case of a Buyer Indemnified Party, to the extent such payment is within the retention under the R&W Insurance Policy) promptly pay to the Indemnifying Party the sum of the amount of such proceeds up to the amount of the payment to the Indemnified Party less any of the Indemnified Party’s related costs and expenses of recovering such insurance proceeds, including the aggregate cost of pursuing any related insurance claims and related increases in insurance premiums or other chargebacks. Except as set forth in Section 8.6(b), nothing herein shall require an Indemnified Party to seek to recover Losses from a third party (including an insurance company) before or after making a claim for indemnification under this Article 8.
8.9    Payment. If any payment for any Losses is determined to be owed to an Indemnified Party under this Article 8 for which the Indemnified Party elects to seek recovery directly from the Indemnifying Party, then the Indemnifying Party shall satisfy such amounts by wire transfer of immediately available funds to the Indemnified Party within ten Business Days of the date any Losses are determined to owed to such Indemnified Party under this Article 8 upon a mutually agreeable final settlement between the Indemnifying Party and the Indemnified Party or upon a final determination in accordance with Section 9.10.

8.10    No Right of Contribution. The Sellers shall not initiate any Proceeding for indemnification or contribution from the Company, or any employee, officer, holder of Securities, manager, director or agent thereof, with respect to any indemnity claims arising under or in connection with this Agreement or the Related Agreements, to the extent that any Person is entitled to indemnification hereunder for such claim and to the extent that the Sellers are liable hereunder, and the Sellers hereby waive any such right of indemnification or contribution from the Company that it has or may have in the future arising from the obligations of the Indemnifying Parties under this Agreement.
8.11    Mitigation. An Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this Article 8. The Indemnifying Party shall have the right, but not the obligation, and shall be afforded the opportunity by the Indemnified Party to the extent reasonably possible, to take all available steps to minimize Losses for which the Indemnified Party is entitled to indemnification before such Losses actually are incurred by the Indemnified Party.
8.12    Treatment of Indemnity Payments. All payments made pursuant to this Article 8 shall be treated as adjustments to the Initial Purchase Price for Tax purposes, unless otherwise required by Law.
ARTICLE 9

GENERAL PROVISIONS
9.1    Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:
“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or its Affiliates) relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company, (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of, a majority of the Securities of the Company, or (c) merger, consolidation, share exchange, business combination or similar transaction involving the Company that results in an unaffiliated third party acquiring a majority of the Securities of the Company.
“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, litigation, mediation, proceeding, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or private arbitrator or mediator.
“Affiliate” when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person.
“Allocated Amount” means $106,000.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that could reasonably be expected to form the basis for any specific consequence.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in San Francisco, California.
“Buyer Released Claims” means each and all past, present and future disputes, claims, controversies, demands, rights, obligations, Liabilities, Actions, and causes of action of every kind and nature, including any unknown, unsuspected, or undisclosed claim, that Buyer or any of Buyer’s Affiliates may have had in the past, may now have, or may have in the future against any of the Seller Releasees arising out of or related to events, facts, conditions or circumstances existing or arising on or prior to the Closing Date other than any claim arising under this Agreement or the Related Agreements.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L 116-136), together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto.
“Cash” means cash and cash equivalents on hand of the Company as determined in accordance with GAAP. For the avoidance of doubt, cash on hand shall (a) be calculated to exclude uncleared checks and drafts issued by the Company, (b) include uncleared checks and drafts received or deposited for the account of the Company, (c) does not include all operating cash in the tills at the Company’s stores, (d) include all cash in the safes at the Company’s stores, and (e) not include cash and cash equivalents of the Company that is not freely usable due to restrictions, limitations or Taxes on use or distribution by Law, Contract or otherwise, including, without limitation, restrictions on dividends and repatriations.
“Closing Cash” means Cash as of the Closing.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company Common Stock” means the common stock of the Company, par value of $0.001.

“Company Indebtedness” means, without duplication, the aggregate of the following: (1) any Liability of the Company (A) for borrowed money (including the current portion thereof), whether or not contingent, or issued or incurred in substitution or exchange for any such Liability for borrowed money; (B) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase or similar facility; (C) evidenced by a bond, note, debenture, promissory note, bridge financing agreement or similar instrument or debt security (including a purchase money obligation or any Encumbrance to secure all or part of the purchase price of the property subject to such Encumbrance, and any obligation for the deferred purchase price of property or services which is due more than six months from incurrence); (D) created or arising under any conditional sale or other title retention agreement with respect to property acquired by of the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (E) as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases in respect of which the Company is liable as a lessee (other than, for the avoidance of doubt, rent for any Realty Lease); (F) to purchase, redeem, retire, defease or otherwise acquire for value any ownership interests or capital stock of the Company or any rights to acquire any ownership interests or capital stock of the Company, valued, in the case of redeemable ownership interests or capital stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (G) any obligations secured by an Encumbrance on property owned by the Company, other than Permitted Encumbrances and (H) any obligations under any interest rate, foreign exchange, currency, commodity, credit or equity swap, cap, collar, floor, option, forward, cross right or other hedging agreement or derivative contract, net of any obligations to the Company thereunder; (2) any Liability described in clause (1) of other Persons that is guaranteed directly or indirectly in any manner by the Company, or which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; or (3) any Liability described in clause (1) of other Persons that is secured by (or for which the holder of such Liability has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by the Company (other than Permitted Encumbrances), even though the Company has not assumed or become liable for the payment of such Liability. For purposes of this Agreement, Company Indebtedness includes (1) any and all accrued interest, fees, change of control payments, prepayment premiums, termination payments, balloon or similar payments, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Company Indebtedness, and (2) any and all amounts of the nature described in clauses (1)(A) through (H) owed by the Company to any of its Affiliates including any of its members or stockholders.
“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license, lease (including real and personal property leases), conditional sale contract, purchase or sales orders, mortgage, undertaking, commitment, understanding, undertaking, option, warrant, calls, rights or other enforceable arrangement or agreement, whether written or oral.

“Control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The verb “Control” and the term “Controlled” have the correlative meanings.
“COVID-19 Rent Deferral” means any rent owed by the Company under any Realty Lease which has been deferred as of the date of this Agreement due to the COVID-19 pandemic and remains unpaid as of the Closing.
“Current Assets” means each of the following of the Company, without duplication: (a) accounts receivable, (b) prepaid expenses, and (c) inventory, net of reserves established by the Company.
“Current Liabilities” means each of the following of the Company, without duplication: (a) accounts payable, (b) accrued expenses, (c) accrued payroll, and (d) accrued payroll Taxes, in each case, to the extent unpaid as of the Closing and specifically excluding the PPP Loan Repayment Amount, interest on outstanding obligations, Third Party Expenses, accrued Liabilities relating to gift cards and loyalty programs of the Company, and sales Tax of the Company payable as of the Closing Date.
“Data Protection Laws” means (i) all applicable Laws and contractual and fiduciary obligations related to data privacy, data protection, data security, data transfer, breach notification, or marketing, as applicable from time to time, including without limitation, the Children’s Online Privacy Protection Act of 1998, as amended; the Financial Modernization Act (Graham-Leach-Bliley Act) of 2000, as amended; the Telephone Consumer Protection Act of 1991, as amended; the Do-Not-Call Implementation Act of 2003, as amended; the CAN-SPAM Act of 2003, as amended; Section 5 of the Federal Trade Commission Act of 1914, as amended (as the same has been interpreted to apply to privacy, data protection, breach disclosure or data transfer issues), the California Consumer Privacy Act of 2018, as amended from time to time, and implementing regulations, and all equivalent, comparable, or applicable privacy, security and data breach notification Laws, and the requirements and guidance set forth in regulations, guidelines and agreements containing consent orders published by regulatory authorities, such as, but not limited to, the Federal Trade Commission, Federal Communications Commission, and applicable European Union data protection authorities; (ii) the privacy policies applicable to information (including Personal Information) Processed by the Company and any public statements that the Company has made regarding its privacy policies and practices; (iii) third party privacy policies that Company has been or is contractually obligated to comply with; (iv) any rules of any applicable self-regulatory organizations in which Company is a member and/or that Company is or has been contractually obligated to comply with; and (v) any applicable published industry best practices or standards relating to data privacy, data protection or data security.
“Disclosure Schedule” means the disclosure schedule dated as of the date hereof and delivered by the Company and Sellers to Buyer.

“Distribution Schedule” means the spreadsheet, in a form reasonably acceptable to Buyer, setting forth (a) the names and addresses (including email addresses) of each Seller, (b) the number of Shares held by each Seller, (c) each Seller’s Pro Rata Share, (d) each Seller’s Share Amount, (e) the number of Fully Diluted Shares, (f) the amount of the applicable Tax withholdings (if any) as of the date of the Distribution Schedule attributable to each Seller, and (g) such other information relevant thereto or which Buyer may reasonably request at least five Business Days before the Closing Date.
“Effective Time” has the meaning set forth in Section 1.3 of the Merger Agreement.
“Encumbrance” means any mortgage, pledge, hypothecation, right of others, adverse claim, security interest, encumbrance, license, title defect, title retention agreement, voting trust agreement, third party right or other right or interest, option, lien, charge, any hire purchase, lease or installment purchase agreement, right of first refusal, right of preemption or right to acquire, or other restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of the subject property, other than any restriction or limitation imposed by this Agreement.
“Fraud” means, with respect to a party hereto, an actual and intentional fraud with respect to the making by such party of its representations and warranties pursuant to Article 2, Article 3 or Article 4, as applicable; provided that such actual or intentional fraud of such party shall only be deemed to exist if such party had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such party pursuant to this Agreement, as modified by the Disclosure Schedule, were actually breached when made, with the express intention that the other party rely thereon to its detriment.
“Fully Diluted Shares” means the aggregate number of shares of Company Common Stock that are outstanding immediately prior to the Closing.
“Fundamental Representations” means, collectively, the representations and warranties contained in Section 2.1(a) (Organization and Powers); Section 2.2 (Capitalization); Section 2.3(a) and (b)(1) (Authority, Non-Contravention); Section 3.1 (Organization and Power); Section 3.2 (Authorization; Enforceability); Section 3.3(a)(i) (Non-Contravention); Section 3.4 (Ownership of Shares); Section 4.1 (Organization and Power); Section 4.2 (Authorization; Enforceability); and Section 4.3(a)(i) (Non-Contravention).
“Governmental Authority” means any governmental, regulatory or administrative authority, agency, body, commission or other entity, whether international, multinational, national, regional, state, provincial or of a political subdivision; any court, judicial body, arbitration board or arbitrator; any tribunal of a self-regulatory organization; or any instrumentality of any of the foregoing.

“Intellectual Property” means the rights associated with or arising out of any of the following in any jurisdiction throughout the world, whether statutory, common law, or otherwise: (a) all patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any invention disclosures (“Patents”); (b) trade secret rights and corresponding rights in confidential information and other non-public information, ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know how, manufacturing and production processes and techniques, testing information (including testing protocols and results), research and development information, prototypes, algorithms, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals, data, business and marketing plans, market surveys, market know-how and customer lists and information (whether or not any of the foregoing is patentable) (“Trade Secrets”); (c) all registered or unregistered copyrights, copyrightable works, rights in databases, data collections, mask works, copyright registrations, applications and extensions therefor and any other rights in works of authorship (“Copyrights”); (d) all trademarks, service marks, logos, trade dress and trade names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world (including all cancelled, abandoned, and refused registrations and applications), and all goodwill associated therewith (“Trademarks”); (e) Software; (f) internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”); and (g) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
“Knowledge of the Company” or any similar phrase means the knowledge of Barbara Cook and Karyn Henry and the knowledge that they would have if they had made reasonable and diligent inquiry of those employees, agents, consultants, attorneys, accountants and other persons who would be expected to have knowledge as to the relevant matter.
“Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, local or common law, an Order or act, statute, ordinance, regulation, rule, collective bargaining agreement, extension order or code promulgated by a Governmental Authority.
“Liabilities” means any and all debts, liabilities and obligations of any kind, whether accrued or fixed, absolute or contingent, known or unknown matured or unmatured, determined or undeterminable, on- or off-balance sheet, including those arising under any Law, Action or Order and those arising under any Contract or otherwise.
Documents or other information and materials will be deemed to have been “Made Available” by the Company if and only if the Company has provided such documents or information to Buyer in writing (including by electronic means) or posted such documents and information and other materials to the Data Room at least two Business Days prior to the execution and delivery of this Agreement by the parties hereto.

“Main Street Lending Programs” means the program established by the United States Federal Reserve to support lending to small and medium-sized for profit businesses and nonprofit organizations that were in sound financial condition before the onset of the COVID-19 pandemic, operating though through five facilities: the Main Street New Loan Facility (MSNLF); the Main Street Priority Loan Facility (MSPLF); the Main Street Expanded Loan Facility (MSELF); the Nonprofit Organization New Loan Facility (NONLF); and the Nonprofit Organization Expanded Loan Facility (NOELF).
“Material Adverse Effect” with respect to any Person means any change, event, circumstance, occurrence, development, state of facts, condition or effect that either alone or in combination with any other effect (a) is materially adverse to the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole or (b) the ability of such Person to perform its obligations hereunder or to consummate the Transactions; provided that, solely in the case of (a), none of the following will not be deemed to constitute a Material Adverse Effect: (1) such Person’s compliance with the terms and conditions of this Agreement; (2) the failure to meet projections, forecasts, estimates, milestones or budgets (provided that, any underlying cause for any such failure will not be excluded by this clause (2)); (3) changes or effects in the general economic conditions or the securities, syndicated loan, credit or financial markets, including changes in interest or exchange rates; (4) political, legal, tax or regulatory changes that generally affect the industry, industry sectors or any geographic markets in which the business of such Person operates, including changes in interest or exchange rates; (5) changes or prospective changes in Laws or GAAP (or other analogous accounting standards); (6) any changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any pandemic or epidemic (including COVID-19), war, sabotage, armed hostilities or acts of terrorism, earthquakes, hurricanes or other natural disasters; or (7) the announcement, pendency or proposed consummation of this Agreement and the Transactions; except, in the case of the foregoing clauses (3) through (6), to the extent that any such event, change, circumstance, occurrence, effect or state of facts has a materially disproportionate effect on such Person relative to other businesses in the industry, industry sectors or any geographic markets in which such Person’s business operates.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of September 30, 2020, by and among the Buyer, Mountain Crest Acquisition Corp, a Delaware corporation, MCAC Merger Sub Inc., a Delaware corporation, and Suying Liu (solely for purposes of Section 7.2 and Article XI of the Merger Agreement).
“Net Adjustment Amount” means an amount, which may be positive or negative, equal to: (a) the Final Working Capital minus the Estimated Working Capital, minus (b) the Final Third Party Expenses minus the Estimated Third Party Expenses, plus (c) the Final Closing Cash minus the Estimated Cash minus (d) the Final Sales Tax Liability minus the Estimated Sales Tax Liability; provided, that the amount of the Final Third Party Expenses consisting of Specified Estimated Third Party Expenses exceeding $300,000, if any, will not be included in Final Third Party Expenses or Estimated Third Party Expenses for purposes of subsection (b) hereof.

“Order” means any decision, ruling, charge, order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.
“Owned Company Intellectual Property” means any and all Intellectual Property that are owned in whole or in part by the Company (or that the Company purports to own in whole or in part), including, but not limited to, the Registered Company Intellectual Property.
“PEI Portion” means 82.5% of the PPP Loan Repayment Amount.
“Permit” means any approval, authorization, consent, franchise, license, permit or certificate by any Governmental Authority.
“Permitted Encumbrances” means (i) liens for Taxes that have not been billed, are not yet due and payable or are being contested in good faith by appropriate procedures and for which adequate reserves have been made in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business and not caused directly or indirectly by a default or breach by the Company or Sellers; (iii) easements, rights of way, zoning ordinances and other similar Encumbrances affecting real property; (iv) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and (v) the lien evidenced by that certain UCC Financing Statement File Number 2019-210-2846-7 filed in Washington on July 19, 2019 by Isuzu Finance of America Inc.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, joint venture, trust, firm, association or other legal or governmental entity.
“PPP Loan” means that certain U.S. Small Business Administration Loan, dated May 6 2020, from Wells Fargo Bank N.A., as lender to the Company, as borrower and that certain U.S. Small Business Administration Paycheck Protection Program Note, entered into in connection therewith, in the principal amount of $1,747,500, by and between Wells Fargo Bank N.A. and the Company.
“PPP Loan Repayment Amount” means the principal amount of the PPP Loan ($1,747,500), plus any and all accrued interest (expected to be $1,761,819.77 as of the Closing Date).
“PPP Program” means the Paycheck Protection Program contemplated by Section 1102 of the Coronavirus Aid, Relief, and Economic Security Act of 2020 and all rules, regulations and guidelines adopted by the SBA or otherwise in connection with the administration thereof.
“Pro Rata Share” means with respect to any Stockholder, such Person’s ownership interest in the Company as of immediately prior to the Closing, determined by dividing (1) the number of shares of Company Common Stock owned of record by such Person as of immediately prior to the Closing, by (2) the number of Fully Diluted Shares.

“Proceeding” means a judicial, administrative or arbitral action, suit, demand, proceeding (public or private) by or before a Governmental Authority (whether civil, criminal, administrative or otherwise), claim, complaint, qui tam action, investigation, arbitration, mediation or audit.
“Process” means any operation or set of operations which is performed upon information or data, whether or not by automatic means, such as collection, recording, protection, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
“R&W Insurance Policy” means the buyer-side representations and warranties insurance binder with draft policy in the form issued by the R&W Insurer.
“R&W Insurer” means certain Underwriters at Lloyd’s (Beazley Syndicates 623 (18%) and 2623 (82%) at Lloyds).
“Registered Company Intellectual Property” means (a) all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names that are registered, recorded or filed by, for, or under authorization from (or in the name of) the Company, and (b) any other applications, registrations, recordings and filings by the Company (or otherwise authorized by or in the name of the Company).
“Related Agreements” means the Escrow Agreement.
“Released Claims” means each and all past, present and future disputes, claims, controversies, demands, rights, obligations, Liabilities, Actions, and causes of action of every kind and nature, including any unknown, unsuspected, or undisclosed claim, that any Seller or any of Seller’s Affiliates may have had in the past, may now have, or may have in the future against any of the Releasees arising out of or related to events, facts, conditions or circumstances existing or arising on or prior to the Closing Date other than any claim (i) with respect to any unpaid compensation since the last regularly scheduled payroll period of the Company, (ii) arising under this Agreement or the Related Agreements or (iii) of a Covered Person referred to in Section 5.13.
“Releasees” means: (a) Buyer and its Affiliates; (b) the Company; and (c) each of the predecessors, parents, subsidiaries, divisions, and current or former assigns, successors, beneficiaries, heirs, attorneys and representatives of each of the foregoing Persons identified or otherwise referred to in clauses (a) and (b) of this definition.
“Sales Tax Liability” means the outstanding amount of sales Tax Liability owed by the Company as of the Closing.
“SEC” means the U.S. Securities and Exchange Commission and any Governmental Authority that is a successor thereto.

“Securities” means, (a) any shares of common stock, preferred stock, membership interest, common unit, preferred unit or other voting equity of a Person, (b) any security which by its terms is convertible into or exchangeable or exercisable for common stock, preferred stock, membership interest, common unit, preferred unit or other voting equity of a Person, (c) any option, warrant or other right to subscribe for, purchase or otherwise acquire any security described in clauses (a) or (b), and (d) any Company Indebtedness the holders of which have a right to vote (or which are convertible into, exchangeable for, or evidence the right to subscribe for or acquire securities having a right to vote).
“Seller Releasees” means: (a) each Seller and its respective Affiliates and (b) each of the predecessors, parents, subsidiaries, divisions, and current or former assigns, successors, beneficiaries, heirs, attorneys and representatives of each of the foregoing Persons identified or otherwise referred to in clause (a) of this definition.
“Share Amount” means an amount equal to the quotient of (a) the sum of the Initial Purchase Price, divided by (b) the Fully Diluted Shares, as calculated by the Representative and set forth in the Distribution Schedule.
“Software” means all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.
“Specified Estimated Third Party Expenses” means all of the Third Party Expenses of the Company described in Section 5.9(b), Section 5.9(c), Section 5.9(d), and Section 5.9(e).
“Stockholder” means any holder of Company Common Stock.
“Stockholders’ Agreement” means that certain stockholders’ agreement of the Company dated November 22, 2017, by and among the Company and the stockholders of the Company party thereto as amended from time to time.
“Subsidiary” of any Person means any other Person (a) of which the first Person owns directly or indirectly 50% or more of the equity interest in the other Person or (b) of which (or in which) an amount of the voting Securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries or (c) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body.

“Tax Authority” means the IRS and any other Governmental Authority responsible by Law for the administration of Taxes.
“Transactions” means the transactions contemplated by this Agreement and the Related Agreements.
“Working Capital” means (a) Current Assets minus (b) Current Liabilities, in each case, as of the Closing and only containing the categories and line items listed on Schedule 1.4 (which categories and line items have been utilized in establishing the Working Capital Target).
“Working Capital Escrow Amount” means $500,000.
9.2    Terms Generally; Interpretation. Except to the extent that the context otherwise requires:
(a)    when a reference is made in this Agreement to an article, section, subsection, exhibit or schedule, such reference is to an article, section or subsection of, an exhibit or schedule to, this Agreement unless otherwise indicated;
(b)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)    the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;
(d)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e)    the word “or” is not limiting or exclusive;
(f)    any gender-specific reference in this Agreement include all genders;
(g)    the definitions contained in this Agreement are applicable to the other grammatical forms of such terms;
(h)    a reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation;
(i)    if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day;
(j)    references to a Person are also to its permitted successors and assigns;

(k)    unless indicated otherwise, mathematical calculations contemplated hereby will be made to the fifth decimal place, but payments will be rounded to the nearest whole cent, after aggregating all payments to such party;
(l)    “ordinary course of business” (or similar terms) will be deemed followed by “consistent with past practice” (including with respect to quantity and frequency); provided, that, unless expressly stated otherwise, references to “ordinary course of business” and phrases of similar import exclude any actions or inactions taken in response to any pandemic (including COVID-19) or exigent circumstances;
(m)    the parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof;
(n)    the contents of the Disclosure Schedule and the other schedules form an integral part of this Agreement and any reference to “this Agreement” will be deemed to include the schedules;
(o)    no parol evidence will be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence;
(p)    although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content); and
(q)    the doctrine of election of remedies will not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the Transactions.
9.3    Notices. All notices, deliveries and other communications pursuant to this Agreement must be in writing and will be deemed given if sent via email or delivered by globally recognized express delivery service (with a required e-mail copy, receipt of which need not be acknowledged) to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of e-mail, on the date that the recipient acknowledges having received the email, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this section, and (b) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

(a)    if to Buyer:
Playboy
10960 Wilshire Blvd., Suite 2200
Los Angeles CA 90021
Attention: George Akopov; Chris Riley
Email: gakopov@playboy.com; criley@playboy.com

with a copy (which will not constitute notice) to:
Jones Day
1755 Embarcadero Rd.
Palo Alto, CA 94303
Attention: Micheal Reagan; David Sikes
Email: mreagan@jonesday.com; dsikes@jonesday.com

(b)    if to the Company before the Closing to:
901 W. Main Street Suite A
Auburn, WA 98001
Attention: Barbara Cook
Email: Barbara@loversstores.com
with a copy (which will not constitute notice) to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
Attention: Evan Borenstein
Email: evan.borenstein@katten.com

(c)    if to Representative:
Albert Altro
25 Orion Way
Coto de Caza, CA 92679
Email: albertaltro@traversellc.com
with a copy (which will not constitute notice) to:
Katten Muchin Rosenman LLP
575 Madison Avenue

New York, NY 10022
Attention: Evan Borenstein
Email: evan.borenstein@katten.com

9.4    Severability. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance is held by final judgment of a court of competent jurisdiction or arbiter to be invalid, illegal or unenforceable in any situation in any jurisdiction, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the parties agree to, as applicable, (a) reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or (b) replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid, illegal or unenforceable term or provision.
9.5    Entire Agreement. This agreement, the Confidentiality Agreement, the Related Agreements and the documents, instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including all exhibits and schedules hereto and thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including e-mail) and undertakings, both written and oral, between the Company, on the one hand, and Buyer, on the other hand, with respect to the subject matter hereof, except for the Confidentiality Agreement, which will continue in full force and effect, and will survive any termination of this Agreement, in accordance with its terms.
9.6    Assignment. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any party to this Agreement by operation of Law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void, except that (a) Buyer may assign and delegate any or all of its rights, interests and obligations under this Agreement (1) before or after the Closing, to any of its Affiliates and (2) after the Closing, to any Person, as long as any such Affiliate or Person agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement, but no such assignment or delegation will relieve Buyer of its obligations under this Agreement if such assignee does not perform such obligations and (b) the obligations of the Representative may be delegated pursuant to Section 5.15.

9.7    No Third-Party Beneficiaries. Except as provided in Section 5.13, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
9.8    Release.
    (a)    Each Seller, on behalf of itself and its Affiliates, hereby generally, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever releases and discharges each of the Releasees from, and hereby generally, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely waives and relinquishes, each of the Released Claims. Each Seller acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” Each Seller acknowledges that such provisions are designed to protect a party from waiving claims that it does not know exist or may exist. Nonetheless, each Seller for itself and for its Affiliates, hereby waives, effective as of the Closing, any such provision (subject to the limitations herein). Each Seller agrees that it shall not, directly or indirectly cause any of its, his or her Affiliates to, (a) institute any Action to the extent based upon, arising out of, or relating to any of the Released Claims, or (b) participate, assist or cooperate in any such Proceeding except as otherwise required by applicable Law.
(b)    Buyer, on behalf of itself and its Affiliates, hereby generally, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever releases and discharges each of the Seller Releasees from, and hereby generally, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely waives and relinquishes, each of the Buyer Released Claims. Buyer acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” Buyer acknowledges that such provisions are designed to protect a party from waiving claims that it does not know exist or may exist. Nonetheless, Buyer for itself and for its Affiliates, hereby waives, effective as of the Closing, any such provision (subject to the limitations herein). Buyer agrees that it shall not, directly or indirectly cause any of its Affiliates to, (a) institute any Action to the extent based upon, arising out of, or relating to any of the Buyer Released Claims, or (b) participate, assist or cooperate in any such Proceeding except as otherwise required by applicable Law.
9.9    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.10    Dispute Resolution, Venue, and Governing Law. This agreement will be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
9.11    Counterparts. This agreement may be executed in one or more counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement may be made by electronic or digital delivery such as in Adobe Portable Document Format or using generally recognized e-signature technology (e.g., DocuSign or EchoSign).
9.12    Specific Performance. Irreparable damage will occur if any provision of this Agreement is not performed in accordance with the terms hereof. As a result, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
9.13    Waiver of Conflicts Regarding Representation; Non-assertion of Attorney-Client Privilege.
(a)    Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed after the Closing to include the Company) hereby (i) acknowledges that the Sellers and the Company and their Affiliates retained Katten Muchin Rosenman LLP (“Prior Company Counsel”) to act as their counsel in connection with the Transactions; (ii) agrees that, in the event that any matter or dispute arises between Buyer or any of its Affiliates (including, after the Closing, the Company) and the Sellers or any of their respective Affiliates, Prior Company Counsel shall be allowed to represent the Sellers or such Affiliates in such matters or disputes, notwithstanding any current or prior representation of the Company and the Sellers by Prior Company Counsel; (iii) waives any claim that Buyer, the Company, or any of their Affiliates has or may have that Prior Company Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation; and (iv) agrees that, if a dispute arises after the Closing between Buyer, the Company or any of their respective Affiliates, on the one hand, and any Seller on the other hand, then Prior Company Counsel may represent such Seller in such dispute, even though the interests of such Seller may be directly adverse to Buyer or the Company and even though Prior Company Counsel may have represented the Company in matters substantially related to such dispute or may be handling ongoing matters for the Company.

(b)    All communications between any Seller or the Company, on the one hand, and Prior Company Counsel, on the other hand, occurring prior to the Closing and relating solely to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions that are subject to the attorney-client privilege (“Privileged Communications”) shall be deemed to be attorney-client privileged. After the Closing, each Seller shall retain, own, and control (in his sole and absolute discretion) all Privileged Communications, and the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belongs to such Seller and may be controlled by such Seller and shall not pass to or be claimed or disputed by Buyer or the Company or any of their Affiliates; provided, however, that nothing herein is intended or shall be construed to constitute an agreement by the Sellers or the Company to waive any privilege of the Company with respect to any information or communication that does not relate to any dispute under or relating to the Transactions (it being understood that any privilege of the Company that attaches with respect to such other matters will be controlled solely by the Company after the Closing).
(c)    If a dispute arises after the Closing between or the Company on the one hand, and any third party other than a Seller on the other hand, then the Company may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications involving Prior Company Counsel; provided, however, that to the extent such privilege relates in any way to the Transactions, the Company may not waive such privilege without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, delayed or conditioned.
(d)    Buyer and the Company shall not have access to any Privileged Communications of Prior Company Counsel relating to its engagement in connection with the Transactions from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Sellers (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company shall be a holder thereof; (ii) to the extent that any Privileged Communications of Prior Company Counsel in respect of such engagement constitute property of the client, only the Sellers (and not Buyer or the Company) shall hold such property rights; and (iii) Prior Company Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications to Buyer or the Company by reason of any attorney-client relationship between Prior Company Counsel and the Company or otherwise.
(e)    Buyer acknowledges on behalf of itself and its Affiliates (which, for this purpose, shall be deemed after the Closing to include the Company) that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions, and other provisions of this Section 9.13, including the opportunity to consult with independent counsel of its choice. The covenants, consent and waiver contained in this Section 9.13 shall not be deemed exclusive of any other rights to which Prior Company Counsel is entitled whether pursuant to Law, Contract or otherwise.
[Signature page follows]

IN WITNESS WHEREOF, Buyer, the Sellers, the Company, and the Representative have caused this Agreement to be executed by their respective officers thereunto duly authorized, in each case as of the date first written above.

PLAYBOY ENTERPRISES INC.

By: /s/ David G. Israel
    Name: David G. Israel
    Title: COO/CFO

TLA ACQUISITION CORP.

By: /s/ Barbara Cook
    Name: Barbara Cook
    Title: CEO

THE K2 PRINCIPAL FUND L.P.

By: /s/ Dean Perrin
    Name: Dean Perrin
    Title:

ALPINE HERITAGE OFFSHORE FUND LTD.

By: /s/ Todd Mason
    Name: Todd Mason
    Title: Vice President

ALPINE HERITAGE II, L.P.

By: /s/ Todd Mason
    Name: Todd Mason
    Title: Chief Operating Officer of Alpine Associates Management, Inc., General Partner

ALPINE HERITAGE L.P.

By: /s/ Todd Mason
    Name: Todd Mason
    Title: Chief Operating Officer of Alpine Associates Management, Inc., General Partner

ALPINE ASSOCIATES, A LIMITED PARTNERSHIP

By: /s/ Todd Mason
    Name: Todd Mason
    Title: Chief Operating Officer of Alpine Associates Management, Inc., General Partner

CHATHAM CAPITAL MANAGEMENT FUND IV, LLC

By: /s/ Jeff Hager
    Name: Jeff Hager
    Title: Partner

TOR CAPITAL LLC

By: /s/ John Rijo
    Name: John Rijo
    Title:

TWIN HAVEN SPECIAL OPPORTUNITIES FUND IV, L.P.

By: /s/ Paul Mellinger
    Name: Paul Mellinger
    Title:

Albert Altro, as Representative

/s/ Albert Altro

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